                                                Filed pursuant to Rule 424(b)(3)
                                                under the Securities Act of 1933
                                                (Registration No. 333-64513)

PROSPECTUS
JANUARY 14, 1999

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.
OFFER TO EXCHANGE ITS SERIES B 11% SENIOR NOTES DUE 2005 FOR ANY AND ALL OF ITS
                                OUTSTANDING 11%
                             SENIOR NOTES DUE 2005.
                            ------------------------
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 12,
                             1999, UNLESS EXTENDED.

     Aircraft Service International Group, Inc. (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 11% Senior Notes due 2005 (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 11% Senior Notes due 2005 (the "Old Notes"), of which $80,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and term of the Old Notes except that
(i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Exchange Offer Registration Rights Agreement (as defined). The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes". The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of August 18, 1998 (the "Indenture") by and among the Company and State Street Bank and Trust Company, as trustee, governing the Notes. See "The Exchange Offer" and "Description of the Notes."

     The proceeds of the Initial Offering (as defined) were used to repay certain indebtedness of the Company incurred in connection with the Acquisition. See "The Acquisition" and "Use of Proceeds."

     The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on February 12, 1999, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

     Interest on the Notes will accrue from their date of original issuance and will be payable semiannually in arrears on February 15 and August 15 of each year, commencing February 15, 1999, at the rate of 11% per annum. The Notes will mature on August 15, 2005. The Notes are redeemable, in whole or in part, at the option of the Company on or after August 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, the Company, at its option, may redeem in the aggregate up to 33 1/3% of the original principal amount of the Notes at any time on or prior to August 15, 2001 at a redemption price equal to 111% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date, with the Net Proceeds of one or more Public Offerings; provided that at least $53.3 million aggregate principal amount of the Notes remains outstanding after any such redemption and that any such redemption occurs within 90 days following the closing of such Public Offering. See "Description of the Notes--Optional Redemption."
                                        (Cover page continued on following page)
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER AND INVESTORS IN THE NOTES.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(Cover page continued)

     The Notes will be general senior unsecured obligations of the Company, jointly and severally and fully and unconditionally guaranteed, on a senior unsecured basis (the "Guarantee"), by the Company's Domestic Restricted Subsidiaries (the "Guarantors"). The Notes will rank pari passu with all existing and future senior indebtedness of the Company and senior to all existing and future subordinated indebtedness of the Company. The Notes will be
(i) effectively subordinated to the senior Credit Facility and any other secured obligations of the Company and the Guarantors to the extent of the value of the assets securing such obligations and (ii) structurally subordinated to all obligations of the Company's non-Domestic Restricted Subsidiaries and Unrestricted Subsidiaries.

     As of September 30, 1998, on a pro forma basis after giving effect to the Offering, the Company and the Guarantors would have had no indebtedness to which holders of the Notes would have been effectively subordinated and the Company's non-Domestic Restricted Subsidiaries and Unrestricted Subsidiaries would have had no indebtedness to which holders of the Notes would have been structurally subordinated. In addition, the Company would have had $8.7 million of additional borrowing availability under the Senior Credit Facility. See "Capitalization," "Description of Senior Credit Facility" and "Description of the Notes."

     The Old Notes were sold by the Company on August 18, 1998 to CIBC Oppenheimer Corp. (the "Initial Purchaser") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchaser subsequently placed the Old Notes with (i) qualified institutional buyers in reliance upon Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Exchange Offer Registration Rights Agreement entered into by the Company and the Initial Purchasers in connection with the Initial Offering (the "Exchange Offer Registration Rights Agreement"). See "The Exchange Offer."

     Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Exchange Offer Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company receives notice from such Participating Broker-Dealer of its status as a Participating Broker-Dealer within 30 days after the consummation of the Exchange Offer). See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     There has not previously been any public market for the Old Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for

(Cover page continued)
quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

     Market data used throughout this Prospectus was obtained from internal Company surveys and estimates and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified any such market data. Similarly, internal Company surveys and estimates, while believed by the Company to be reliable, have not been verified by any independent sources.

     The Exchange Notes will be available initially only in book-entry form. Except as described under "Book-Entry; Delivery and Form," the Company expects that the Exchange Notes issued pursuant to the Exchange Offer will be represented by a Global Note (as defined), which will be deposited with, or on behalf of, the Depository Trust Company ("DTC") and registered in its name or in the name of Euroclear System and Cedel, Societe Anonyme, its nominees. Beneficial interests in the Global Notes representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Notes, notes in certificated form will be issued in exchange for the Global Notes only under limited circumstances as set forth in the indenture. See "Description of the Notes--Book-Entry; Delivery and Form."

     Until April 13, 1999 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a Prospectus. This in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Offer contemplated hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon the effectiveness of the Exchange Offer Registration Statement the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act, and in accordance therewith will be required to file periodic reports and other information with the Commission. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

     The Exchange Offer Registration Statement may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Exchange Offer Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants, like the Company, that file electronically with the Commission.

     The Company, a corporation organized under the laws of the state of Delaware, has its principal executive office located at 1815 Griffin Road, Suite 300, Fort Lauderdale International Airport, Fort Lauderdale, Florida 33004-2252; its telephone number is (954) 926-2000.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto which appear elsewhere in this Prospectus. Unless the context otherwise indicates, the term the "Company" refers to (i) Aircraft Service International Group, Inc., its wholly-owned subsidiaries and Omni Aircraft Service GmbH ("Omni Aircraft"), a joint venture between the Company and a subsidiary of Preussag AG, when used in reference to periods subsequent to April 1, 1998 and (ii) the Company's subsidiaries which prior to their acquisition by the Company were operated under the divisional name of Aircraft Services International Group (the "ASIG business" or the "Predecessor") by Viad Corp ("Viad"), when used in reference to periods as of and prior to March 31, 1998. All references to fiscal years in this Prospectus refer to years ended December 31. Aircraft Service International Group, Inc. has adopted a fiscal year end of March 31.

                                  THE COMPANY

     The Company is one of the largest independent providers of aviation fueling and aircraft ground services in the United States. The Company has provided quality service to its customers for 51 years and has a well-established presence in 31 airports in the United States, Europe and the Bahamas with an average tenure in excess of 20 years at its current locations. In 1997, the Company provided service to over 1.8 million commercial flights for over 200 customers, including most of the major domestic and international airlines such as American Airlines, Inc. ("American"), British Airways plc ("BA"), Continental Airlines, Inc. ("Continental"), Delta Air Lines, Inc. ("Delta"), Northwest Airlines Corporation ("Northwest"), United Airlines, Inc. ("United") and US Airways, Inc. ("US Airways"), as well as regional air carriers, airport authorities and oil companies such as Esso U.K. ("Esso"). The Company also operates fuel storage and delivery systems for airline consortia and airport authorities, including Los Angeles International Airport's LAXFUEL, which the Company believes is the largest airport fuel consortium in the world. The Company intends to solidify its position as a leading independent provider of aviation fueling and aircraft ground services in the United States and Europe by leveraging its well-established operating history and relationships with major customers to generate new business, continuing to take advantage of outsourcing opportunities, pursuing selected acquisitions in its fragmented industry and capitalizing on international growth opportunities. For the year ended December 31, 1997 and the six months ended September 30, 1998, the Company generated revenues of $119.3 million and $61.2 million, respectively, and net income
(loss) of $6.0 million and $(3.5) million, respectively. For the year ended March 31, 1998 and the six months ended September 30, 1998, the Company had a pro forma net loss of $0.8 million and $1.2 million, respectively.

     The Company's business includes aviation fueling services (57% of 1997 revenues), aircraft ground services (39%) and other aviation services (4%). Aviation fueling services are comprised primarily of into-plane fueling, maintenance and operation of fuel storage and delivery systems and the retail sale of fuel products. Generally, the Company has custody over, but not ownership of, the fuel it manages and delivers. Aircraft ground services consist primarily of ground handling, aircraft interior grooming, cargo handling, passenger and traffic services and fixed base operations ("FBOs"). FBOs generally include the provision of terminal services, pilot facilities, maintenance, weather service, flight planning and hangar space to private, executive and corporate aircraft. Within each business line, the services provided by the Company are complementary and, by expanding the number of flights served at each location, the Company has the opportunity to leverage its existing infrastructure to realize higher margins on incremental revenues. The Company provides its services to customers pursuant to contractual agreements and currently has approximately 740 contracts, which have been in place, including extensions, for an average of 5.0 years each. The Company believes it has established a reputation for providing quality service and that its incumbency position at its current locations provides a significant competitive advantage, as evidenced by an average contract renewal rate over the past three years of approximately 96%. In addition, the Company has been successful in winning new business, having won approximately 38%, 45%, 52% and 72% of the new contracts on which it placed competitive bids in 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively.

     The Company believes it has a significant market share of into-plane fueling services (based on gallons pumped) at many of its locations, handling an estimated 50% or more of the outsourced commercial fueling requirements at 24 of the 29 locations where it provides such services. In addition, the Company's strategic position at certain of its locations is enhanced because the Company owns or operates the only fuel storage and delivery system at the airport. The Company believes that because it has generally made significant capital investments and has management infrastructure in place, it has a competitive advantage in winning new business relative to a competitor with a small or no presence at such locations.

                               INDUSTRY OVERVIEW

     Independent aviation services include the aviation fueling and aircraft ground services provided by the Company as well as other aviation services, including food service, aircraft maintenance and avionics supplies. The demand for independent aviation services depends on both the amount of airline traffic and the extent to which airlines outsource the provision of these services. Based on airport traffic figures, its own market experience and estimates of revenue received for services rendered per plane, the Company believes that approximately 90% of the total commercial aviation fueling market and approximately 30% of the total commercial ground services market are outsourced by airlines to independent providers such as the Company and that, as a result, the aggregate independent markets for fueling services and ground services at the top 100 North American airports are approximately $300 million and $1.9 billion, respectively.

     According to the Air Transport Association of America, an independent airline industry association, domestic commercial airline traffic increased at a 2.8% compound annual growth rate from 771.6 billion available seat miles ("ASM") in 1993 to 860.6 billion ASM in 1997. Similarly, according to the Boeing 1998 Current Market Outlook, global commercial airline traffic increased at a 8.8% compound annual growth rate from approximately 3.0 trillion available seat kilometers ("ASK") in 1993 to approximately 4.2 trillion ASK in 1997. The Boeing 1998 Current Market Outlook projects that global commercial airline traffic will continue to grow at a 5.0% annual rate over the next ten years, with North American traffic growing at a 3.5% annual rate. The Boeing 1998 Current Market Outlook also projects that additional flights and new routes are expected to account for 82% of this growth, increased average flight lengths for 16% of this growth and larger airplanes for only 2% of this growth.

     Airline deregulation, which occurred in the United States during the late 1970s and early 1980s, not only generated new entrants in the airline market, but also stimulated demand for aviation services. The increased competition resulting from deregulation led airlines to outsource many non-core services that could be provided on a more cost-effective basis by an independent service provider. Airline deregulation also changed the pattern of air traffic, resulting in the creation of airport hubs. The creation of airport hubs further contributed to the increase in outsourcing, as service providers could realize greater economies of scale and provide more cost-effective service to large numbers of flights arriving at and departing from an airline's major hub. The trend towards outsourcing continued in the late 1980s and early 1990s, when as a result of large financial losses and a series of restructurings, airlines undertook cost-cutting efforts, which included the continued outsourcing of non-core aspects of the business. These cost-cutting efforts and outsourcing measures, along with a growing economy, allowed the airline industry to return to profitability in the mid-1990s.

     The independent aviation services industry is highly fragmented in both the United States and Europe and is characterized by many operators that provide services at a single or small number of locations. Small operators are likely to face significant competitive pressures as large airlines increasingly deal with fewer and larger suppliers providing a broader range of services at multiple locations. This trend should encourage the consolidation of the industry and enable suppliers to capitalize on economies of scale. For these reasons, the Company believes that industry consolidation will provide opportunities for growth in addition to the growth resulting from increases in airline traffic and outsourcing.

                               BUSINESS STRATEGY

     The Company's objective is to solidify its position as a leading independent provider of aviation fueling and aircraft ground services in the United States and Europe. The Company intends to pursue its objective through the following business strategies:

     LEVERAGE WELL-ESTABLISHED OPERATING HISTORY AND MARKET POSITIONS. In its 51-year operating history, the Company has built a reputation for providing quality service and has established a long-term presence in its current airport locations, with an average tenure in its current 31 locations in excess of 20 years. The Company believes that it can continue to leverage its operating history and established presence at its current locations to acquire additional business thereby enhancing economies of scale and cost savings in such operations. The Company's incumbency position at its current locations often provides a significant competitive advantage in winning new business when new contracts can be priced without incorporating additional fixed costs. The Company also seeks to increase the number of locations at which it maintains and operates fuel storage and delivery systems, not only for the steady returns on such contracts, but also because providing these services creates an opportunity for the Company to increase its into-plane fueling at that location by building relationships with the airlines' local managers, who often have influence in determining their airlines' provider of into-plane fueling services.

     LEVERAGE LONG-TERM RELATIONSHIPS WITH MAJOR CUSTOMERS. The Company maintains relationships with most of the major domestic and international airlines, including American, BA, Continental, Delta, Northwest, United and US Airways. The Company believes that these long-term customer relationships, some of which have existed since the Company's inception, continue to provide the Company with opportunities to obtain additional business from these major airline customers both at the locations where the Company currently provides services to such customers, as well as at other locations. In addition, the Company expects to benefit from the trend among large airlines to deal with fewer and larger suppliers that can provide a broader range of services at multiple locations.

     MAINTAIN AND ENHANCE REPUTATION FOR CUSTOMER SERVICE AND QUALITY. The Company believes that it has one of the best service reputations in the industry, and as a result, has built a loyal customer base, which is evidenced by its average contract renewal rate of approximately 96% over the past three years. The Company provides a high level of customer service not only by providing a highly trained, efficient and professional work force, but also by maintaining regular communication with its customers. Maintaining communication enables the Company to respond to customer concerns, fosters a strong partnership with the airlines and provides the Company with information regarding potential business opportunities. As one of the leading independent providers of aviation fueling and aircraft ground services in the United States, the Company is invited to participate in many competitive bidding opportunities for new business and has generally been successful, having won approximately 38%, 45%, 52% and 72% of the new contracts on which it placed competitive bids in 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively. The Company believes that by providing high levels of customer service with an emphasis on quality, it can continue to retain a large percentage of its contracts and can be more successful in competitive bids made for new contracts. In addition, the Company has recently begun to capitalize on what it perceives as a trend among airlines towards seeking higher quality outside suppliers, as opposed to simply the lowest priced supplier, by offering enhanced levels of service in exchange for a premium price. For example, the Company is reinforcing its reputation for quality through the implementation of ISO-9002 initiatives at a major airport and expects to implement ISO-9002 initiatives at other airports. The Company's ISO-9002 initiatives include enhanced employee training and qualifications, utilizing equipment meeting certain safety, cleanliness and speed criteria and maintaining complete documentation of all systems and procedures.

     PURSUE SELECTIVE CONSOLIDATING ACQUISITIONS. The Company believes that the independent aviation service industry is highly fragmented in both the United States and Europe, which affords significant opportunities for consolidation. The industry includes many small, local or regional independent aviation service providers that may lack the financial resources and infrastructure necessary to achieve the efficiencies and economies of scale to compete effectively for new customers and to make capital commitments to grow. The Company believes that, through its established operating history, it is well-positioned to capitalize on this consolidation opportunity and that by acquiring select competitors and complementary companies it can achieve further economies of scale and cost savings. In addition, acquisitions are expected to expand the geographic coverage and range of services provided by the Company, further solidifying the Company's position as a leading independent provider of aviation fueling and aircraft ground services.

     CAPITALIZE ON INTERNATIONAL GROWTH OPPORTUNITIES. The Company believes it is well-positioned to capitalize on the liberalization taking place in the international markets for aviation services, particularly in Europe. The Company believes it became the first independent aviation fueling service provider to operate at the London-Heathrow airport when it began providing into-plane fueling services to BA there in 1990. In addition, the Company believes that in 1997 it became the first independent aviation fueling services provider to operate at each of the Munich airport and the London-Gatwick airport when Omni Aircraft began providing into-plane fueling services and operating the fuel delivery system at Munich and the Company entered into an agreement with Esso pursuant to which it began providing into-plane fueling for BA and other airlines at London-Gatwick. Alliances with large oil companies such as Esso offer the potential to accelerate the Company's penetration of the European market by leveraging the oil companies' existing airport services infrastructure, contracts and contacts. The Company believes that its quality reputation and current European operations, particularly its relationship with BA, has positioned the Company to be a preferred supplier among many potential European customers. The Company also believes it is well-positioned in the gateway cities of Miami, Los Angeles, San Francisco, Atlanta and Seattle to take advantage of growth and market developments in Latin America, Europe and the Asia-Pacific regions.

     INCREASE OPERATING EFFICIENCY. Management has identified several areas where it believes the Company can achieve immediate cost savings, including the implementation of a new pension plan and insurance policy and the reduction of overhead. In addition, the Company believes that it can improve its operating efficiency through the economies of scale created by leveraging its existing infrastructure to realize higher margins on incremental revenue. The Company is also undertaking programs to reduce costs through the redesign of systems, procedures and measurements to improve worker efficiency, safety and satisfaction. In addition, the Company has developed a comprehensive plan to upgrade the quality and efficiency of its equipment, which is expected to reduce operating costs.

                                THE ACQUISITION

     The Initial Offering was made in conjunction with the Company's $95 million acquisition of the ASIG business from Viad that was consummated as of April 1, 1998 (the "Acquisition").

     An investor group (the "Investor Group") organized by Tioga Capital Corporation ("Tioga") and including John Hancock Mutual Life Insurance Company ("Hancock") and an affiliate of Canadian Imperial Bank of Commerce ("CIBC," an affiliate of the Initial Purchaser), capitalized Ranger Aerospace Corporation ("Ranger") with an aggregate investment of $24.1 million. Ranger subsequently contributed this $24.1 million as equity to the Company (the "Equity Investment") in return for all of its outstanding common stock. In connection with the Acquisition, the Company and Viad agreed that they will jointly elect under the Internal Revenue Code (the "338(h)(10) election") to treat the Acquisition as a purchase of assets for federal income tax purposes, which will result in the Company's tax basis in its assets being increased to their fair market value at the time of the Acquisition. The net proceeds from the Equity Investment and the Company's issuance of $75 million of senior increasing rate notes (the "Senior Increasing Rate Notes") under a note purchase agreement among the Company, Ranger and the Initial Purchaser (the "Note Purchase Agreement") were used to consummate the Acquisition. Concurrent with the Acquisition, the Company entered into a senior credit facility consisting of a $10 million working capital facility (the "Senior Credit Facility"), which was provided by Key Corporate Capital Inc., an affiliate of Key Bank, as lender and agent. The net proceeds of the Initial Offering were used to repay the Senior Increasing Rate Notes.

     Ranger owns all of the Company's outstanding common stock. The assets of the Company consist principally of the stock of its subsidiaries, through which it conducts substantially all of its operations. The Company's ability to make payments of principal and interest on the Notes is dependent upon dividends or other distributions of funds from its subsidiaries. The following chart shows the structure of the Company following the Acquisition:

                                      LOGO

     The Company is not required to obtain any additional approvals or meet any regulatory requirements, other than those under the federal securities laws, in order to effect the Exchange Offer contemplated hereby.

                              RECENT DEVELOPMENTS

     The Company was recently informed by BA that BA is not renewing its contract with the Company for the provision of aircraft grooming services at London-Heathrow airport following the expiration of such contract in January 1999. This contract generated approximately 8.8% of the Company's revenues in 1997 and the anticipated reduction in revenues and EBITDA as a result of the loss of this contract for the fiscal year ending March 31, 1999 is $2.1 million and $0.2 million, respectively.

     Effective December 31, 1998, Mr. F. Andrew Mitchell, the Company's Chief Financial Officer, left the Company. Michael A. Krane, Vice President-Finance, remains the senior accounting officer of the Company and is serving as the interim Chief Financial Officer until Mr. Mitchell is replaced.

                              THE INITIAL OFFERING

Old Notes..................  The Old Notes were sold by the Company on August
                             18, 1998 to CIBC Oppenheimer Corp. (the "Initial Purchaser") pursuant to a Purchase Agreement dated August 13, 1998 (the "Purchase Agreement"). The Initial Purchaser subsequently resold the Old Notes to (i) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (ii) qualified buyers outside the United States in reliance upon Regulation S under the Securities Act.

Exchange Offer Registration
  Rights Agreement.........  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchaser entered into an exchange offer registration rights agreement dated as of August 18, 1998 (the "Exchange Offer Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered.........  $80,000,000 aggregate principal amount of Series B
                             11% Senior Notes due 2005.

The Exchange Offer.........  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $80,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company receives notice from such Participating Broker-Dealer of its status as a Participating Broker-Dealer within 30 days after the consummation of the Exchange Offer). See "Plan of Distribution."

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date............  5:00 p.m., New York City time, on February 12, 1999 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to holders of the Old Notes. As a result of the requirements set forth in the Exchange Offer Registration Statement, the Company believes that it is unlikely that it would extend the Exchange Offer beyond 45 days after such notice is mailed to the holders of the Old Notes.

Accrued Interest on the
  Exchange Notes and the
  Old Notes................  Each Exchange Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on February 15, 1999.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Old Notes.......  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to
  Exchange.................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

Shelf Registration
Statement..................  If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                             Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
  Delivery of Exchange
  Notes....................  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Use of Proceeds............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent.............  State Street Bank and Trust Company is serving as
                             Exchange Agent in connection with the exchange offer of Exchange Notes for Old Notes. State Street Bank and Trust Company is referred to herein as the "Exchange Agent."

                               THE EXCHANGE NOTES

Maturity Date..............  August 15, 2005

General....................  The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Exchange Offer Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

Interest Payment Dates.....  Interest will accrue on the Exchange Notes from the date of issuance and is payable in cash
                             semiannually on each February 15 and August 15, commencing February 15, 1999.

Ranking; Guarantees........  The Exchange Notes will be, as the Old Notes (which they replace) are, general senior unsecured obligations of the Company, jointly and severally and fully and unconditionally guaranteed, on a senior unsecured basis (the "Guarantee"), by the Company's Domestic Restricted Subsidiaries (the "Guarantors"). The Exchange Notes will rank pari passu with all existing and future senior indebtedness of the Company and senior to all existing and future subordinated indebtedness of the Company. The Exchange Notes will be, as the Old Notes (which they replace) are, (i) effectively subordinated to the Senior Credit Facility and any other secured obligations of the Company and the Guarantors to the extent of the value of the assets securing such obligations and (ii) structurally subordinated to all obligations of the Company's non-Domestic Restricted Subsidiaries and Unrestricted Subsidiaries. As of September 30, 1998, the Company and the Guarantors would have had no indebtedness to which holders of the Exchange Notes would have been effectively subordinated and the Company's non-Domestic Restricted Subsidiaries and Unrestricted Subsidiaries would have had no indebtedness to which holders of the Exchange Notes would have been structurally subordinated. In addition, the Company would have had $8.7 million of additional borrowing availability under the Senior Credit Facility. See "Capitalization," "Description of Senior Credit Facility" and "Description of the Notes." Separate financial statements for the Guarantors have not been presented herein because management believes the condensed consolidating financial statements presented in the footnotes to the financial statements are more meaningful in understanding the financial position and results of operations of the Guarantors.

Optional Redemption........  The Exchange Notes will be, as the Old Notes (which they replace) are, redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest thereon to the redemption date. In addition, the Company, at its option, may redeem in the aggregate up to 33 1/3% of the original principal amount of the Notes at any time on or prior to August 15, 2001 at a redemption price equal to 111.000% of the principal amount thereof, together with accrued and unpaid interest thereon to the redemption date, with the Net Proceeds of one or more Public Offerings; provided that at least $53.3 million aggregate principal amount of the Notes remains outstanding after any such redemption and that any such redemption occurs within 90 days following the closing of such Public Offering. See "Description of the Notes--Optional Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, each holder of the Notes will be entitled to require the Company to purchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to the purchase date. See "Description of the Notes--Change of Control Offer." There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control.

Asset Sale Proceeds........  The Company will be obligated in certain instances to make an offer to repurchase the Notes at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to the repurchase date, with the net cash proceeds of certain asset sales. See "Description of the Notes--Certain Covenants--Limitation on Certain Asset Sales."

Certain Covenants..........  The indenture pursuant to which the Exchange Notes will be issued (the "Indenture") contains covenants for the benefit of the holders of the Notes that, among other things, restrict the ability of the Company and any of its Restricted Group Members (as defined herein) to: (i) incur additional Indebtedness (as defined herein); (ii) issue common and preferred stock of subsidiaries; (iii) pay dividends and make other Restricted Payments (as defined herein); (iv) transfer and sell assets; (v) enter into transactions with affiliates; (vi) create liens; (vii) make certain investments;
                             (viii) enter into sale and leaseback transactions;
                             (ix) enter into agreements restricting the ability of Restricted Group Members to declare dividends and make distributions; and (x) merge or consolidate the Company or any Guarantors. These covenants are subject to a number of important exceptions. See "Description of the Notes--Certain Covenants."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors relating to the Company, its business, and an investment in the Exchange Notes to be considered by holders of Old Notes prior to tendering any Old Notes in exchange for Exchange Notes and by new investors in the Notes.

      SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents summary historical financial data for each of the three years in the period ended December 31, 1997 which has been derived from the audited financial statements of the Company and the notes thereto which appear elsewhere in this Prospectus. The summary historical financial data for the three months ended March 31, 1997 and March 31, 1998, and the six months ended September 30, 1997 and September 30, 1998 have been derived from unaudited financial statements of the Company, which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the six months ended September 30, 1998 are not necessarily indicative of results that may be expected for the entire year.

     The following unaudited summary pro forma statement of income data for the six month period ended September 30, 1998 gives effect to, among other things, the Initial Offering as if it had occurred at the beginning of the period presented. Certain management assumptions and adjustments relating to the Acquisition and the Initial Offering are described in the Notes to Unaudited Pro Forma Financial Data and should be read in conjunction therewith. The unaudited summary pro forma financial data do not purport to be indicative of the actual results of operation of the Company that would have actually been attained had the Acquisition and the Initial Offering in fact occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. See "Unaudited Pro Forma Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company and notes thereto which appear elsewhere in this Prospectus.

                                                                          PREDECESSOR                                   SUCCESSOR
                                             ----------------------------------------------------------------------   -------------
                                                YEARS ENDED DECEMBER 31,       THREE MONTHS ENDED,          SIX MONTHS ENDED,
                                             ------------------------------   ---------------------   -----------------------------
                                                                              MARCH 31,   MARCH 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1995       1996       1997       1997        1998          1997            1998
                                             --------   --------   --------   ---------   ---------   -------------   -------------
STATEMENT OF INCOME DATA:
Revenues...................................  $111,658   $121,574   $119,325    $29,816     $31,035       $58,954        $ 61,243
Costs and expenses:
 Operating expenses........................    93,540    102,935     98,190     23,973      26,320        47,651          49,471
 Selling, general and administrative.......     6,467      7,259      6,507      2,064       1,754         3,610           4,035
 Depreciation and amortization.............     4,340      4,420      4,604      1,172       1,154         2,295           4,259
                                             --------   --------   --------    -------     -------       -------        --------
   Total costs and expenses................   104,347    114,614    109,301     27,209      29,228        53,556          57,765
                                             --------   --------   --------    -------     -------       -------        --------
Operating income...........................     7,311      6,960     10,024      2,607       1,807         5,398           3,478
Other income (expense), net................        47        (45)       (71)        35         (57)           82            (128)
Interest income............................       842        343        350         37          77           188             140
Interest and other financial expense.......      (620)      (606)      (669)      (165)       (170)         (330)         (6,496)
                                             --------   --------   --------    -------     -------       -------        --------
Income (loss) before income taxes..........     7,580      6,652      9,634      2,514       1,657         5,338          (3,006)
Income taxes...............................     2,563      2,433      3,602        934         615         2,014             323
                                             --------   --------   --------    -------     -------       -------        --------
Net income (loss) before extraordinary
 item......................................     5,017      4,219      6,032      1,580       1,042         3,324          (3,329)
Extraordinary loss on early extinguishment
 of debt...................................        --         --         --         --          --            --            (213)
                                             --------   --------   --------    -------     -------       -------        --------
Net income (loss)..........................  $  5,017   $  4,219   $  6,032    $ 1,580     $ 1,042       $ 3,324        $ (3,542)
                                             ========   ========   ========    =======     =======       =======        ========
Net income (loss) per share -- basic and
 diluted:..................................
Before extraordinary item..................                                                                             $(33,290)
                                                                                                                        ========
Extraordinary loss.........................                                                                             $ (2,130)
                                                                                                                        ========
Net income (loss)..........................                                                                             $(35,420)
                                                                                                                        ========
Weighted average common shares outstanding
 -- basic and diluted......................                                                                                  100
                                                                                                                        ========
STATEMENT OF CASH FLOW DATA:
Net cash provided by operating
 activities................................  $  5,060   $  7,161   $ 17,139    $ 5,927     $ 5,321       $ 8,516        $  3,018
Net cash (used in) investing activities....    (4,402)    (9,061)    (4,300)      (963)     (2,702)       (2,295)        (94,805)
Net cash provided by (used in) financing
 activities................................      (806)     2,091    (13,030)    (4,380)     (2,619)       (8,011)         96,538
OTHER DATA:
EBITDA(a)..................................  $ 11,651   $ 11,380   $ 14,628    $ 3,779     $ 2,961       $ 7,693        $  7,737
Capital expenditures.......................     4,402      9,061      3,947        963       2,702         1,904           6,337
Ratio of net debt to EBITDA(b).............
Ratio of EBITDA to cash interest
 expense(c)................................
BALANCE SHEET DATA (AT END OF PERIOD):
Cash.......................................                                                                             $  4,752
Total assets...............................                                                                              124,807
Total debt.................................                                                                               80,000
Total stockholder's equity.................                                                                               20,706

                                               SUCCESSOR
                                             -------------

                                               PRO FORMA
                                             SEPTEMBER 30,
                                                 1998
                                             -------------
STATEMENT OF INCOME DATA:
Revenues...................................    $ 61,243
Costs and expenses:
 Operating expenses........................      49,341
 Selling, general and administrative.......       3,839
 Depreciation and amortization.............       4,259
                                               --------
   Total costs and expenses................      57,439
                                               --------
Operating income...........................       3,804
Other income (expense), net................        (128)
Interest income............................         140
Interest and other financial expense.......      (4,726)
                                               --------
Income (loss) before income taxes..........        (910)
Income taxes...............................         323
                                               --------
Net income (loss) before extraordinary
 item......................................    $ (1,233)
Extraordinary loss on early extinguishment
 of debt...................................          --
                                               --------
Net income (loss)..........................    $ (1,233)
                                               ========
Net income (loss) per share -- basic and
 diluted:..................................
Before extraordinary item..................    $(12,330)
                                               ========
Extraordinary loss.........................          --
                                               ========
Net income (loss)..........................    $(12,330)
                                               ========
Weighted average common shares outstanding
 -- basic and diluted......................         100
                                               ========
STATEMENT OF CASH FLOW DATA:
Net cash provided by operating
 activities................................
Net cash (used in) investing activities....
Net cash provided by (used in) financing
 activities................................
OTHER DATA:
EBITDA(a)..................................    $  8,063
Capital expenditures.......................
Ratio of net debt to EBITDA(b).............
Ratio of EBITDA to cash interest
 expense(c)................................
BALANCE SHEET DATA (AT END OF PERIOD):
Cash.......................................
Total assets...............................
Total debt.................................
Total stockholder's equity.................

                                              (See footnotes on following page.)

  NOTES TO SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

(a) EBITDA is defined herein as net income (loss) before interest, income taxes, depreciation, amortization and other income (expense). Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. The Company's calculation of EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as a accurate comparative measure since all companies do not calculate this non-GAAP measure in the same manner. The Company's EBITDA calculation is not intended to represent cash used in operating activities, since it does not include interest and taxes and changes in operating assets and liabilities, nor is it intended to represent the net increase or decrease in cash, since it does not include cash provided by (used in) investing and financing activities.

(b) Net debt equals total debt less cash.

(c) Cash interest expense equals interest expense less amortization of deferred financing costs.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by and information currently available to the Company at the time such statements were made. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intends" and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Prior to tendering their Old Notes for Exchange Notes in the Exchange Offer, holders of Old Notes should carefully consider the following risk factors in addition to other information contained in this Prospectus. Such holders of Old Notes should also be aware that actual results could differ materially from those projected by such forward-looking statements as a result of the risk factors set forth below or other factors. The Company cautions the reader, however, that this list of factors may not be exhaustive and that these or other factors could have an adverse effect on the Company's ability to service its indebtedness, including principal and interest payments on the Exchange Notes.

POTENTIAL ADVERSE EFFECTS ON HOLDERS OF THE NOTES AND THE COMPANY'S BUSINESS AS A RESULT OF THE COMPANY'S SUBSTANTIAL LEVERAGE

     The Company incurred significant indebtedness in connection with the Acquisition. As of September 30, 1998, the Company had outstanding indebtedness of $80.0 million, which represents a ratio of indebtedness to total capitalization of 0.79. For the six months ended September 30, 1998, on a pro forma basis, the Company would have incurred a net loss of $1.2 million and the Company's earnings would have been inadequate to cover fixed charges by $2.5 million. The Company also has additional borrowing capacity under the Senior Credit Facility. The lender under the Senior Credit Facility has an exclusive security interest in the Company's accounts receivable and inventory.

     The Company's leveraged financial position poses substantial consequences to holders of the Notes, including the risks that: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on the Notes and the payment of principal and interest under the Senior Credit Facility and other indebtedness; (ii) the Company's leveraged position may impede its ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes; and (iii) the Company's highly leveraged financial position may make it more vulnerable to a downturn in the aviation services industry, which may limit its ability to withstand competitive pressures. The Company believes it will have sufficient capital to carry on its business and will be able to meet its scheduled debt service requirements and other obligations. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet all of the Company's scheduled debt service requirements and other obligations. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISK THAT THE COMPANY WILL BE UNABLE TO SATISFY ITS DEBT OBLIGATIONS (INCLUDING THE NOTES) OR COVER ITS FIXED CHARGES

     The Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control, including airline passenger traffic, airline fuel prices, availability and skills of the workforce, availability and cost of liability insurance and extreme weather conditions. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other obligations, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. In addition, the terms of existing or future indebtedness, including the Indenture and the Senior Credit Facility, may prohibit the Company from adopting any of these alternatives. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Senior Credit Facility" and "Description of the Notes."

OPERATING AND FINANCIAL RESTRICTIONS IMPOSED ON THE COMPANY BY THE SENIOR CREDIT FACILITY AND THE INDENTURE

     The agreements governing the outstanding indebtedness of the Company impose certain operating and financial restrictions on the Company. The Senior Credit Facility requires the Company to comply with financial covenants with respect to
(i) a minimum debt service ratio and (ii) a maximum leverage ratio. In addition, the Senior Credit Facility restricts, among other things, the Company's ability to: (i) declare dividends or redeem or repurchase capital stock; (ii) incur liens; (iii) make loans and investments; (iv) incur additional indebtedness; (v) engage in mergers, acquisitions and asset sales; and (vi) enter into transactions with its affiliates. A failure to comply with the restrictions contained in the Senior Credit Facility could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would also constitute an event of default under the Indenture relating to the Notes. The Company currently does not have any borrowings outstanding under the Senior Credit Facility and is currently in compliance with the covenants and financial tests in the Senior Credit Facility. See "Description of Senior Credit Facility."

     The Indenture contains a number of covenants which restrict, among other things, the Company's ability to: (i) incur additional Indebtedness; (ii) issue common and preferred stock of subsidiaries; (iii) pay dividends and make other Restricted Payments; (iv) transfer and sell assets; (v) enter into transactions with affiliates; (vi) create liens; (vii) make certain investments; (viii) enter into sale and leaseback transactions; (ix) enter into agreements restricting the ability of Restricted Group Members to declare dividends and make distributions; and (x) merge or consolidate the Company or any Guarantors. A failure to comply with the restrictions in the Indenture could result in an event of default under the Indenture. See "Description of the Notes." The Company is currently in compliance with the covenants contained in the Indenture.

THE COMPANY'S OPERATIONS MAY BE ADVERSELY EFFECTED BY GENERAL ECONOMIC
CONDITIONS

     The air transportation industry is highly sensitive to general economic conditions. The Company's operations may be adversely affected by a sustained economic recession either in the United States or globally. A substantial reduction in air traffic, or financial problems incurred by the Company's customers, could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, the Company's business with foreign customers, and domestic customers that conduct business internationally, could be adversely affected by political or military disputes involving the United States and/or certain foreign countries. There can be no assurance that these factors will not have a material adverse effect on the Company's business, operating results and financial condition.

AN INCREASE IN THE PRICE OR A DECREASE IN THE AVAILABILITY OF AVIATION FUEL MAY ADVERSELY EFFECT THE COMPANY'S CUSTOMERS

     A material rise in the price or a material decrease in the availability of aviation fuel would adversely impact the Company's customers. The Company's customers would likely pass such increased costs on to the ultimate consumers of air travel, who, as the cost of air travel increases, are likely to use less air travel, thereby decreasing demand for air travel and hence for the Company's services. An increase in the price or decrease in the availability of aviation fuel, and the resulting decrease in air travel, could have a material adverse effect on the Company's business, operating results and financial condition.

     In addition, to the extent that the Company's customers were not able to immediately adjust their business operations to reflect increased operating costs, they could take relatively longer to pay the Company's accounts receivable, thereby increasing the Company's working capital demands. In some cases, the impact of a fuel price increase could materially impair the financial stability of an airline customer such that it would be unable to pay amounts owed to the Company and could result in such airline customer becoming insolvent. In that event, the Company could incur significant losses related to the uncollectability of the receivable and could be materially impacted by the loss of the business associated with such insolvent airline.

THE COMPANY MAY BE UNABLE TO COLLECT ALL OF ITS ACCOUNTS RECEIVABLE

     The majority of the Company's accounts receivable are due from its airline customers. Historically, airlines have been highly sensitive to general economic conditions and a number of airlines have failed in the past. The Company's airline customers include large, well-established airlines as well as smaller, less well-established or less well-capitalized customers, including certain regional, commuter, start-up and foreign airlines, which may be less creditworthy than larger, well-established and well-capitalized airlines or more vulnerable to adverse changes in market conditions and to catastrophic accidents. The Company has incurred in the past, and is likely to continue to incur, losses as the result of the business failure of one or more customers. The Company's total losses (not all of which are due to the failure of a customer) due to uncollectible accounts have been less than one half of one percent of its revenues in each of the last three years. The failure of a relatively large customer or a number of smaller customers could have a material adverse effect on the Company's business, operating results and financial condition.

THE COMPANY IS SUBJECT TO CERTAIN RISKS IN CONNECTION WITH ITS BUSINESS WITH FOREIGN CUSTOMERS

     Approximately 27% of the Company's revenue for fiscal 1997 was generated from foreign-based customers headquartered in Europe, the Caribbean, Latin America and Asia. The Company frequently grants foreign customers extended credit terms, which may result in proportionately larger receivable balances. Although invoices are usually denominated in United States dollars, foreign customers may have difficulty in paying such invoices in the event of the devaluation of their national currency or as a result of risks related to exchange rates generally. In addition, if a foreign customer fails to abide by its contractual commitments, the Company's legal remedies may not be as effective as they would be in collecting from domestic customers.

THE COMPANY IS DEPENDENT ON MAINTAINING ITS RELATIONSHIPS WITH CERTAIN SIGNIFICANT CUSTOMERS

     The Company derived approximately 17.5% and 14.1% of its revenue from Delta and BA in fiscal 1997, respectively, and the Company's top ten customers accounted for approximately 57.4% of revenue in fiscal 1997. There can be no assurance that the Company will maintain or improve its relationships with its significant customers or that the Company will continue to service such customers at current levels. The loss of all of either Delta's or BA's business could have a material adverse effect on the Company's business, operating results and financial condition. In addition, Delta and BA provide a significant portion of their own ground services. If Delta and/or BA increase the level of ground services provided by their own employees, the market for the Company's services would be reduced, which could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company was recently informed by BA that BA is not renewing its contract with the Company for the provision of aircraft grooming services at London-Heathrow airport following the expiration of such contract in January 1999. This contract generated approximately 8.8% of the Company's revenues in 1997. There can be no assurance that the Company will be able to win new contracts to replace this lost business. See "Prospectus Summary--Recent Developments."

THE COMPANY MAY HAVE DIFFICULTY COMPETING SUCCESSFULLY IN THE HIGHLY COMPETITIVE MARKETS IN WHICH IT OPERATES

     Each of the markets in which the Company operates is highly competitive. The Company is in direct competition with major airlines, other aircraft support companies and oil companies in providing into-plane fuel services and with major airlines and other aircraft support companies in providing ground handling services. The Company competes with major airlines, specialized freight transporters and other cargo service firms in providing cargo services. In airports where the Company has FBOs, the Company competes against other FBOs and other entities providing similar services. Competition for customers between the Company and its competitors is principally on the basis of price and quality of service, and substantially all of the Company's services are subject to competitive bidding. Many of the Company's competitors have greater financial, technical and marketing resources than the Company, and there can be no assurance that the Company will be able to compete successfully with existing or new competitors. See "Business--Competition."

RISK THAT THE COMPANY MAY LOSE BUSINESS DUE TO IN-SOURCING

     The Company has lost customer business to in-sourcing and may continue to lose customer business to in-sourcing. In 1996, Delta through Delta Staffing Services ("DSS"), a wholly-owned subsidiary, began providing certain ground services which had previously been outsourced to third party providers such as the Company. As a result, the Company has lost contracts with Delta at approximately 12 of the 14 locations where the Company had provided Delta such services in 1996 and believes that it may lose the remainder of its ground services contracts with Delta. The Company's remaining ground services contracts with Delta accounted for approximately 1.2% of its revenue in 1997. If Delta increases the amount of such ground services to be provided by DSS or DSS begins providing other aviation services, it could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, there can be no assurance that customers will not take similar action in the future.

THE COMPANY'S CONTRACTS WITH ITS CUSTOMERS ARE SHORT-TERM AND TERMINABLE UPON LIMITED NOTICE

     Almost all of the Company's business depends on short-term contracts and other contracts terminable by either party upon limited notice. Many contracts with customers are based on invoice terms. While the Company believes such terms are typical in its industry, there can be no assurance that such contracts, agreements or arrangements will not be terminated. The termination of a large portion of its contracts could have a material adverse effect on the Company's business, operating results and financial condition.

THE COMPANY'S RIGHTS TO OPERATE AT AIRPORTS COULD BE TERMINATED BY THE LOCAL AIRPORT AUTHORITY

     In order to be able to provide its services at an airport, the Company generally must receive permits, licenses or consents to operate at the airport from the local airport authority. Because airport authorities are local in nature, and not governed by a uniform set of rules and regulations, the approval process can be subject to influences outside the Company's control, including the local political climate. In addition, many of such permits, licenses or consents to operate may be terminated by the local airport authority at will and without cause. The loss of one or more of the Company's permits, licenses or consents to operate could have a material adverse effect on the Company's business, operating results and financial condition.

THE COMPANY COULD BE ADVERSELY EFFECTED BECAUSE IT OPERATES IN A REGULATED INDUSTRY

     The Company is subject to regulations promulgated by states, counties, municipalities and airport authorities where it does business. The Company also is affected by the regulation of its customers, including federal regulation by the Federal Aviation Administration ("FAA") and the United States Department of Defense ("DOD"). These and other federal agencies and departments have considerable discretion in promulgating regulations and policies that can and do affect the Company's customers. The Company's customers have and may continue to come under the close scrutiny of such agencies and departments, and such regulation may have a material adverse effect on the Company's customers, which in turn could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, there can be no assurance that the FAA, DOD or other federal agency or department, or a state or local regulatory body, will not impose rules and regulations that directly regulate the Company. Such regulation could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS RELATED TO THE COMPANY'S HIGH DEGREE OF TURNOVER AMONG ITS EMPLOYEES AND ITS ABILITY TO MAINTAIN FAVORABLE RELATIONS WITH THE UNIONS REPRESENTING ITS EMPLOYEES

     The Company experiences a high degree of turnover among its employees, with an average annual turnover rate from 1993 to 1997 of approximately 93% and a turnover rate in 1997 of approximately 90%, which management believes is approximately equal to the average turnover rate in its industry. As a result, the Company expends a significant amount of time and resources on identifying and training its workforce. There can be no assurance that the Company will be able to hire or retain a sufficient number of qualified employees to meet its growth and cost control objectives. An inability to attract or retain qualified employees could have a material adverse effect on the Company's business, operating results and financial condition.

     In addition, approximately two-thirds of the Company's employees are represented by labor unions. There are currently approximately 30 collective bargaining contracts in place, almost all of which have terms of three years. Contract expirations are staggered with approximately one-third coming up for renewal each year. Although the Company believes that it has had good relations with the unions representing its employees, adverse changes in those relationships could result in a work stoppage or an increase in costs which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Employees."

THE COMPANY IS DEPENDENT UPON THE CONTINUED SERVICE OF ITS KEY PERSONNEL AND ITS ABILITY TO HIRE AND RETAIN ADDITIONAL QUALIFIED MANAGEMENT PERSONNEL

     The Company's success depends in large part on the services of its senior management team. The loss of any of its key executives could have a material adverse effect on the Company. The Company does not maintain key-man life insurance on any members of its senior management team. The Company's ability to manage its anticipated growth will depend on its ability to identify, hire and retain additional qualified management personnel. In particular, the Company is seeking to hire a new chief financial officer. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel and such failure could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

THE COMPANY MAY BE UNABLE TO COMPLETE ACQUISITIONS AS PART OF ITS BUSINESS STRATEGY

     An important component of the Company's business strategy is to expand its operations through selected acquisitions of aviation service businesses which may be integrated into or complement the Company's existing businesses. Failure to accomplish future acquisitions could limit the Company's revenue and earnings growth potential. Although the Company regularly reviews possible acquisition candidates, there can be no assurance that suitable acquisition candidates will be identified or that acquisitions can be consummated on acceptable terms. Future acquisitions may be funded through the issuance of additional debt, borrowings under the Senior Credit Facility, borrowings under new credit facilities or through additional equity financing, or some combination of the foregoing. There can be no assurance that such financing will be available on terms acceptable to the Company, or at all. In addition, the Company's ability to pursue acquisitions may be limited by its significant indebtedness, particularly, acquisitions may be prohibited by the terms of the Indenture and the Senior Credit Facility and the Senior Credit Facility may require the lender to grant consent for an acquisition. In addition, acquisitions involve a number of risks that could adversely affect the Company's business, operating results and financial condition, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired companies, the potential loss of key employees and the assumption of an acquired company's indebtedness and other liabilities. There can be no assurance that any acquisition by the Company will not have a material adverse effect on the Company's business, operating results and financial condition or that any such acquisition will enhance the Company's business, operating results or financial condition.

RISK THAT THE COMPANY MAY BE ADVERSELY EFFECTED AS A RESULT OF ENVIRONMENTAL AND SAFETY REGULATIONS TO WHICH IT IS SUBJECT

     The Company is subject to compliance obligations and liabilities imposed pursuant to federal, state, local and foreign environmental and workplace health and safety requirements, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"). In particular, the Company's aircraft fuel handling operations are subject to liabilities and obligations relating to the above ground and underground storage of, and the release and cleanup of, petroleum products. Although the Company believes it is in material compliance with environmental, health and safety requirements, the possibility exists that noncompliance could occur or be identified in the future, and the penalties or costs of corrective action associated therewith could have a material adverse effect on the Company's business, operating results and financial condition. In addition, requirements are complex, change frequently and have tended to become more stringent over time, and there can be no assurance that these requirements will not change in the future in a manner that could materially and adversely affect the Company.

     The Company is currently conducting or funding, or expects to conduct or fund, environmental investigations, monitoring and cleanups at certain of its previously or currently operated facilities, including facilities located at the Memphis, Miami, New Orleans, Portland, Sarasota and Seattle airports, and has received claims or demands to pay a portion of airport-wide cleanup costs with respect to its Philadelphia, San Diego and San Francisco airport facilities. Also, from time to time, the Company receives notices of potential liability for cleanup costs associated with offsite waste recycling or disposal facilities at which wastes associated with its operations allegedly have come to be located. In addition, airport authorities are coming under increasing pressure to clean up previous contamination at their facilities, and are seeking financial contribution from airport tenants and companies which operate at their airports. Although the Company believes that legal arrangements (including operating agreements, contractual indemnities, insurance policies, allocation agreements and state funding mechanisms) are in place which significantly mitigate the foregoing liabilities, should such arrangements fail, the Company could bear direct liability for the foregoing matters and such liability could have a material adverse effect on the Company's business, operating results and financial condition. In addition, there can be no assurance that a change in environmental laws, regulations, or interpretations thereof or a change in the nature of the Company's operations will not require the Company to incur additional cleanup costs. Further, there can be no assurance that future environmental investigations by the Company will not identify other environmental conditions requiring material expenditures of funds. See "Business--Environmental."

THE COMPANY IS DEPENDENT ON ITS SUBSIDIARIES FOR FUNDS TO PAY INTEREST ON THE NOTES AND SATISFY ITS OTHER OBLIGATIONS

     The assets of the Company consist principally of the stock of its subsidiaries, through which it conducts substantially all of its operations. The Company's ability to pay interest on the Notes and to satisfy its other obligations will depend upon dividends or other distributions of funds from its subsidiaries. The future operating performance of the Company's subsidiaries, including the Guarantors, will be affected by economic conditions, and financial, business and other factors, many of which are beyond the Company's control. The Notes will be (i) effectively subordinated to the Senior Credit Facility and any other secured obligations of the Company and the Guarantors to the extent of the value of the assets securing such obligations and (ii) structurally subordinated to all obligations of the Company's non-Domestic Restricted Subsidiaries and Unrestricted Subsidiaries. As of September 30, 1998, on a pro forma basis after giving effect to the Initial Offering, the Company and the Guarantors would have had no indebtedness to which holders of the Notes would have been effectively subordinated and the Company's non-Domestic Restricted Subsidiaries and Unrestricted Subsidiaries would have had no indebtedness to which holders of the Notes would have been structurally subordinated. The Senior Credit Facility and all obligations thereunder will be secured by a first priority lien on the Company's accounts receivable and inventory. There can be no assurance that the operating cash flow of the Company's subsidiaries will be sufficient to meet the Company's operating expenses and debt service obligations or to pay principal and interest on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

POTENTIAL CONFLICTS BETWEEN THE INTERESTS OF HOLDERS OF THE NOTES AND THE STOCKHOLDERS THAT CONTROL THE COMPANY

     Following the Acquisition, Hancock and its affiliates and affiliates of CIBC collectively hold approximately 49% of the voting common stock of Ranger and all of the nonvoting common stock of Ranger. In addition, Hancock and its affiliates, affiliates of CIBC and substantially all of the Company's other stockholders have entered into a Securityholders Agreement regarding, among other things, the voting of such stock. By virtue of such stock ownership and the Securityholders Agreement, Hancock and its affiliates and affiliates of CIBC will have the power to control all matters submitted to stockholders of the Company, to elect a majority of the directors of the Company and to exercise control over the business, policies and affairs of the Company. The interests of Hancock and its affiliates and such affiliates of CIBC as equity holders may differ from the interests of holders of the Notes. See "Certain Transactions--Securityholders Agreement."

RISK THAT THE COMPANY MAY NOT HAVE THE FINANCIAL RESOURCES TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL OF THE COMPANY

     In the event of a Change of Control, the Company will be required to make an offer for cash to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the repurchase date. Certain events involving a Change of Control may result in an event of default under the Senior Credit Facility or other indebtedness of the Company that may be incurred in the future. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes may cause an event of default under the Senior Credit Facility or such other indebtedness, even if the Change of Control does not. The Company' obligations under this provision of the Indenture could delay, deter or prevent a sale of the Company which might otherwise be advantageous to holders of Notes. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of the Notes--Change of Control Offer."

RISK THAT THE COMPANY'S COMPUTER SYSTEMS MAY FAIL AS A RESULT OF THE YEAR 2000 ISSUE

     Currently, many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations. The Company has evaluated and believes it has addressed the Year 2000 issue as it relates to its internal computer systems and is also surveying its customers for Year 2000 compliance. Although based on its investigation to date, the Company does not believe it will experience any material adverse effects as a result of the Year 2000 issue, there can be no assurance in this regard, and the Year 2000 issue could have a material adverse impact on the Company's business, operating results and financial condition.

CONSEQUENCES TO HOLDERS OF OLD NOTES WHO FAIL TO EXCHANGE THEIR OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action letter (available April 13, 1988)(the "Exxon Capital Letter"), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991)(the "Morgan Stanley Letter"), and similar letters, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than

Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "The Exchange Offer."

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

     Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer certain registration rights under the Exchange Offer Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

     The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The Exchange Notes will constitute new issues of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the Exchange Notes, but it is not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

     If a public trading market develops for the Exchange Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

RISK OF FRAUDULENT TRANSFER

     Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if the Company or any Guarantor, at the time it issued the Senior Increasing Rate Notes or issues the Notes, or, as the case may be, its Guarantee: (i) incurred such indebtedness with intent to hinder, delay or defraud creditors or (ii) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (a) was insolvent at the time of such incurrence, (b) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (c) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company or any Guarantor constituted unreasonably small capital to carry on its businesses or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the Notes or the Guarantees, or, in the alternative, subordinate the Notes or the Guarantees to existing and future indebtedness of the Company or any Guarantor, as the case may be. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company or any Guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured. If any Guarantee is avoided, the holders could lose the benefit of the Guarantee, and the holders could also be required to return to the Guarantor or its estate the amount of any payment or other property received in respect of the Notes.

     Management believes that the Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith and that the Company, after the issuance of the Notes and the application of the proceeds thereof, will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

                                THE ACQUISITION

     The Initial Offering was made in conjunction with the Company's $95 million acquisition of the ASIG business from Viad that was consummated as of April 1, 1998.

     The Investor Group capitalized Ranger with an aggregate investment of $24.1 million. Ranger subsequently contributed this $24.1 million as equity to the Company in return for all of its outstanding common stock. In connection with the Acquisition, the Company and Viad agreed that they will jointly make the 338(h)(10) election, which will result in the Company's tax basis in its assets being increased to their fair market value at the time of the Acquisition. The net proceeds from the Equity Investment and the Company's issuance of $75 million of Senior Increasing Rate Notes under the Note Purchase Agreement were used to consummate the Acquisition. Concurrent with the Acquisition, the Company entered into the Senior Credit Facility, which was provided by Key Corporate Capital Inc., an affiliate of Key Bank, as lender and agent. The net proceeds of the Initial Offering were used to repay the Senior Increasing Rate Notes.

     The following table sets forth the Company's sources and uses of funds in the Acquisition (dollars in thousands):

SOURCES OF FUNDS:
  Senior Increasing Rate Notes..............................  $ 75,000
  New equity invested.......................................    24,100
  Cash (a)..................................................     6,513
                                                              --------
       Total sources........................................  $105,613
                                                              ========
USES OF FUNDS:
  ASIG cash purchase price (b)..............................  $ 95,000
  General corporate purposes................................     5,929
  Transaction costs and fees (c)............................     4,684
                                                              --------
       Total uses...........................................  $105,613
                                                              ========

---------------

(a) Reflects cash in the ASIG business on the Acquisition date.

(b) Without giving effect to any post-closing adjustments. See "Certain Transactions--Share Purchase Agreement."

(c) Unamortized fees related to the issuance of the Senior Increasing Rate Notes were written off upon the consummation of the Initial Offering.

                                USE OF PROCEEDS

     The net proceeds of the Initial Offering, were approximately $76.8 million (after payment of fees and expenses) and were used to repay the Senior Increasing Rate Notes incurred in connection with the Acquisition. The Senior Increasing Rate Notes were held by an affiliate of the Initial Purchaser.

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Exchange Offer Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization table.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of September 30, 1998. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase on decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in this Capitalization table. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited interim financial statements of the Company as of and for the six months ended September 30, 1998 and the notes thereto which appear elsewhere in this Prospectus.

                                                                SEPTEMBER 30, 1998
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Cash........................................................         $  4,752
                                                                     ========
Total debt:
  Senior Credit Facility (a)................................         $     --
  Old Notes.................................................           80,000
                                                                     --------
     Total debt.............................................           80,000
Stockholder's equity:
  Common stock, $0.01 par value, 1,000 shares authorized,
     100 shares issued and outstanding......................               --
  Paid-in capital...........................................           24,100
  Cumulative translation adjustment.........................              148
  Retained deficit..........................................           (3,542)
                                                                     --------
Total stockholder's equity..................................           20,706
                                                                     --------
     Total capitalization...................................         $100,706
                                                                     ========

---------------

(a) The Senior Credit Facility consists of a $10 million revolving credit facility. As of September 30, 1998, the Company had no amounts outstanding under the Senior Credit Facility.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data are derived from the Company's financial statements which appear elsewhere in this Prospectus, as adjusted to give effect to the Acquisition and the Initial Offering. The unaudited pro forma statement of income for the fiscal year ended March 31, 1998 gives effect to, among other things, the Acquisition and the Initial Offering as if they had occurred at the beginning of the period, and the unaudited pro forma statement of income for the six months ended September 30, 1998 gives effect to, among other things, the Initial Offering as if it had occurred at the beginning of the period. The pro forma adjustments are based upon available data and certain assumptions that the Company believes are reasonable. The unaudited pro forma financial data do not purport to be indicative of the actual financial position or results of operations of the Company that would have actually been attained had the Acquisition and the Initial Offering in fact occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma financial data should be read in conjunction with the financial statements of the Company including the notes thereto, and the information contained in "The Acquisition," "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appear elsewhere in this Prospectus.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED MARCH 31, 1998(1)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS        PRO FORMA
                                                        ----------    -----------        ---------
Revenues............................................    $  119,325                       $119,325
Costs and expenses:
  Operating expenses................................        98,190      $(2,219)(a)(b)     95,971
  Selling, general and administrative...............         6,507         (355)(b)         6,152
  Depreciation and amortization.....................         4,604        4,118(c)          8,722
                                                        ----------      -------          --------
     Total costs and expenses.......................       109,301        1,544           110,845
                                                        ----------      -------          --------
Operating income....................................        10,024       (1,544)            8,480
Other income (expense), net.........................           (71)                           (71)
Interest income.....................................           350         (247)(d)           103
Interest and other financial expense................          (669)      (8,676)(e)        (9,345)
                                                        ----------      -------          --------
Income (loss) before income taxes...................         9,634      (10,467)             (833)
Income taxes........................................         3,602       (3,602)(f)            --
                                                        ----------      -------          --------
  Net income (loss).................................    $    6,032      $(6,865)         $   (833)
                                                        ==========      =======          ========
  Net loss per share -- basic and diluted...........                                     $ (8,330)
                                                                                         ========
  Weighted average common shares outstanding........                                          100
                                                                                         ========
  EBITDA(g).........................................    $   14,628      $ 2,574          $ 17,202
                                                        ==========      =======          ========
  Ratio of earnings to fixed charges(h).............           7.4x                            --

---------------
(1) The Company's fiscal year end is March 31. The Pro Forma Statement of Income for the fiscal year ended March 31, 1998 represents the combination of the results of the Company for the period from March 24, 1998 (inception) to March 31, 1998 (the Company had no operations during this period) and the results of the ASIG business for the year ended December 31, 1997. The Company has used the results of the ASIG business for the year ended December 31, 1997 rather than for the twelve months ended March 31, 1998 because the Company believes that the results for the year ended December 31, 1997 are more reflective of the historical results of the ASIG business. During the three months ended March 31, 1998, the ASIG business was in the process of being sold by Viad which the Company believes caused the results of the ASIG business for the three months ended March 31, 1998 to differ from its historical results for such period. If the Company used the results of the ASIG business for the twelve months ended March 31, 1998 in this Pro Forma Statement of Income, the Company's pro forma operating income would have been $8,055, its pro forma net income (loss) would have been $(1,315) and its pro forma EBITDA would have been $16,759.

      See accompanying Notes to Unaudited Pro Forma Statements of Income.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS        PRO FORMA
                                                        ----------    -----------        ---------
Revenues............................................     $ 61,243                        $ 61,243
Costs and expenses:
  Operating expenses................................       49,471       $ (130)(b)         49,341
  Selling, general and administrative...............        4,035         (196)(b)          3,839
  Depreciation and amortization.....................        4,259                           4,259
                                                         --------       ------           --------
     Total costs and expenses.......................       57,765         (326)            57,439
Operating income....................................        3,478          326              3,804
Other income (expense), net.........................         (128)                           (128)
Interest income.....................................          140                             140
Interest and other financial expense................       (6,496)       1,770(e)          (4,726)
                                                         --------       ------           --------
Loss before income taxes............................       (3,006)       2,096               (910)
Income taxes........................................          323                             323
                                                         --------       ------           --------
  Net loss before extraordinary item................     $ (3,329)      $2,096           $ (1,233)
                                                         ========       ======           ========
  Net loss before extraordinary item per
     share--basic and diluted.......................     $(33,290)          --           $(12,330)
                                                         ========                        ========
  Weighted average common shares outstanding--basic
     and diluted....................................          100                             100
                                                         ========                        ========
  EBITDA(g).........................................     $  7,737       $  326           $  8,063
                                                         ========       ======           ========
  Ratio of earnings to fixed charges(h).............           --                              --

      See accompanying Notes to Unaudited Pro Forma Statements of Income.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

               NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                              FISCAL YEAR ENDED    SIX MONTHS ENDED
                                                                  MARCH 31,         SEPTEMBER 30,
                                                                   1998(1)               1998
                                                              -----------------    ----------------
(a) In connection with the Acquisition, the Company was
    obligated to obtain new insurance policies separate
    from previously existing policies maintained by the
    Predecessor and by Viad on behalf of the Predecessor
    and to establish a new benefit plan to replace the
    Predecessor's defined benefit pension plan and 401(k)
    plan.
     Decrease in operating expenses:
       New insurance policies, net........................         $1,112
       Replacement benefit plan, net......................            493
                                                                   ------
                                                                   $1,605
                                                                   ======
(b) In connection with the Acquisition, several executive
    positions were either eliminated or replaced with new
    individuals and the Company underwent a general
    reorganization which resulted in the elimination of
    certain positions and changes to other positions both
    at its operating stations and at its corporate office.
    In addition, certain intercompany charges from Viad
    for corporate overhead, including legal, audit,
    treasury and risk assessment, were eliminated and
    replaced with charges appropriate for the new Company
    on a stand-alone basis.
     Decrease in operating expenses:
       General reorganization.............................         $  614              $   130
                                                                   ======              =======
     Decrease in selling, general and administrative
       expenses:
       Executive positions, net...........................         $ (154)             $   130
       General reorganization.............................            255                   66
       Corporate overhead, net............................            254                   --
                                                                   ------              -------
                                                                   $  355              $   196
                                                                   ======              =======
(c) Reflects the following:
     Increase in depreciation expense resulting from the
     write-up of property, plant and equipment to fair
     market value. Such write-up in assets will be
     depreciated over the remaining life of the assets....         $1,852

     Increase in amortization expense due to additional
     goodwill created as a result of the Acquisition which
     is amortized over 20 years...........................          2,368

     Partial offset to increase in amortization expense
     resulting from the reversal of amortization relating
     to historical goodwill eliminated in connection with
     the Acquisition......................................           (102)
                                                                   ------
                                                                   $4,118
                                                                   ======
(d) Reflects the reversal of historical interest income
    previously allocated from Viad and eliminated upon
    consummation of the Acquisition.......................         $  247
                                                                   ======

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                             (DOLLARS IN THOUSANDS)

                                                              FISCAL YEAR ENDED    SIX MONTHS ENDED
                                                                  MARCH 31,         SEPTEMBER 30,
                                                                   1998(1)               1998
                                                              -----------------    ----------------
(e) Reflects the following effects on interest expense
    resulting from the Initial Offering:
     Interest expense:
       Old Notes..........................................         $8,800              $ 4,400
       Unused Senior Credit Facility fee..................             50                   24
                                                                   ------              -------
     Pro forma cash interest expense......................          8,850                4,424
     Amortization of Initial Offering costs and other
       fees...............................................            495                  302
                                                                   ------              -------
     Total pro forma interest expense.....................          9,345                4,726
     Less: historical interest and other financial
       expense............................................           (669)              (6,496)
                                                                   ------              -------
     Total interest expense adjustment....................         $8,676              $(1,770)
                                                                   ======              =======
---------------

(1) The Company's fiscal year end is March 31. The Pro Forma Statement of Income for the fiscal year ended March 31, 1998 represents the combination of the results of the Company for the period from March 24, 1998 (inception) to March 31, 1998 (the Company had no operations during this period) and the results of the ASIG business for the year ended December 31, 1997.
(f) Represents the reversal of historical income tax expense.
(g) EBITDA is defined herein as net income (loss) before interest, income taxes, depreciation, amortization and other income (expense). Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. The Company's calculation of EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an accurate comparative measure since all companies do not calculate this non-GAAP measure in the same manner. The
    Company's EBITDA calculation is not intended to represent cash used in operating activities, since it does not include interest and taxes and changes in operating assets and liabilities, nor is it intended to represent the net increase or decrease in cash, since it does not include cash provided by (used in) investing and financing activities.
(h) Calculated by dividing earnings by total fixed charges. Earnings consist of net income (loss)
    plus income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, whether expensed or capitalized, amortization of deferred financing costs and a portion of rental expense representing the interest factor. Earnings were inadequate to cover fixed charges by $833 for the pro forma year ended March 31, 1998 and $3,006 and $910 for the six months ended September 30, 1998 and the pro forma six months ended September 30, 1998, respectively.

                       SELECTED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents selected historical financial data for each of the five years in the period ended December 31, 1997 and for each of the three month periods ended March 31, 1997 and March 31, 1998 and six month periods ended September 30, 1997 and September 30, 1998. The selected historical statement of income data for each of the years ended December 31, 1995, 1996 and 1997 and balance sheet data as of December 31, 1996 and 1997 have been derived from the audited financial statements of the Company and the notes thereto which appear elsewhere in this Prospectus. The selected historical statement of income data for each of the years ended December 31, 1993 and 1994 and balance sheet data as of December 31, 1993, 1994 and 1995 have been derived from the consolidated financial statements of Viad, which are not included in this Prospectus. The selected historical statement of income and balance sheet data as of and for each of the three month periods ended March 31, 1997 and March 31, 1998 and six month periods ended September 30, 1997 and September 30, 1998 have been derived from unaudited financial statements, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the six months ended September 30, 1998 are not necessarily indicative of results that may be expected for the entire year.

                                                           PREDECESSOR
                            --------------------------------------------------------------------------
                                                                                                          SIX MONTHS
                                                                                  THREE MONTHS ENDED        ENDED,
                                         YEARS ENDED DECEMBER 31,                ---------------------   -------------
                            --------------------------------------------------   MARCH 31,   MARCH 31,   SEPTEMBER 30,
                             1993      1994       1995       1996       1997       1997        1998          1997
                            -------   -------   --------   --------   --------   ---------   ---------   -------------
STATEMENT OF INCOME DATA:
Revenues..................  $84,704   $94,308   $111,658   $121,574   $119,325    $29,816     $31,035       $58,954
Costs and expenses:
  Operating expenses......   68,945    76,793     93,540    102,935     98,190     23,973      26,320        47,651
  Selling, general and
    administrative........    5,193     5,458      6,467      7,259      6,507      2,064       1,754         3,610
  Depreciation and
    amortization..........    4,260     4,165      4,340      4,420      4,604      1,172       1,154         2,295
                            -------   -------   --------   --------   --------    -------     -------       -------
    Total costs and
      expenses............   78,398    86,416    104,347    114,614    109,301     27,209      29,228        53,556
                            -------   -------   --------   --------   --------    -------     -------       -------
Operating income..........    6,306     7,892      7,311      6,960     10,024      2,607       1,807         5,398
Other income (expense),
  net.....................     (123)      (60)        47        (45)       (71)        35         (57)           82
Interest income...........      270       483        842        343        350         37          77           188
Interest and other
  financial expense.......     (151)     (158)      (620)      (606)      (669)      (165)       (170)         (330)
                            -------   -------   --------   --------   --------    -------     -------       -------
Income (loss) before
  income taxes............    6,302     8,157      7,580      6,652      9,634      2,514       1,657         5,338
Income taxes..............    1,872     2,596      2,563      2,433      3,602        934         615         2,014
                            -------   -------   --------   --------   --------    -------     -------       -------
Net income (loss) before
  extraordinary item......    4,430     5,561      5,017      4,219      6,032      1,580       1,042         3,324
Extraordinary loss on
  early extinguishment of
  debt....................       --        --         --         --         --         --          --            --
                            -------   -------   --------   --------   --------    -------     -------       -------
Net income (loss).........  $ 4,430   $ 5,561   $  5,017   $  4,219   $  6,032    $ 1,580     $ 1,042       $ 3,324
                            =======   =======   ========   ========   ========    =======     =======       =======
Net loss per share--basic
  and diluted:
Before extraordinary
  item....................
Extraordinary loss........
Net income (loss).........
Weighted average common
  shares
  outstanding--basic and
  diluted.................       --        --         --         --         --         --          --            --
STATEMENT OF CASH FLOW
  DATA:
Net cash provided by
  operating activities....      N/A       N/A   $  5,060   $  7,161   $ 17,139    $ 5,927     $ 5,321       $ 8,516
Net cash (used in)
  investing activities....      N/A       N/A     (4,402)    (9,061)    (4,300)      (963)     (2,702)       (2,295)
Net cash provided by
  (used in) financing
  activities..............      N/A       N/A       (806)     2,091    (13,030)    (4,380)     (2,619)       (8,011)
OTHER DATA:
EBITDA(a).................  $10,566   $12,057   $ 11,651   $ 11,380   $ 14,628    $ 3,779     $ 2,961       $ 7,693
Capital expenditures......    2,561     4,722      4,402      9,061      3,947        963       2,702         1,904
Ratio of earnings to fixed
  charges(b)..............     6.5x      8.3x       6.1x       5.6x       7.4x       7.0x        4.9x          4.4x
BALANCE SHEET DATA (AT END
  OF PERIOD):
Cash......................  $ 1,027   $   148   $     --   $    191   $     --    $   775     $    --       $   400
Total assets..............   43,063    47,699     43,160     38,602     41,930     37,974      45,597        34,166
Total debt................      315       315        247        173         91        173          91            91
Total
  combined/stockholder's
  equity..................   17,477    19,697     17,692     15,433     14,557     15,472      15,589        15,948

                              SUCCESSOR
                            -------------
                            SEPTEMBER 30,
                                1998
                            -------------
STATEMENT OF INCOME DATA:
Revenues..................    $ 61,243
Costs and expenses:
  Operating expenses......      49,471
  Selling, general and
    administrative........       4,035
  Depreciation and
    amortization..........       4,259
                              --------
    Total costs and
      expenses............      57,765
                              --------
Operating income..........       3,478
Other income (expense),
  net.....................        (128)
Interest income...........         140
Interest and other
  financial expense.......      (6,496)
                              --------
Income (loss) before
  income taxes............      (3,006)
Income taxes..............         323
                              --------
Net income (loss) before
  extraordinary item......      (3,329)
Extraordinary loss on
  early extinguishment of
  debt....................        (213)
                              --------
Net income (loss).........    $ (3,542)
                              ========
Net loss per share--basic
  and diluted:
Before extraordinary
  item....................    $(33,290)
                              ========
Extraordinary loss........    $ (2,130)
                              ========
Net income (loss).........    $(35,420)
                              ========
Weighted average common
  shares
  outstanding--basic and
  diluted.................         100
                              ========
STATEMENT OF CASH FLOW
  DATA:
Net cash provided by
  operating activities....    $  3,018
Net cash (used in)
  investing activities....     (94,805)
Net cash provided by
  (used in) financing
  activities..............      96,538
OTHER DATA:
EBITDA(a).................    $  7,737
Capital expenditures......       6,337
Ratio of earnings to fixed
  charges(b)..............          --
BALANCE SHEET DATA (AT END
  OF PERIOD):
Cash......................    $  4,752
Total assets..............     124,807
Total debt................      80,000
Total
  combined/stockholder's
  equity..................      20,706

---------------

(a) EBITDA is defined herein as net income (loss) before interest, income taxes, depreciation, amortization and other income (expense). Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is commonly used by certain investors and analysts as a measure of a company's ability to service its debt obligations. The Company's calculation of EBITDA may not be comparable to similarly titled measures reported by other companies since all companies do not calculate this non-GAAP measure in the same manner. The Company's EBITDA calculation is not intended to represent cash used in operating activities, since it does not include interest and taxes and changes in operating assets and liabilities, nor is it intended to represent the net increase or decrease in cash, since it does not include cash provided by (used in) investing and financing activities.

(b) Calculated by dividing earnings by total fixed charges. Earnings consist of net income (loss) plus income taxes and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, whether expensed or capitalized, amortization of deferred financing costs and a portion of rental expense representing the interest factor. Earnings were inadequate to cover fixed charges by $1,727 for the six months ended September 30, 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the Company's consolidated historical results of operations and financial condition should be read in conjunction with the combined financial statements and the notes thereto which appear elsewhere in this Prospectus.

OVERVIEW

     The Company's business includes aviation fueling services (57% of 1997 revenues), aircraft ground services (39%) and other aviation services (4%). Aviation fueling services are comprised primarily of into-plane fueling, maintenance and operation of fuel storage and delivery systems and the retail sale of fuel products. Generally, the Company has custody over, but not ownership of, the fuel it manages and delivers. Aircraft ground services consist primarily of ground handling, aircraft interior grooming, cargo handling, passenger and traffic services and FBOs.

     The Investor Group capitalized Ranger with an aggregate investment of $24.1 million, all of which was contributed as equity to the Company in return for all of its outstanding common stock. The net proceeds from the Equity Investment and the Company's issuance of $75 million of Senior Increasing Rate Notes under the Note Purchase Agreement were used to consummate the Acquisition of the ASIG business from Viad for $95 million. Concurrent with the Acquisition, the Company entered into the Senior Credit Facility.

     ASIG has adopted a fiscal year end of March 31.

  Revenues

     Into-plane fueling service consists of providing airplanes with specified amounts of fuel from fuel storage facilities located at or near the airport. The Company generally records revenue from its into-plane fueling contracts based on a fee per gallon of fuel delivered. Fuel system maintenance and operation consists of the maintenance and operation of the fuel storage and delivery systems at an airport. These systems are typically composed of storage tanks, pumps, pipes and filter/separators. The Company generally records revenue from its maintenance and operation contracts based on reimbursement of costs, plus an additional monthly fee. In addition, the Company sells aviation fuel to private aircraft at retail prices at locations where it has FBOs.

     Ground handling services consist of the provision of ground handling crews and all necessary ground support equipment to process airline flights through the full range of on-the-ground services. Aircraft interior grooming consists of the cleaning of aircraft cabins between flights and cargo handling consists of the loading, warehousing and documentation of cargo. Passenger and traffic services include passenger ticketing, check-in and boarding, security clearance, special assistance and skycap services. FBOs generally include the provision of terminal services, pilot facilities, maintenance, weather service, flight planning and hangar space to private, executive and corporate aircraft. For each of these aircraft ground services, other than FBOs, the Company is generally compensated by a fixed fee for each aircraft serviced, based on the size of the aircraft. For FBOs, the Company is generally compensated by a fixed fee for specific services rendered.

     The Company provides its services to its customers pursuant to contractual agreements and currently has approximately 740 contracts, which have been in place, including extensions, for an average of 5.0 years each. In 1997, the Company's largest contract accounted for 8.8% of revenue, and no other contract accounted for more than 4.3% of revenue. The majority of the Company's contracts have an industry standard initial length of one year, although the Company's larger contracts generally run for initial terms of three to five years.

  Costs and Expenses

     The Company's principal operating expenses are labor costs and direct supervision at its stations along with related benefits and payroll taxes, cost of fuel sold, workers' compensation, property and liability insurance, rent expense, repairs and maintenance expenses and miscellaneous other direct station-related expenses. Certain of these expenses are relatively fixed, regardless of the extent of operations at a particular station, including the cost of the facility, station management and related administrative expenses.

     Selling, general and administrative expenses include the costs of marketing the Company's services, general supervision provided to the stations, and accounting, finance and personnel related expenses. These costs are generally comprised of labor costs and related benefits and payroll taxes, legal and other professional fees and miscellaneous expenses.

RESULTS OF OPERATIONS

     The following table summarizes the Company's historical results of operations for the periods indicated (dollars in millions):

                                                                    PREDECESSOR
                          ------------------------------------------------------------------------------------------------
                                                                                                              SIX MONTHS
                                                                                  THREE MONTHS ENDED             ENDED
                                      YEARS ENDED DECEMBER 31,               -----------------------------   -------------
                          ------------------------------------------------     MARCH 31,       MARCH 31,     SEPTEMBER 30,
                               1995             1996             1997            1997            1998            1997
                          --------------   --------------   --------------   -------------   -------------   -------------
Revenues................  $111.7   100.0%  $121.6   100.0%  $119.3   100.0%  $29.8   100.0%  $31.0   100.0%  $59.0   100.0%
Costs and expenses:
 Operating expenses.....    93.6    83.8    102.9    84.7     98.2    82.3    24.0    80.4    26.3    84.8    47.7    80.8
 Selling, general and
   administrative.......     6.5     5.8      7.3     6.0      6.5     5.5     2.1     6.9     1.8     5.7     3.6     6.1
 Depreciation and
   amortization.........     4.3     3.9      4.4     3.6      4.6     3.8     1.1     3.9     1.1     3.7     2.3     3.9
                          ------   -----   ------   -----   ------   -----   -----   -----   -----   -----   -----   -----
Operating income........  $  7.3     6.5%  $  7.0     5.7%  $ 10.0     8.4%  $ 2.6     8.7%  $ 1.8     5.8%  $ 5.4     9.2%
                          ======   =====   ======   =====   ======   =====   =====   =====   =====   =====   =====   =====
Net income (loss).......  $  5.0     4.5%  $  4.2     3.5%  $  6.0     5.0%  $ 1.6     5.4%  $ 1.0     1.7%  $ 3.3     5.6%
                          ======   =====   ======   =====   ======   =====   =====   =====   =====   =====   =====   =====
EBITDA..................  $ 11.7    10.4%  $ 11.4     9.4%  $ 14.6    12.3%  $ 3.7    12.6%  $ 3.0     9.5%  $ 7.7    13.0%
                          ======   =====   ======   =====   ======   =====   =====   =====   =====   =====   =====   =====

                            SUCCESSOR
                          -------------
                          SEPTEMBER 30,
                              1998
                          -------------
Revenues................  $61.2   100.0%
Costs and expenses:
 Operating expenses.....   49.5    80.8
 Selling, general and
   administrative.......    4.0     6.6
 Depreciation and
   amortization.........    4.2     6.9
                          -----   -----
Operating income........  $ 3.5     5.7%
                          =====   =====
Net income (loss).......  $(3.5)     --
                          =====   =====
EBITDA..................  $ 7.7    12.6%
                          =====   =====

  Six Months Ended September 30, 1998 Compared to Six Months Ended September 30, 1997

     Revenues increased $2.3 million, or 3.9%, from $59.0 million for the six months ended September 30, 1997, to $61.2 million for the six months ended September 30, 1998. This increase was attributable to, among other things, new business principally for into-plane fueling and revenue enhancements on existing contracts and was partially offset by lost business primarily related to lost Delta ground handling business in certain locations of $1.8 million. The lost Delta business was primarily due to a strategic decision by the Company either to increase margins on selected low margin ground services contracts or to terminate those contracts and Delta's decision to in-source certain ground services which had previously been outsourced to the Company.

     Operating expenses increased $1.8 million, or 3.8%, from $47.7 million for the six months ended September 30, 1997 to $49.5 million for the six months ended September 30, 1998. This increase was primarily attributable to increased labor costs of $2.0 million and higher repair and maintenance expenses of $0.4 million primarily as a result of the increased revenues. These increases were partially offset by reduced pension and insurance expenses of $.06 million due to revised benefit plans. Operating expenses as a percentage of revenues were 80.8% in the six months ended September 30, 1997 and 80.9% in the six months ended September 30, 1998.

     Selling, general and administrative expenses increased $0.4 million, or 11.8%, from $3.6 million for the six months ended September 30, 1997 to $4.0 million for the six months ended September 30, 1998, principally due to temporarily higher corporate office payroll during the transition period following the Acquisition. As a result, selling, general and administrative expenses as a percentage of revenues increased from 6.1% in the six months ended September 30, 1997 to 6.5% in the six months ended September 30, 1998.

     Depreciation and amortization expenses increased $1.9 million, or 85.6%, from $2.3 million for the six months ended September 30, 1997 to $4.2 million for the six months ended September 30, 1998. This increase reflects the increase in depreciation expense related to the allocation of the Acquisition purchase price to the assets acquired based on the underlying fair values of these assets, which resulted in an increase in fixed assets of $24.3 million. The increase also reflects $1.2 million of amortization of intangibles resulting from the Acquisition, which are generally being amortized over 20 years.

     As a result of the above factors, operating income decreased $1.9 million, or 35.6%, from $5.4 million for the six months ended September 30, 1997 to $3.5 million for the six months ended September 30, 1998.

Operating income margins decreased from 9.2% in the six months ended September 30, 1997 to 5.7% in the six months ended September 30, 1998.

     Interest and other financial expense increased $6.2 million from $0.3 million for the six months ended September 30, 1997 to $6.5 million for the six months ended September 30, 1998. This increase relates primarily to the interest accrued on the Senior Increasing Rate Notes of $4.0 million which were incurred in connection with the Acquisition and related amortization of deferred financing costs of $2.5 million related to the incurrence of this debt.

     As a result of the above factors, income taxes decreased $1.7 million from $2.0 million for the six months ended September 30, 1997, to $0.3 million for the six months ended September 30, 1998.

     Accordingly, net income decreased $6.8 million from net income of $3.3 million for the six months ended September 30, 1997 to a net loss of $3.5 million for the six months ended September 30, 1998.

     The foregoing factors resulting in a consistent level of EBITDA of $7.7 million for each of the six months ended September 30, 1997 and 1998. EBITDA margins decreased from 13.0% to 12.6% for the respective periods.

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Revenues increased $1.2 million, or 4.1%, from $29.8 million for the three months ended March 31, 1997, to $31.0 million for the three months ended March 31, 1998. This increase was attributable to, among other things new business principally for into-plane fueling and revenue enhancements on existing contracts partially offset by lost business primarily related to lost Delta ground handling business in certain locations of $1.7 million as described above.

     Operating expenses increased $2.3 million, or 9.8%, from $24.0 million for the three months ended March 31, 1997 to $26.3 million for the three months ended March 31, 1998. This increase was primarily attributable to increased labor and related benefits expenses of $1.6 million, workers' compensation expenses of $0.2 million, damage claims of $.01 million and repairs and maintenance expenses of $.4 million. As a result, operating expenses as a percentage of revenues increased from 80.4% in the three months ended March 31, 1997 to 84.8% in the three months ended March 31, 1998.

     Selling, general and administrative expenses decreased $0.3 million or 15.0% from $2.1 million for the three months ended March 31, 1997 to $1.8 million for the three months ended March 31, 1998. This decrease was the result of reduced payroll related to management changes as part of a concerted effort to reduce overhead expenses.

     Depreciation and amortization expenses were $1.1 million for each of the three months ended March 31, 1997 and 1998. Although the level of expenses was consistent between periods, depreciation and amortization expenses as a percentage of revenues decreased from 3.9% in the three months ended March 31, 1997 to 3.7% in the three months ended March 31, 1998 as a result of the increased revenues.

     As a result of the above factors, operating income decreased $0.8 million, or 30.7%, from $2.6 million for the three months ended March 31, 1997 to $1.8 million for the three months ended March 31, 1998. Operating income margins decreased from 8.7% in the three months ended March 31, 1997 to 5.8% in the three months ended March 31, 1998.

     As a result of the above factors, income taxes decreased $0.3 million from $0.9 million for the three months ended March 31, 1997, to $0.6 million for the three months ended March 31, 1998. The effective tax rates were consistent between the two periods.

     Accordingly, net income decreased $0.5 million from $1.6 million for the three months ended March 31, 1997, to $1.0 million for the three months ended March 31, 1998. Net income margins decreased from 5.3% to 3.4% for the respective periods.

     The foregoing factors resulted in a decrease in EBITDA of $0.8 million, or 21.7%, from $3.7 million for the three months ended March 31, 1997 to $3.0 million for the three months ended March 31, 1998. EBITDA margins decreased from 12.6% to 9.5% for the respective periods.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues decreased $2.3 million, or 1.8%, from $121.6 million in 1996 to $119.3 million in 1997. This decrease was primarily attributable to, among other things, lost business principally related to ground handling contracts with Delta lost or terminated of $4.5 million as described above. Partially offsetting this decrease were new business and other activity, principally related to into-plane fueling and fuel system maintenance and operation contracts, and revenue enhancements on existing contracts.

     Operating expenses decreased $4.7 million, or 4.6%, from $102.9 million during 1996 to $98.2 million during 1997. This decrease was primarily attributable to a decrease in payroll and related benefits of $4.2 million, which were directly related to the decrease in Delta revenues and a reduction in damage claims of $0.5 million. Offsetting these decreases were increased workers' compensation expenses and medical insurance costs of $0.3 million. Operating expenses as a percentage of revenues decreased from 84.7% in 1996 to 82.3% in 1997.

     Selling, general and administrative expenses decreased $0.8 million, or 10.4%, from $7.3 million in 1996 to $6.5 million in 1997. This decrease was the result of reduced payroll related to management changes along with a concerted effort on the part of management to reduce overhead expenses. Selling, general and administrative expenses as a percentage of revenues decreased from 6.0% in 1996 to 5.5% in 1997.

     Depreciation and amortization expenses increased $0.2 million, or 4.2%, from $4.4 million in 1996 to $4.6 million in 1997. This increase was primarily attributable to the additional depreciation resulting from increased capital investments in 1996 and 1997 related to the Company's ongoing fleet improvement program and purchases of equipment to service new contracts signed during 1996 and 1997. Depreciation and amortization expenses as a percentage of revenues increased from 3.6% in 1996 to 3.9% in 1997, primarily as a result of these increased expenses despite reduced revenues.

     As a result of the above factors, operating income increased $3.0 million, or 44.0%, from $7.0 million in 1996 to $10.0 million in 1997. The low margin Delta contracts that were lost or terminated by the Company, together with improved profit margins on existing and new business and management's concerted efforts to reduce expenses resulted in the increase of operating income margins from 5.7% in 1996 to 8.4% in 1997.

     As a result of the above factors, income taxes increased $1.2 million from $2.4 million for the year ended December 31, 1996, to $3.6 million for the year ended December 31, 1997. The effective tax rates were consistent between the two periods.

     Accordingly, net income increased $1.8 million from $4.2 million for the year ended December 31, 1996, to $6.0 million for the year ended December 31, 1997. Net income margins increased from 3.5% to 5.1%.

     The foregoing factors resulted in an increase in EBITDA of $3.2 million, or 28.5%, from $11.4 million in 1996 to $14.6 million in 1997. EBITDA margin increased from 9.4% to 12.3% for the respective periods.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues increased $9.9 million, or 8.9%, from $111.7 million in 1995 to $121.6 million in 1996. This increase was attributable to, among other things, new business and revenue enhancements on existing contracts, and was partially offset by lost business. The new business consisted of increased revenues generated by 14 Delta ground handling contracts won in 1995 of $4.5 million along with a number of other smaller contracts throughout the Company's operation. The lost business primarily represents revenues of $0.8 million lost in Orlando when the international airlines began flying principally to a new international airport opened in Orlando at which the Company did not provide services.

     Operating expenses increased $9.4 million, or 10.0%, from $93.5 million in 1995 to $102.9 million in 1996. The increase was primarily attributable to increases in (i) labor and related benefits expenses of $5.6 million, rent expense of $0.3 million and training costs of $0.3 million resulting primarily from 14 Delta ground handling and other new contracts won in 1995; (ii) workers' compensation expenses of $1.6 million; and (iii) property and liability insurance expenses of $0.5 million. Operating expenses as a percentage of revenues increased from 83.8% in 1995 to 84.7% in 1996.

     Selling, general and administrative expenses increased $0.8 million, or 12.2%, from $6.5 million in 1995 to $7.3 million in 1996. This increase was primarily the result of increases in labor and related benefits related to additional personnel added because of the new Delta contracts. Selling, general and administrative expenses as a percentage of revenues increased from 5.8% in 1995 to 6.0% in 1996.

     Depreciation and amortization expenses increased $0.1 million, or 1.8%, from $4.3 million in 1995 to $4.4 million in 1996. This increase was primarily attributable to the additional depreciation resulting from increased capital investments in 1995 and 1996 related to ongoing fleet improvement purchases and purchases of equipment to service new contracts signed during 1995 and 1996. Depreciation and amortization expenses as a percentage of revenues decreased from 3.9% in 1995 to 3.6% in 1996 primarily as a result of the increase in revenue.

     As a result of the above factors, operating income decreased $0.3 million, or 4.8%, from $7.3 million in 1995 to $7.0 million in 1996, and operating income margin decreased from 6.5% in 1995 to 5.7% in 1996. The low margin Delta contracts resulted in greater revenues but did not marginally improve operating income and, combined with the increased selling, general and administrative expenses incurred to better manage the added business, primarily accounted for the decrease.

     Interest income decreased $0.5 million from $0.8 million for the year ended December 31, 1995, to $0.3 million for the year ended December 31, 1996, as a result of higher cash balances being retained in the company during 1995 and being used in 1996 to fund increased capital expenditures and reduced profitability.

     As a result of the above factors, income taxes decreased $0.1 million from $2.6 million for the year ended December 31, 1995, to $2.4 million for the year ended December 31, 1996.

     Accordingly, net income decreased $0.8 million from $5.0 million for the year ended December 31, 1995, to $4.2 million for the year ended December 31, 1996. Net income margins decreased from 4.5% to 3.5% for the respective periods.

     The foregoing factors resulted in a decrease in EBITDA of $0.3 million, or 2.3%, from $11.7 million in 1995 to $11.4 million in 1996. EBITDA margin decreased from 10.4% to 9.4% for the respective periods.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $8.5 million for the six months ended September 30, 1997, as compared to $3.0 million for the six months ended September 30, 1998. The net cash provided by operating activities decreased primarily due to a decrease in net income, an increase in prepaid expenses and a decrease in accounts payable partially offset by increased depreciation and amortization related to the Acquisition. Net cash provided by operating activities was $5.9 million for the three months ended March 31, 1997, as compared to $5.3 million for the three months ended March 31, 1998. Net cash provided by operating activities decreased primarily due to a decrease in net income of $0.6 million. Net cash provided by operating activities was $5.1 million, $7.2 million and $17.1 million in 1995, 1996 and 1997, respectively. Net cash provided by operating activities increased primarily due to increases in net income, accounts payable and accrued liabilities and decreases in accounts receivable.

     Net cash used in investing activities was $2.3 million for the six months ended September 30, 1997, as compared to $94.8 million for the six months ended September 30, 1998. The increase was primarily attributable to the Acquisition. Net cash used in investing activities was $1.0 million for the three months ended March 31, 1997, as compared to $2.7 million for the three months ended March 31, 1998. Net cash used in investing activities increased primarily due to increased capital expenditures. Net cash used in investing activities was $4.4 million, $9.1 million and $4.3 million in 1995, 1996 and 1997, respectively. Net cash used in investing activities fluctuated primarily due to the Company's capital expenditure needs for maintaining and upgrading its existing vehicle and equipment fleet, which generally represent a majority of the Company's capital expenditures. In addition, the Company frequently makes capital investments necessary to support new contracts won by the Company. Through March 31, 1999, the Company plans to invest an additional $2.6 million primarily related to the ongoing maintenance of its fleet and $8.9 million for additional equipment to support new contracts it has already won and continued upgrading of its fleet.

     Net cash provided by (used in) financing activities was $(8.0) million for the six months ended September 30, 1997 and $96.5 million for the six months ended September 30, 1998. This increase is due primarily to the issuance of common stock of the Company and borrowing under the Senior Increasing Rate Notes. Net cash provided by (used in) financing activities was $(4.4) million for the three months ended March 31, 1997, as compared to $(2.6) million for the three months ended March 31, 1998. Net cash provided by (used in) financing activities decreased primarily due to a decrease in dividends to Viad. Net cash provided by (used in) financing activities was $(0.8) million, $2.1 million and $(13.0) million in 1995, 1996 and 1997, respectively. Fluctuations in net cash provided by (used in) financing activities are due primarily to changes in the due to/from Parent accounts.

     As of September 30, 1998, the Company had long-term indebtedness of $80.0 million in the form of the Notes, cash of approximately $4.8 million and approximately $8.7 million of availability and no borrowings outstanding under the Senior Credit Facility. See "Description of Senior Credit Facility." Concurrent with the consummation of the Initial Offering, the Company expensed approximately $213,000 to write off the remaining unamortized deferred financing costs previously incurred in connection with the Senior Increasing Rate Notes that were repaid with the net proceeds of the Initial Offering. The expenses related to the deferred financing costs were accounted for as an extraordinary loss on the early extinguishment of debt.

     Following the Initial Offering, the Company's primary sources of liquidity will be from cash flow provided by operations and borrowings under its Senior Credit Facility. Based upon the successful implementation of management's business and operating strategy, the Company believes that these funds will provide it with sufficient liquidity and capital resources to meet current and future financial obligations, including the payment of principal and interest on the Notes, as well as to provide funds for the Company's working capital, capital investments and other needs for the next twelve months. The Company's future operating performance and ability to service or refinance the Notes and to repay, extend or refinance the Senior Credit Facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that such sources of funds will be adequate and that the Company will not require additional capital from borrowings or securities offerings to satisfy such requirements. In addition, there can be no assurance that the Company will have sufficient available capital resources to realize its acquisition strategy. Such future acquisitions, depending on their size and the form of consideration, may require the Company to seek additional debt or equity financing. See "Risk Factors--The Company may be Unable to Complete Acquisitions as Part of Its Business Strategy."

RECENT DEVELOPMENTS

     The Company was recently informed by BA that BA is not renewing its contract with the Company for the provision of aircraft grooming services at London-Heathrow airport following the expiration of such contract in January 1999. This contract generated approximately 8.8% of the Company's revenues in 1997 and the anticipated reduction in revenues and EBITDA as a result of the loss of this contract for the fiscal year ended March 31, 1999 is $2.1 million and $0.2 million, respectively.

     Effective December 31, 1998, Mr. F. Andrew Mitchell, the Company's Chief Financial Officer, left the Company. Michael A. Krane, Vice President-Finance, remains the senior accounting officer of the Company and is serving as the interim Chief Financial Officer until Mr. Mitchell is replaced.

ENVIRONMENTAL MATTERS

     The Company is subject to compliance obligations and liabilities imposed pursuant to federal, state, local and foreign environmental and workplace health and safety requirements, including CERCLA. In particular, the Company's aviation fueling services are subject to liabilities and obligations relating to the above ground and underground storage of, and the release and cleanup of, petroleum products. Although the Company believes it is in material compliance with environmental, health and safety requirements, the possibility exists that noncompliance could occur or be identified in the future, and the penalties or costs of corrective action associated therewith could have a material adverse effect on the Company's business, operating results and financial condition. In addition, requirements are complex, change frequently and have tended to become more stringent over time, and there can be no assurance that these requirements will not change in the future in a manner that could materially and adversely affect the Company.

     The Company is currently conducting or funding, or expects to conduct or fund, environmental investigations, monitoring and cleanups at certain of its previously or currently operated facilities. Also, from time to time, the Company receives notices of potential liability for cleanup costs associated with offsite waste recycling or disposal facilities at which wastes associated with its operations allegedly have come to be located. In addition, airport authorities are coming under increasing pressure to clean up previous contamination at their facilities and are seeking financial contribution from airport tenants and companies which operate at their airports. Although the Company has taken steps to mitigate or remove the foregoing liabilities, the Company could bear direct liability for the foregoing matters and such liability could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Risk that the Company may be Adversely Effected as a Result of Environmental and Safety Regulations to Which It is Subject."

YEAR 2000 ISSUE

Readiness

     The Company has evaluated and believes it has addressed the Year 2000 issue as it relates to its internal information technology systems. The Company's internal efforts included the upgrading of critical hardware and software systems to become Year 2000 compliant. The Company is in the process of surveying its customers with whom it has material relationships for Year 2000 compliance.

Costs

     The costs of achieving Year 2000 compliance have not been material to date and additional costs are not expected to be material.

Risks

     Based on its investigation to date, the Company does not believe it will experience any material adverse effects as a result of the Year 2000 issue. However, there can be no assurance in this regard, and the Year 2000 issue could have a material adverse effect on the Company. While the Company has undertaken its own evaluation and testing of its information technology systems, it is dependent to some extent on the assurance and guidance provided by suppliers of hardware, software and programming services as to its Year 2000 readiness.

     The Company's Year 2000 evaluation includes an analysis of the possible effects on, and the state of Year 2000 compliance by, its customers with whom it has material relationships. However, the Company has limited ability to independently verify the possible effect of Year 2000 issues on such customers as this process is limited to such persons' public statements, responses to the Company's inquiries and information available to the Company from other third party sources, if any. Therefore, the Company's beliefs about the effects of its customers' Year 2000 compliance may be inaccurate.

     In addition, there can be no assurance that despite the Company's Year 2000 efforts and its belief that its internal systems are Year 2000 compliant. The most reasonably likely worst case scenario with respect to Year 2000 issues is that the Company's remediation of its information technology systems proves to be ineffective and critical systems fail or malfunction as a result of Year 2000 problems and disrupt its operations. The Company is currently unable to quantify the effect of such a malfunction, however, such an event could have a material adverse effect on the Company.

Contingency Plans

     The Company does not currently have any contingency plans with respect to Year 2000 issues. If in the future the Company identifies a material problem with a critical system, the Company will develop an appropriate contingency plan at that time. However, circumstances may occur for which there are no satisfactory contingency plans.

EURO CONVERSION ISSUE

     On January 1, 1999, 11 of the 15 member countries of the European Union are scheduled to establish fixed conversion rates between their existing currencies and the euro and to adopt the euro as their common legal currency. The Company has begun consideration of the effects of the euro conversion on its operations, but it is currently unsure of the potential impact that the euro conversion will have on its business, financial condition and results of operations, particularly as the euro conversion relates to the Company's European operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, ("SFAS 131") "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. The provisions of SFAS 131 are effective for fiscal years beginning after December 15, 1997. The Company does not anticipate the requirements of SFAS 131 will have a significant impact on reporting its financial statements.

IMPACT OF INFLATION

     Although the Company cannot accurately determine the precise effect of inflation on its operations, it does not believe that inflation has had a material effect on its revenue or results of operations for the periods presented herein. However, substantial increases in the Company's costs, particularly labor or employee benefits costs, would be likely to adversely affect the Company's revenues and operating results. In addition, because inflation would likely materially and adversely affect the airline industry as a whole, and the Company's business depends to a large extent on the economic health of the airline industry, an increase in inflation would likely have a material adverse effect on the Company's revenue and operating results.

                                    BUSINESS

     The Company is one of the largest independent providers of aviation fueling and aircraft ground services in the United States. The Company has provided quality service to its customers for 51 years and has a well-established presence in 31 airports in the United States, Europe and the Bahamas with an average tenure in excess of 20 years at its current locations. In 1997, the Company provided service to over 1.8 million commercial flights for over 200 customers, including most of the major domestic and international airlines such as American, BA, Continental, Delta, Northwest, United and US Airways, as well as regional air carriers, airport authorities and oil companies such as Esso. The Company also operates fuel storage and delivery systems for airline consortia and airport authorities, including Los Angeles International Airport's LAXFUEL, which the Company believes is the largest airport fuel consortium in the world. The Company intends to solidify its position as a leading independent provider of aviation fueling and aircraft ground services in the United States and Europe by leveraging its well-established operating history and relationships with major customers to generate new business, continuing to take advantage of outsourcing opportunities, pursuing selected acquisitions in its fragmented industry and capitalizing on international growth opportunities. For the year ended December 31, 1997 and the six months ended September 30, 1998, the Company generated revenues of $119.3 million and $61.2 million, respectively, and net income (loss) of $6.0 million and $(3.5) million, respectively. For the year ended March 31, 1998 and the six months ended September 30, 1998, the Company had a pro forma net loss of $0.8 million and $1.2 million, respectively.

     The Company's business includes aviation fueling services (57% of 1997 revenues), aircraft ground services (39%) and other aviation services (4%). Aviation fueling services are comprised primarily of into-plane fueling, maintenance and operation of fuel storage and delivery systems and the retail sale of fuel products. Generally, the Company has custody over, but not ownership of, the fuel it manages and delivers. Aircraft ground services consist primarily of ground handling, aircraft interior grooming, cargo handling, passenger and traffic services and FBOs. FBOs generally include the provision of terminal services, pilot facilities, maintenance, weather service, flight planning and hangar space to private, executive and corporate aircraft. Within each business line, the services provided by the Company are complementary and, by expanding the number of flights served at each location, the Company has the opportunity to leverage its existing infrastructure to realize higher margins on incremental revenues. The Company provides its services to customers pursuant to contractual agreements and currently has approximately 740 contracts, which have been in place, including extensions, for an average of 5.0 years each. The Company believes it has established a reputation for providing quality service and that its incumbency position at its current locations provides a significant competitive advantage, as evidenced by an average contract renewal rate over the past three years of approximately 96%. In addition, the Company has been successful in winning new business, having won approximately 38%, 45%, 52% and 72% of the new contracts on which it placed competitive bids in 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively.

     The Company believes it has a significant market share of into-plane fueling services (based on gallons pumped) at many of its locations, handling an estimated 50% or more of the outsourced commercial fueling requirements at 24 of the 29 locations where it provides such services. In addition, the Company's strategic position at certain of its locations is enhanced because the Company owns or operates the only fuel storage and delivery system at the airport. The Company believes that because it has generally made significant capital investments and has management infrastructure in place, it has a competitive advantage in winning new business relative to a competitor with a small or no presence at such locations.

INDUSTRY

     Independent aviation services include the aviation fueling and aircraft ground services provided by the Company as well as other aviation services, including food service, aircraft maintenance and avionics supplies. The demand for independent aviation services depends on both the amount of airline traffic and the extent to which airlines outsource the provision of these services. Based on airport traffic figures, its own market experience and estimates of revenue received for services rendered per plane, the Company believes that approximately 90% of the total commercial aviation fueling market and approximately 30% of the total commercial ground services market are outsourced by airlines to independent providers such as the Company and that, as a result, the aggregate independent markets for fueling services and ground services at the top 100 North American airports are approximately $300 million and $1.9 billion, respectively.

     According to the Air Transport Association of America, an independent airline industry association, domestic commercial airline traffic increased at a 2.8% compound annual growth rate from 771.6 billion ASM in 1993 to 860.6 billion ASM in 1997. Similarly, according to the Boeing 1998 Current Market Outlook, global commercial airline traffic increased at a 8.8% compound annual growth rate from approximately 3.0 trillion ASK in 1993 to approximately 4.2 trillion ASK in 1997. The Boeing 1998 Current Market Outlook projects that global commercial airline traffic will continue to grow at a 5.0% annual rate over the next ten years, with North American traffic growing at a 3.5% annual rate. The Boeing Current Market Outlook also projects that additional flights and new routes are expected to account for 82% of this growth, increased average flight lengths for 16% of this growth and larger airplanes for only 2% of this growth.

     Airline deregulation, which occurred in the United States during the late 1970s and early 1980s, not only generated new entrants in the airline market, but also stimulated demand for aviation services. The increased competition resulting from deregulation led airlines to outsource many non-core services that could be provided on a more cost-effective basis by an independent service provider. Airline deregulation also changed the pattern of air traffic, resulting in the creation of airport hubs. The creation of airport hubs further contributed to the increase in outsourcing, as service providers could realize greater economies of scale and provide more cost-effective service to large numbers of flights arriving at and departing from an airline's major hub. The trend towards outsourcing continued in the late 1980s and early 1990s, when as a result of large financial losses and a series of restructurings, airlines undertook cost-cutting efforts, which included the continued outsourcing of non-core aspects of the business. These cost-cutting efforts and outsourcing measures, along with a growing economy, allowed the airline industry to return to profitability in the mid-1990s.

     The independent aviation services industry is highly fragmented in both the United States and Europe and is characterized by many operators that provide services at a single or small number of locations. Small operators are likely to face significant competitive pressures as large airlines increasingly deal with fewer and larger suppliers providing a broader range of services at multiple locations. This trend should encourage the consolidation of the industry and enable suppliers to capitalize on economies of scale. For these reasons, the Company believes that industry consolidation will provide opportunities for growth in addition to the growth resulting from increases in airline traffic and outsourcing.

  Aviation Fueling Services

     Aviation fueling services are comprised primarily of into-plane fueling, maintenance and operation of fuel storage and delivery systems and the retail sale of fuel products.

     Into-plane fueling service consists of providing airplanes with specified amounts of fuel from fuel storage facilities located at or near the airport. Depending on the fuel storage system at a particular airport, the service provider either (i) delivers the fuel to the plane from the fuel storage tanks using a refueling tanker vehicle or (ii) if the airport is equipped with a system that delivers fuel from the fuel storage tanks directly to the airline gates via underground pipes (a "hydrant system"), connects its equipment to the hydrant at the airline gate to deliver fuel into the aircraft. Generally, into-plane fueling contracts provide for a fee based upon the volume of fuel delivered.

     Fuel system maintenance and operation consists of the maintenance and operation of the fuel storage and delivery systems at an airport. These systems are typically comprised of storage tanks, pumps, pipes and filter/separators. In the United States, airport fuel storage and delivery systems are generally owned by the local airport authority and leased collectively by certain of the airlines operating at such airport (an "airline consortium") and generally supply fuel to most of the airlines operating at that airport. Independent service providers that maintain and operate fuel storage and delivery systems are responsible for managing the fuel inventory by overseeing the receipt and disbursement of fuel, as well as the physical and administrative maintenance of these systems. Generally, contracts for the maintenance and operation of fuel storage and delivery systems provide for the reimbursement of costs, plus an additional monthly fee. There are a limited number of vendors that provide fuel system maintenance and operation services and, due to the technical nature of this service, competition is primarily driven by reputation for quality and reliability, technical competence, safety record and price.

     The retail sale of fuel products generally takes place at locations where a service provider has established FBOs to provide terminal, flight planning and other aviation services to private, executive and corporate aircraft.

     The North American market for fueling services is relatively mature with a large percentage of fueling contracts having already been outsourced to independent providers. However, the Company believes that the industry, because it is characterized by many service providers operating at a single or small number of locations, offers the potential for growth through consolidation.

     Currently, in Europe, the fueling services infrastructure is generally owned and operated by major oil companies, rather than by airport authorities or airlines as in the United States, although liberalization is taking place in the European market. The Company expects that the liberalization of the European aviation fuel services market will follow the same general trends as in the United States, when oil companies divested their fuel services operations to, or entered into joint ventures with, independent providers. However, due to the technical nature of fueling services and the often large capital investments involved, the Company expects the growth of independent competition to be limited to a relatively small number of well-capitalized, experienced companies.

  Aircraft Ground Services

     Aircraft ground services consist primarily of ground handling, aircraft interior grooming, cargo handling, passenger and traffic services and FBOs.

     Ground handling services consist of the provision of ground handling crews and all necessary ground support equipment to process airline flights through the full range of on-the-ground services. Such equipment and services include loaders to load and unload baggage and cargo, air conditioning units used to cool aircraft while waiting at a gate, ground power units used to provide auxiliary power to aircraft and tow vehicles used to move aircraft. Ground handling service providers are generally compensated through a fixed fee for each aircraft serviced, based on the size of the aircraft.

     Aircraft interior grooming consists of the cleaning of aircraft cabins between flights and cargo handling consists of the loading, warehousing and documentation of cargo. Passenger and traffic services include passenger ticketing, check-in and boarding, security clearance, special assistance and skycap services. FBOs generally include the provision of terminal services, pilot facilities, maintenance, weather service, flight planning and hangar space to private, executive and corporate aircraft. For each of these aircraft ground services, other than FBOs, the Company is generally compensated by a fixed fee for each aircraft serviced, based on the size of the aircraft. For FBOs, the Company is generally compensated by a fixed fee for specific services rendered.

     In the North American ground services sector, a majority of airline operators provide their own ground services. Nonetheless, there are several large independent ground service providers operating on a national basis as well as numerous smaller regional or single location operators. Over the past five years, major trends impacting the growth of the independent ground services industry in North America include the continuing trend towards greater consolidation among major airline companies and increased service requirements at lower costs. Airline operators continue to seek value-added service solutions, such as the use of a single service provider to supply a broad range of services at a large number of locations at costs lower than can be accomplished in-house.

     European competition in the airline industry has intensified significantly in connection with the liberalization of this market. The Company believes that such liberalization will require European airlines to compete based on price and quality of service provided. Ground services constitute not only an important component of airlines' operating costs, but also a vitally important element in the airlines' image as perceived by its customers. As such, airlines have sought freedom to choose among several suppliers of different ground handling services or have sought to supply those services themselves.

     Unlike the situation in the United States, the European market is still comprised mainly of local ground services monopolies operated by national airlines or national airport companies. An active campaign by several major European airlines, including formal complaints lodged with the European Commission, led the European Transport Ministers in December 1995 to agree to phase out these local ground services monopolies by January 1, 2003. Until recently, few ground services providers operated outside their respective home markets and only a few of the independent United States domestic ground service providers, such as ASIG, have established European operations.

COMPANY HISTORY

     The Company was formed in March 1998 to facilitate the acquisition of the ASIG business from Viad. The ASIG business has a long history of providing quality service in the independent aviation services market with its two main predecessor companies, Dispatch Services, Inc. ("DSI") and Aircraft Service International, Inc. ("ASII") operating since 1947 and 1952, respectively. Most of the companies comprising the ASIG business were acquired by the Greyhound Corporation (Viad's predecessor) in the late 1960s.

     Both DSI and ASII began as ground services operations and expanded into fueling services when the large oil companies in the United States began to divest these operations in the 1960s and 1970s. During this period, ASII also began to expand its operations beyond its traditional home in the Southeast and followed the expansion of Delta and other large customers to the western region of the United States. Aircraft Service, Ltd. the Company's first European operation, was established in the United Kingdom in 1990 to provide fueling and ground services at the London-Heathrow airport. In 1997, the Company began providing into-plane fueling services and operating the fuel delivery system at the Munich airport through Omni Aircraft and also entered into an agreement with Esso pursuant to which it began providing into-plane fueling for BA and other airlines at the London-Gatwick airport. Through this expansion into Europe, the Company believes it became the first independent aviation fueling service provider to operate at each of the London-Heathrow airport, the Munich airport and the London-Gatwick airport.

     The Company's 51-year operating history has allowed the Company to establish a reputation for providing consistent, high quality customer service and long-standing relationships with many of the world's major airlines at some of the world's busiest airports. The following chart lists the 31 airports in the United States, Europe and the Bahamas where the Company currently provides services:

                                      OPERATING                                          OPERATING
LOCATION                                SINCE      LOCATION                                SINCE
--------                              ---------    --------                              ---------
Miami, FL...........................    1947       Albuquerque, NM.....................     1987
Tampa, FL...........................    1957       Burbank, CA.........................     1987
Ft. Lauderdale, FL..................    1958       Portland, OR........................     1987
Los Angeles, CA.....................    1961       Rochester, NY.......................     1987
Orlando, FL.........................    1961       Seattle, WA.........................     1987
San Francisco, CA...................    1961       San Diego, CA.......................     1988
West Palm Beach, FL.................    1962       London, England-Heathrow............     1990
Melbourne, FL.......................    1963       Santa Ana, CA.......................     1991
Memphis, TN.........................    1963       Cleveland, OH.......................     1992
Freeport, Bahamas...................    1969       Denver, CO..........................     1993
Cincinnati, OH......................    1969       Philadelphia, PA....................     1993
Nashville, TN.......................    1969       Atlanta, GA.........................     1994
New Orleans, LA.....................    1971       Colorado Springs, CO................     1995
Sarasota, FL........................    1973       London, England-Gatwick.............     1997
Pittsburgh, PA......................    1983       Munich, Germany.....................     1997
Fairbanks, AK.......................    1985

BUSINESS STRATEGY

     The Company's objective is to solidify its position as a leading independent provider of aviation fueling and aircraft ground services in the United States and Europe. The Company intends to pursue its objective through the following business strategies:

     LEVERAGE WELL-ESTABLISHED OPERATING HISTORY AND MARKET POSITIONS. In its 51-year operating history, the Company has built a reputation for providing quality service and has established a long-term presence in its current airport locations, with an average tenure in its current 31 locations in excess of 20 years. The Company believes that it can continue to leverage its operating history and established presence at its current locations to acquire additional business thereby enhancing economies of scale and cost savings in such operations. The Company's incumbency position at its current locations often provides a significant competitive advantage in winning new business when new contracts can be priced without incorporating additional fixed costs. The Company also seeks to increase the number of locations at which it maintains and operates fuel storage and delivery systems, not only for the steady returns on such contracts, but also because providing these services creates an opportunity for the Company to increase its into-plane fueling at that location by building relationships with the airlines' local managers, who often have influence in determining their airlines' provider of into-plane fueling services.

     LEVERAGE LONG-TERM RELATIONSHIPS WITH MAJOR CUSTOMERS. The Company maintains relationships with most of the major domestic and international airlines, including American, BA, Continental, Delta, Northwest, United and US Airways. The Company believes that these long-term customer relationships, some of which have existed since the Company's inception, continue to provide the Company with opportunities to obtain additional business from these major airline customers both at the locations where the Company currently provides services to such customers, as well as at other locations. In addition, the Company expects to benefit from the trend among large airlines to deal with fewer and larger suppliers that can provide a broader range of services at multiple locations.

     MAINTAIN AND ENHANCE REPUTATION FOR CUSTOMER SERVICE AND QUALITY. The Company believes that it has one of the best service reputations in the industry, and as a result, has built a loyal customer base, which is evidenced by its average contract renewal rate of approximately 96% over the past three years. The Company provides a high level of customer service not only by providing a highly trained, efficient and professional work force, but also by maintaining regular communication with its customers. Maintaining communication enables the Company to respond to customer concerns, fosters a strong partnership with the airlines and provides the Company with information regarding potential business opportunities. As one of the leading independent providers of aviation fueling and aircraft ground services in the United States, the Company is invited to participate in many competitive bidding opportunities for new business and has generally been successful, having won approximately 38%, 45%, 52% and 72% of the new contracts on which it placed competitive bids in 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively. The Company believes that by providing high levels of customer service with an emphasis on quality, it can continue to retain a large percentage of its contracts and can be more successful in competitive bids made for new contracts. In addition, the Company has recently begun to capitalize on what it perceives as a trend among airlines towards seeking higher quality outside suppliers, as opposed to simply the lowest priced supplier, by offering enhanced levels of service in exchange for a premium price. For example, the Company is reinforcing its reputation for quality through the implementation of ISO-9002 initiatives at a major airport and expects to implement ISO-9002 initiatives at other airports. The Company's ISO-9002 initiatives include enhanced employee training and qualifications, utilizing equipment meeting certain safety, cleanliness and speed criteria and maintaining complete documentation of all systems and procedures.

     PURSUE SELECTIVE CONSOLIDATING ACQUISITIONS. The Company believes that the independent aviation service industry is highly fragmented in both the United States and Europe, which affords significant opportunities for consolidation. The industry includes many small, local or regional independent aviation service providers that may lack the financial resources and infrastructure necessary to achieve the efficiencies and economies of scale to compete effectively for new customers and to make capital commitments to grow. The Company believes that, through its established operating history, it is well-positioned to capitalize on this consolidation opportunity and that by acquiring select competitors and complementary companies it can achieve further economies of scale and cost savings. In addition, acquisitions are expected to expand the geographic coverage and range of services provided by the Company, further solidifying the Company's position as a leading independent provider of aviation fueling and aircraft ground services.

     CAPITALIZE ON INTERNATIONAL GROWTH OPPORTUNITIES. The Company believes it is well-positioned to capitalize on the liberalization taking place in the international markets for aviation services, particularly in Europe. The Company believes it became the first independent aviation fueling service provider to operate at the London-Heathrow airport when it began providing into-plane fueling services to BA there in 1990. In addition, the Company believes that in 1997 it became the first independent aviation fueling services provider to operate at each of the Munich airport and the London-Gatwick airport when Omni Aircraft began providing into-plane fueling services and operating the fuel delivery system at Munich and the Company entered into an agreement with Esso pursuant to which it began providing into-plane fueling for BA and other airlines at London-Gatwick. Alliances with large oil companies such as Esso offer the potential to accelerate the Company's penetration of the European market by leveraging the oil companies' existing airport services infrastructure, contracts and contacts. The Company believes that its quality reputation and current European operations, particularly its relationship with BA, has positioned the Company to be a preferred supplier among many potential European customers. The Company also believes it is well-positioned in the gateway cities of Miami, Los Angeles, San Francisco, Atlanta and Seattle to take advantage of growth and market developments in Latin America, Europe and the Asia-Pacific regions.

     INCREASE OPERATING EFFICIENCY. Management has identified several areas where it believes the Company can achieve immediate cost savings, including the implementation of a new pension plan and insurance policy and the reduction of overhead. In addition, the Company believes that it can improve its operating efficiency through the economies of scale created by leveraging its existing infrastructure to realize higher margins on incremental revenue. The Company is also undertaking programs to reduce costs through the redesign of systems, procedures and measurements to improve worker efficiency, safety and satisfaction. In addition, the Company has developed a comprehensive plan to upgrade the quality and efficiency of its equipment, which is expected to reduce operating costs.

OPERATIONS

  Aviation Fueling Services

     The Company provides fueling services at 16 of the top 50 North American airports (as ranked by Airports Council International in terms of total aircraft movements), including Atlanta, Los Angeles, Miami, Denver, Philadelphia, Pittsburgh and San Francisco. Generally, the Company has custody over, but not ownership of, the fuel it manages and delivers, and thus has limited direct exposure to fluctuations in fuel prices. In 1997, the Company's aviation fueling services accounted for 57% of its revenue.

     Into-Plane Fueling Services. Into-plane fueling services provided $53.4 million, $50.8 million and $46.7 million of the Company's revenue in 1997, 1996 and 1995, respectively. The Company provides into-plane fueling at 29 locations, including both major hub airports as well as smaller sites, and in 1997 delivered fuel to more than 1.7 million flights.

     Major hub airports where the Company operates include Atlanta, Cincinnati, London (Heathrow and Gatwick), Los Angeles, Memphis, Miami, Munich, Orlando, Philadelphia, Pittsburgh, San Francisco and Seattle. At Atlanta Hartsfield International Airport, the Company operates what it believes is the single largest into-plane fueling contract in the world which involves servicing approximately 630 Delta flights daily. At Pittsburgh International Airport, the Company provides into-plane fueling for approximately 480 US Airways flights daily. In 1990, the Company won the into-plane fueling contract for BA at the London-Heathrow airport through a competitive bid process and currently supplies fuel to more than 250 BA flights daily. In May 1997, Omni Aircraft won the contract to maintain and operate the Munich airport owned fuel systems as well as one of two into-plane fuel service licenses. In June 1997, pursuant to an agreement with Esso, the Company began providing into-plane fueling to BA and other airlines at the London-Gatwick airport.

     The Company and its customers measure its into-plane fueling performance based on timing, accuracy, staff professionalism, safety and quality of service. The Company must meet strict criteria in all of these areas. For airlines operating on tight flight schedules, timely refueling of aircraft is vitally important to operating performance. The Company utilizes its extensive scheduling experience and a workforce of cross-trained employees to ensure that its commitments are met. Company employees are cross-trained in a variety of functions which better enables the Company to fulfill peak demand requirements using a flexible number of personnel.

     Into-plane fueling requires delivery of exact amounts of fuel and the maintenance of timely and accurate records. The Company delivers large quantities of fuel (approximately 4.2 billion gallons in 1997), and at any time can provide customers with accurate records of the contracted fuel deliveries. The Company has developed proprietary software and MIS systems to generate these records for customers.

     Safety is of paramount importance to the Company and to its customers. The critical nature of fuel quality demands that extensive safety protocols be followed and enforced. All Company personnel undergo a safety training course upon initial employment followed by refresher courses every year and are rigorously monitored for adherence to safety procedures.

     Fuel System Maintenance and Operations. Fuel system maintenance and operations generated revenue of $8.0 million, $6.1 million and $6.0 million in 1997, 1996 and 1995, respectively. The combined fuel storage capacity of the fuel systems that the Company owns and operates or contracts to maintain and operate exceeds 90 million gallons.

     The most prominent example of the Company's fuel system maintenance and operations is its management of LAXFUEL, which the Company believes is the largest airport fuel consortium in the world. Currently comprised of 56 domestic and international airlines, LAXFUEL is operated on a 24-hour basis, receiving fuel from more than 17 suppliers and processing approximately 1,000 fuel accounting transactions each day. In 1997, the Company managed monthly volume at LAXFUEL of approximately 132 million gallons. The Company first won this contract in 1986 and recently managed a $85 million upgrade of the fuel system. Since the original contract award, the Company has won two follow-on contracts from LAXFUEL.

The Company also maintains and operates fuel storage and delivery systems for either airline consortia, oil company consortia, a single airline or the local airport authority in 15 other locations, including Cincinnati, Denver, Ft. Lauderdale, Memphis, Miami and Pittsburgh. In addition, the Company owns and operates six fuel storage and delivery systems in Albuquerque, Melbourne, New Orleans, Orlando, Sarasota and West Palm Beach.

     As a result of its long operating history, the Company has developed significant expertise in providing efficient systems and processes necessary for the successful maintenance and operation of fuel storage and delivery systems. One notable internally developed software program is the Airport Fuel Inventory Control System ("AFICS"). Developed in 1995, AFICS increases the reporting efficiency for the large consortium fuel inventories that the Company manages and has been an instrumental factor in the Company's ability to secure additional contracts to maintain and operate fuel facilities.

     Other Aviation Services. In addition to the other services discussed, at locations where the Company operates FBOs, namely Albuquerque, Freeport, Bahamas and Orlando, the Company sells aviation fuel to retail customers.

  Aircraft Ground Services

     In 1997, the Company's aircraft ground services accounted for 39% of revenue.

     Ground Handling. Ground handling services generated revenue of $23.3 million, $30.9 million and $27.4 million in 1997, 1996 and 1995, respectively. The Company provides ground handling services to over 100 domestic and international airlines at 12 locations and is capable of servicing any size aircraft, from commuter planes to wide-body Boeing 747s. The Company's largest ground handling operation is at Miami International Airport where the Company and its predecessors have been providing ground handling services since 1947. The Company has over 600 employees servicing 54 airlines and approximately 2,400 flights per month at Miami International Airport. The Company also operates and maintains the computerized baggage system for the entire "B" and "F" concourses and handles the Federal Inspection Service baggage distribution for all international carriers at the airport.

     The Company measures its ground handling operating performance based on timing, staff professionalism, safety and quality. Airline customers closely track the Company's ability to operate within strict timing parameters and efficiently process such functions as baggage handling, which impact airline customer satisfaction. Ground handling typically requires a large number of employees and vehicles to service an aircraft and thus airlines seek suppliers that are large enough to cost-effectively provide such employees and services. By providing an outsourced alternative for the ground handling needs of many airlines, the Company is able to take advantage of economies of scale and offer customers access to quality and timely ground handling service at a substantial discount to the cost of in-sourcing such services.

     Aircraft Interior Grooming. Aircraft interior grooming generated revenue of $15.9 million, $16.6 million and $15.3 million in 1997, 1996 and 1995, respectively. The Company provides aircraft interior grooming services at 13 locations and has the capability to expand these services throughout the Company's entire network. The Company's largest interior grooming contract is currently with BA at the London-Heathrow airport, where the Company provides interior grooming services for BA's fleet of Boeing 747 wide-body aircraft. However, BA has informed the Company that it intends not to renew this contract following its expiration in January 1999. The Company is developing a strategy for responding to BA in regard to this contract. See "Prospectus Summary--Recent Developments." Timing and quality are key components of this service as the Company must consistently adhere to tight time schedules and achieve high performance benchmarks on cleaning quality, an attribute with significant influence on airline customer satisfaction.

     Cargo Handling. The Company provides cargo handling services primarily in conjunction with its ground handling operations. The Company handles both domestic and international cargo as well as specialized cargo and hazardous shipments.

     Other Ground Services. The Company regularly provides certain airline customers at its Ft. Lauderdale, Miami, Orlando and Tampa locations with passenger handling services, and from time to time provides such services to charter airline customers in Albuquerque and Pittsburgh. The Company often fulfills its customers' particular needs by providing specialized staff who may be multilingual or trained for specific tasks.

     In addition, the Company provides certain airline customers in Miami and Orlando with flight operations and load control, including communications, flight dispatch, weight and balance information, flight planning, weather service and diplomatic clearances. The Company operates limited FBOs in Albuquerque, Freeport, Bahamas and Orlando, where it provides terminal services, pilot facilities, line maintenance, worldwide weather service, flight planning and hanger space for private, executive and corporate aircraft. The Company also operates United's VIP lounge at the London-Heathrow airport.

CUSTOMERS

     The Company's customer base is comprised of airlines, airport authorities and oil companies. The Company believes that the Company has established strong customer relationships with most of the major domestic and international airlines, including American, BA, Continental, Delta, Northwest, United and US Airways, as well as many regional and smaller carriers. The Company has also built strong relationships with many leading airport authorities and oil companies.

     In 1997, the Company's two largest customers, Delta and BA, accounted for approximately 17.5% and 14.1% of revenue, respectively, and the Company's top ten customers accounted for approximately 57.4% of revenue. See "Risk Factors--The Company is Dependent on Maintaining Its Relationships with Certain Significant Customers."

SALES AND MARKETING

     The Company's sales and marketing staff is comprised of seven professionals who average over 17 years of experience with the Company. All sales personnel are compensated through salary plus an incentive bonus based on the Company's overall performance.

     The Company formally markets its services through a combination of customer visits, membership in trade organizations, participation in International Air Transportation Association and National Air Transportation Association trade shows and seminars, and sponsorship of events at annual meetings of consortia that own major fuel storage and delivery systems. Informational marketing also takes place on a daily basis through interaction with the Company's customers at all levels of their respective organizations.

     These marketing activities lead to bidding opportunities that the Company receives in the following ways: (i) airlines call and formally request a proposal from a selected group of service providers; (ii) existing customers request proposals for add-on services; (iii) non-solicited calls are made to selected airlines offering services, and (iv) airlines request proposals through a general solicitation to any interested service provider.

     The Company wins the majority of its new business through the competitive bid process and has established a strong track record in this regard, having won approximately 38%, 45%, 52% and 72% of the new contracts on which it placed competitive bids in 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively. The Company currently has approximately 740 contracts, which have been in place, including extensions, for an average of 5.0 years each, and over the past three years, the Company's average contract renewal rate has been approximately 96%. In 1997, the Company's largest contract accounted for 8.8% of revenue, and no other contract accounted for more than 4.3% of revenue. The majority of the Company's contracts have an industry standard initial length of one year, although the Company's larger contracts generally run for initial terms of three to five years.

COMPETITION

     The aircraft services industry is highly fragmented, consisting of a limited number of well-capitalized companies which offer a broad range of services, a large number of smaller, specialized companies and subsidiaries established by major airlines to provide certain services. The Company's major competitors include Airport Group International Inc., AMR Services Corporation (a subsidiary of American), DSS, DynAir, Hudson General Corporation, Mercury Air Group, Inc., Odgen Aviation Services Inc. and

Signature Flight Support Corp. The Company believes that the principal competitive factors in the aviation services industry are quality, safety, turnaround time, overall customer service, technical capabilities of personnel and price. The Company believes that it competes favorably on the basis of all of the foregoing factors.

FACILITIES AND EQUIPMENT

     The Company's headquarters are currently located in Fort Lauderdale, Florida near Fort Lauderdale International Airport and occupy approximately 14,000 square feet (with options for expansion) pursuant to a lease which expires in December 2005. The Company maintains numerous facilities such as tank farms, hangers, warehouses and equipment depots, among others, at airports across the United States, Europe and the Bahamas as part of its service operations.

     The Company owns a large fleet of equipment, major components of which include refueling tankers, hydrant dispensers, jumbo aircraft loaders, aircraft air conditioner trucks and generators. The Company manages the fleet centrally and follows standardization guidelines to facilitate worker training, to strengthen purchasing power and to maintain industry standards.

     Through its heavy maintenance support facility in Tampa, Florida, the Company refurbishes its fleet of vehicles and equipment on an ongoing basis. Vehicles such as refueling tankers can undergo complete overhauls involving the replacement of all pumping systems, electrical systems, major operating components and chassis. The actual fuel tanks themselves do not usually require refurbishment and their economic lives range between 30 and 40 years.

ENVIRONMENTAL MATTERS

     The Company is subject to compliance obligations and liabilities imposed pursuant to federal, state, local and foreign environmental and workplace health and safety requirements, including CERCLA. In particular, the Company's aircraft fuel handling operations are subject to liabilities and obligations relating to the aboveground and underground storage of, and the release and cleanup of, petroleum products. The Company rigorously monitors its environmental responsibilities and believes it was one of the first service providers in the industry to develop extensive in-house oversight expertise from years of operating experience. Despite such efforts, the possibility exists that noncompliance could occur or be identified in the future, the penalties or corrective action costs associated with which could be material. In addition, requirements are complex, change frequently, and have tended to become more stringent over time, and there can be no assurance that these requirements will not change in the future in a manner that could materially and adversely affect the Company.

     The Company is currently conducting or funding, or expects to conduct or fund, environmental investigations, monitoring and cleanups at certain of its previously or currently operated facilities, including facilities located at the Memphis, Miami, New Orleans, Portland, Sarasota and Seattle airports, and has received claims or demands to pay a portion of airport-wide costs, including in some cases under CERCLA or analogous state laws with respect to its Philadelphia, San Diego and San Francisco airport facilities. At certain facilities at which the Company provides into-plane fueling services or maintains and operates a fuel storage and delivery system, environmental remedial costs have been borne by the owners of airport fueling systems rather than the Company. In addition, the Company has in place other legal arrangements (e.g., contractual indemnities, insurance policies, allocation agreements and state funding mechanisms for cleanup of pollution from storage tanks) which it believes significantly mitigate the foregoing liabilities. However, the Company cannot guarantee that the state programs will continue to have funds available for the cleanup of tank sites. In the event that these or other legal arrangements fail, the Company could bear direct liability for the foregoing or any future matters and such liability could be material. In addition, there can be no assurance that future environmental investigations by the Company will not identify other environmental conditions requiring material expenditures of funds.

     From time to time, the Company receives notices of potential liability, pursuant to CERCLA or analogous state laws, for cleanup costs associated with offsite waste recycling or disposal facilities at which wastes associated with its operations have allegedly come to be located. Liability under CERCLA is strict, retroactive, and joint and several, although such liability is often allocated among multiple responsible parties. In the past several years, such notices have been received for the Peak Oil site in Tampa, Florida; the South Eighth Street Landfill site in West Memphis, Arkansas; the Wingate Road site in Ft. Lauderdale, Florida; and the Petroleum Products Corporation site in Pembroke Pines, Florida. With respect to all such sites, the Company either has settled its liability (Peak Oil), expects its liability to be de minimis and fully indemnified by Viad (South Eighth Street), or has denied liability altogether (Wingate Road and Petroleum Products). The possibility exists that the Company will receive additional notices of CERCLA-type liability in the future. In light of the relatively small volume of waste typically contributed by the Company, the applicability of the CERCLA "petroleum exemption" to certain of its wastes, the large numbers of parties typically involved in such sites, and the availability of contractual indemnifications, although there can be no assurance in this regard, the Company currently expects that its future liabilities for cleanup of offsite disposal facilities will not be material.

     Subject to certain time and dollar limitations, Viad has agreed to indemnify the Company with respect to certain pre-Acquisition environmental liabilities, including all known and unknown onsite and offsite contamination matters. Based upon its environmental due diligence investigation, the Company believes that such indemnification, coupled with the legal arrangements set forth above, provide sufficient protection with respect to environmental liabilities. In the event that Viad fails to honor this indemnification, the Company could bear direct liability for such matters and such liability could be material. See "Risk Factors--Risk that the Company may be Adversely Effected as a Result of Environmental and Safety Regulations to Which It is Subject."

EMPLOYEES

     As of September 30, 1998, the Company employed 3,300 people. Of this total, approximately two-thirds were represented by unions, with the other third generally employed at airports operating without union representation. The Company has no nationwide labor contracts and its contract terms differ from station to station. There are currently approximately 30 collective bargaining contracts in place, almost all of which have terms of three years. Collective bargaining contract expirations are staggered with approximately one-third coming up for renewal each year. Most of the Company's union contracts provide "ramp agent" as a single rank classification, thereby giving the Company flexibility to utilize its staff according to ad hoc requirements in fueling, ground handling, cabin cleaning and baggage handling. The Company believes it has very good relationships with its employees and various unions. There has never been a strike or work stoppage at any facility operated by the Company.

LEGAL

     The Company and certain of its subsidiaries and affiliates are plaintiffs or defendants in various actions, proceedings and claims, including environmental claims. Some of the foregoing involve or may involve compensatory or other damages. Litigation is subject to many uncertainties and although liability, if any, is not ascertainable, the Company believes that any resulting liability will not materially affect the Company's financial position or the results of its operations.

     Subject to certain limitations, Viad has agreed to indemnify the Company for: (i) liability for medical claims and worker's compensation claims; (ii) liability for unknown and undisclosed claims existing on or prior to the closing date of the Acquisition and not reflected in the balance sheet of the ASIG business or otherwise disclosed in the schedules to the Share Purchase Agreement (as defined herein); (iii) liability for obligations relating to employee benefits and employee benefit plans existing on or prior to the closing date of the Acquisition; and (iv) liability for any claim or matter relating to or arising with respect to the ASIG business or its assets on or prior to the closing date of the Acquisition. Based upon its due diligence investigation, the Company believes that such indemnification provides ample protection with respect to such pre-Acquisition liabilities, although there can be no assurance in this regard. In the event that Viad fails to honor this indemnification, the Company could bear direct liability for such matters and such liability could be material.

INSURANCE

     The Company's business activities subject it to risk of significant potential liability under federal and state statutes, common law and contractual indemnification agreements. The Company reviews the adequacy of its insurance on an ongoing basis. The Company believes it follows generally accepted standards for its lines of business with respect to the purchase of business insurance and risk management practices. The Company accordingly maintains insurance in amounts it deems appropriate for its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information (ages as of September 30, 1998) with respect to the persons who are members of the Board of Directors (the "Board") or executive officers of the Company. Hancock and CIBC Ventures together have the ability to appoint a majority of the members of the Board of both Ranger and the Company pursuant to the Securityholders Agreement. See "Certain Transactions--Securityholders Agreement."

                 NAME                    AGE                   POSITION AND OFFICES
                 ----                    ---                   --------------------
Stephen D. Townes......................  46     President, Chief Executive Officer and Director
George B. Schwartz.....................  45     Chairman of the Board, Director and Assistant
                                                Secretary
George W. Watts........................  46     Executive Vice President and Secretary
John W. Gassett........................  51     Senior Vice President--ASIG North America
Paul Jefferson.........................  43     Senior Vice President and Managing Director--ASIG
                                                Europe
William McLendon.......................  38     Vice President--Eastern Operations
Ronald F. Pattie.......................  50     Vice President--Technical Services
Michael A. Krane.......................  43     Vice President--Finance
D. Dana Donovan........................  42     Director
Jay R. Levine..........................  42     Director
Edward Levy............................  34     Director
S. Mark Ray............................  46     Director

     Stephen D. Townes founded Ranger and the Company and became President, Chief Executive Officer and Director upon the consummation of the Acquisition. Prior to joining Ranger and the Company, Mr. Townes had been the Vice Chairman and a Director of Sabreliner Corporation's commercial aircraft services division since November 1995. From July 1994 to November 1995 Mr. Townes was President and Partner of Intertrade Ltd., and prior to joining Intertrade, Mr. Townes was the Executive Vice President & Technical Operations Officer of Stevens Aviation. Prior to joining Stevens Aviation in March 1990, Mr. Townes held management positions with the Dee Howard Company and LTV Aerospace & Defense (now Vought Aircraft). Mr. Townes received an engineering degree from West Point, an MBA from Long Island University and completed the PMD Program at Harvard Business School.

     George B. Schwartz co-founded Ranger and the Company and became Chairman of the Board upon the consummation of the Acquisition. Mr. Schwartz is currently the President of Tioga Capital Corporation, a position he has held since 1991. From 1987 to 1990, Mr. Schwartz was a Partner of The Airlie Group, L.P., an investment fund, the general partner of which was an affiliate of Bass Brothers Enterprises. Prior to joining Airlie, Mr. Schwartz was employed as a Senior Vice President of Drexel Burnham Lambert, Inc. Mr. Schwartz also serves as a director of Worldwide Games Corporation and Thompson Hospitality Corporation and as Chairman of the Board of Engineered Fibres, Inc. Mr. Schwartz received his MBA from the Amos Tuck School at Dartmouth College and a bachelors degree from Vanderbilt University.

     Dr. George W. Watts joined Ranger and the Company as Executive Vice President and Secretary upon the consummation of the Acquisition. Prior to joining Ranger and the Company, Dr. Watts had been the President of Executive Vision, a management consulting firm specializing in executive and organizational development from 1985 to 1994 and 1997 to 1998. From 1994 to 1996, Dr. Watts was the Executive Vice President of PM Realty Group. Dr. Watts has authored several books regarding corporate change management and executive development and has consulted with numerous venture capital companies and major corporations in the areas of executive assessment, management training, business process re-engineering, corporate restructuring, marketing program development, post-merger integration and accelerated growth management. Dr. Watts received a bachelors, master's and Ph.D. degrees in psychology and education from The College of William and Mary.

     John W. Gassett joined the Company in 1967 and until 1980, served as Station Manager of the West Palm Beach, Miami and Fort Lauderdale facilities. In 1980, Mr. Gassett was appointed a Director of Sales, in 1988 was named Vice President--Marketing and Sales and, effective July 1998, was promoted to his current position. Mr. Gassett attended the University of North Florida and Pensacola Jr. College.

     Paul Jefferson joined the Company in 1996 as Vice President--Europe and, effective July 1998, was promoted to his current position. Mr. Jefferson is responsible for all aspects of the Company's business in the United Kingdom and continental Europe. Mr. Jefferson is also a director of Omni Aircraft Service GmbH, the Company's joint venture in Germany. From 1992 to 1996, Mr. Jefferson held the position of Retail Services Manager in France with Eurotunnel and prior to that Mr. Jefferson was employed with Esso U.K. for 14 years. Mr. Jefferson received a BSc degree (with Honours) in Business Studies from Queens University--Belfast.

     William McLendon joined the Company in July 1998 as Vice President--Eastern Operations. Mr. McLendon is responsible for all aspects of the Company's business in the eastern U.S. Prior to joining the Company, Mr. McLendon was a General Manager with Stevens Aviation from 1994 to 1996, and from 1991 to 1994, was employed by ATS Aerospace, Inc., most recently as Vice President, Operations. From 1981 to 1991 Mr. McLendon served in the United States Air Force. Mr. McLendon received an engineering degree from the United States Air Force Academy and bachelors and master's degrees from Oxford University where he was a Rhodes Scholar.

     Ronald F. Pattie joined the Company in 1969 as a field operations officer, has since served as Director of Maintenance, was appointed as Director of Technical Services and Quality Assurance in 1983 and, effective July 1998, was promoted to his current position. Mr. Pattie received a bachelors degree in Business Administration and Accounting from the University of South Florida.

     Michael A. Krane joined the Company in 1990 as Manager of Financial Reporting, was promoted to Assistant Controller in 1995 and Controller in 1997, positions in which he was responsible for the Company's tax and treasury functions, and was promoted to his current position in July 1998. From 1989 to 1990, Mr. Krane was the owner and President of an advertising service and from 1984 to 1989 he was Controller and Principal Accounting Officer of Home Fitness Studio, a publicly held multi-state retailer of exercise equipment. From 1979 to 1984, Mr. Krane held positions with two public accounting firms, where he specialized in taxes. Mr. Krane received a bachelors degree from the State University of New York--Buffalo and is a Certified Public Accountant.

     D. Dana Donovan became a Director of Ranger and the Company upon the consummation of the Acquisition. Mr. Donovan has been a Senior Investment Officer at John Hancock Mutual Life Insurance Company since 1990. From 1988 to 1990, Mr. Donovan was a principal with Berwick Capital. From 1985 to 1988, Mr. Donovan was with Signal Capital's Merchant Banking Group. Mr. Donovan is a director of Learning Curve International L.L.C. and Mobile Information Systems, Inc. Mr. Donovan received his MBA from the Amos Tuck School at Dartmouth College and a bachelors degree from Duke University.

     Jay R. Levine became a Director of Ranger and the Company upon the consummation of the Acquisition. Since 1997, Mr. Levine has served as a Managing Director of CIBC Oppenheimer Corp. and manages the CIBC Oppenheimer High Yield Merchant Banking Funds. From 1996 to 1997, Mr. Levine was President of PPMJ, Inc., a private consulting firm that advised its clients on private equity investments. From 1990 to 1996, Mr. Levine was a senior executive in the Morningside and Springfield Group, a private investment company. Mr. Levine is a director of Consolidated Advisors Limited, L.L.C., Global Crossing, Ltd., Heating Oil Partners, L.P. and Evercom, Inc. Mr. Levine received a bachelors degree from Syracuse University, a JD degree from Tulane University and an LLM in taxation from New York University.

     Edward Levy became a Director of Ranger and the Company upon the consummation of the Acquisition. Mr. Levy has been a Managing Director of CIBC Oppenheimer Corp. since 1995. Between 1991 and 1995, Mr. Levy held various positions at The Argosy Group, L.P., culminating in the position of Managing Director. Mr. Levy has also held positions in the Mergers and Acquisitions Group of Drexel Burnham Lambert Incorporated and the Corporate Finance Department of Kidder, Peabody & Co., Incorporated. Mr. Levy is also a director of Heating Oil Partners, L.P., Norcross Safety Products, L.L.C., DSMax International, Inc. and High Voltage Engineering Corporation. Mr. Levy is a graduate of Connecticut College.

     S. Mark Ray became a Director of Ranger and the Company upon the consummation of the Acquisition. Mr. Ray has been a Senior Investment Officer at John Hancock Mutual Life Insurance Company since 1991, where he manages a $2.0 billion transportation portfolio for the Bond and Corporate Finance Group. Before joining John Hancock Mutual Life Insurance Company in 1978, Mr. Ray was a United States Air Force pilot candidate, as well as a civilian aviator. Leaving active duty in 1977, but continuing service with the Air Force Reserves, he worked on the marketing and operations staff of the Kansas City Southern Railway Company for a year in Dallas. As an inactive ready-reservist, Mr. Ray achieved the rank of Captain and in 1987, after completing his service commitment, he received his Honorable Discharge. Mr. Ray received a bachelors degree from Texas Tech University in 1975.

COMPENSATION OF DIRECTORS

     Generally, the Directors of Ranger and the Company will not be paid for their services on the Board. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending Board meetings. The Company has entered into an agreement with Tioga pursuant to which Tioga will receive a fee during the period which Mr. Schwartz serves as Chairman of the Board. Mr. Schwartz is the President of Tioga. See "Certain Transactions--Chairman Agreement."

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation of executive officers of the Company will be determined by the Board of Directors. The following Summary Compensation Table includes individual compensation information for the former Executive Vice President and General Manager and each of the four other most highly compensated executive officers of the Company in fiscal 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                             ---------------------------------------
                                                                      OTHER ANNUAL        ALL OTHER
        NAME AND PRINCIPAL POSITION          SALARY($)    BONUS($)   COMPENSATION(A)   COMPENSATION($)
        ---------------------------          ---------    --------   ---------------   ---------------
Robert B. Tarman (b).......................  $148,833     $18,200       $     --          $ 21,336(c)
Former Executive Vice President and General
Manager
Lloyd M. Stauffer, Jr......................   119,477      18,200             --           112,646(d)
Senior Vice President--Customer Service
Maurice W. Blauch II (e)...................   112,167      76,900             --               429(f)
Former Chief Financial Officer
John W. Gassett............................   106,875      11,500             --             6,643(g)
Senior Vice President--ASIG North America
David R. Pettit, Jr........................    93,671      10,700             --           119,516(h)
Vice President--Human Resources

---------------

(a) Excludes perquisites and other personal benefits, securities or property which aggregate the lesser of $50,000 or 10% of the total annual salary and bonus.

(b) Following consummation of the Acquisition, Mr. Tarman retired.

(c) Includes payments made on behalf of Mr. Tarman of $2,899 for group term life insurance, $13,479 for moving expenses and $14,734 for financial planning services.

(d) Includes payments made on behalf of Mr. Stauffer of $3,492 for group term life insurance and $12,887 for financial planning services and reflects a contribution of $27,002 made to Viad's Senior Employee Retirement Plan by Viad on behalf of Mr. Stauffer. Also includes $68,815 received by Mr. Stauffer upon the purchase and sale of 7,528 shares of common stock of Viad pursuant to options to acquire such stock granted to Mr. Stauffer by Viad.

(e) Mr. Blauch resigned as Chief Financial Officer effective April 1997.

(f) Represents payments made on behalf of Mr. Blauch for group term life insurance.

(g) Includes payments made on behalf of Mr. Gassett of $1,251 for group term life insurance and a contribution of $5,392 made to Viad's Senior Employee Retirement Plan by Viad on behalf of Mr. Gassett.

(h) Includes payments made on behalf of Mr. Pettit of $1,658 for group term life insurance and a contribution of $5,512 made to Viad's Senior Employee Retirement Plan by Viad on behalf of Mr. Pettit. Also includes $112,347 received by Mr. Pettit upon the purchase and sale of 13,739 shares of common stock of Viad pursuant to options to acquire such stock granted to Mr. Pettit by Viad.

EMPLOYMENT AGREEMENTS

     Messrs. Townes and Watts have each entered into an employment agreement (each, an "Employment Agreement") with Ranger and the Company. The Employment Agreements provide for the employment, until March 31, 2001, unless terminated earlier as provided in the respective Employment Agreement, of (i) Mr. Townes as the President and Chief Executive Officer and (ii) Mr. Watts as Executive Vice President. The Employment Agreement of Mr. Townes provides for an annual base salary of $275,000 and the Employment Agreement of Mr. Watts provides for an annual base salary of $212,000. In addition, each Employment Agreement provides:
(i) for the base salary to increase based on the Consumer Price Index; (ii) an annual bonus to be determined by the Board of Directors of the Company; and
(iii) health benefits, life and disability insurance, participation in the Company's retirement plan(s) and customary fringe benefits and vacation periods.

     Each Employment Agreement may be terminated by the Company at any time with or without Cause. Each Employment Agreement defines "Cause" to mean any of the following acts: (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (ii) conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute; (iii) failure to perform duties as reasonably directed by the Board of Directors of the Company or the Company's president; (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries; or (v) any other material breach of the Employment Agreement which is not cured within 15 days after written notice thereof. Messrs. Townes and Watts may also choose to terminate employment with the Company by reason of a Constructive Termination. "Constructive Termination" means (i) a reduction of base salary or (ii) the assigning of any duties inconsistent with duties first described in the respective Employment Agreement. If the employment of Mr. Townes is terminated for any reason other than (i) a termination by the Company for Cause or (ii) a termination by Mr. Townes that is not a Constructive Termination, Mr. Townes will receive severance compensation equal to 18 months base salary and current health benefit coverage. If the employment of Mr. Watts is terminated for any reason other than (i) a termination by the Company for Cause or (ii) a termination by Mr. Watts that is not a Constructive Termination, Mr. Watts will receive 12 months salary if such termination occurs before December 31, 1998 and will receive 18 months salary if such termination occurs thereafter, unless such termination is in connection with the refusal by Mr. Watts to relocate to the Company's headquarters, in which case Mr. Watts will receive nine months salary.

     The Company's former Chief Financial Officer, Mr. F. Andrew Mitchell, received severance pay of 12 months salary ($212,000) and basic health benefit coverage in connection with his leaving the Company on December 31, 1998.

     Messrs. Townes and Schwartz have also entered into agreements with Ranger pursuant to which they, acting directly or indirectly, have purchased Class A Voting Common Stock of Ranger. See "Certain Transactions--Executive Stock Agreement" and "--Investor Stock Agreements."

401(K) AND PROFIT SHARING PLAN

     The Company has a 401(k) plan (the "401(k) plan") for the benefit of substantially all of its non-union employees, which is qualified for tax exempt status by the Internal Revenue Service. Employees can make contributions to the plan up to the maximum amount allowed by federal tax code regulations.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding and held of record by Ranger.

     The authorized capital stock of Ranger consists of: (i) 2,000,000 shares of common stock, par value $0.01 per share, of which 1,000,000 shares are designated Class A Voting Common Stock (the "Class A Common") (35,997.8 shares are issued and outstanding) and 1,000,000 shares are designated Class B Non-Voting Common Stock (the "Class B Common") (69,030 shares are issued and outstanding); and (ii) 200,000 shares of 10.5% Payment-in-Kind Redeemable Preferred Stock, par value $0.01 per share (the "Preferred Stock" and, collectively with the Class A Common and the Class B Common, the "Securities") (6,000 shares are issued and outstanding). The holders of Class A Common have the right to vote on all matters to be voted on by the stockholders of Ranger. Each holder of Class A Common is entitled to one vote per share. Except as otherwise required by law a holder of Class B Common or Preferred Stock does not have any voting rights with respect thereto. Each share of Class A Common is convertible at any time into one share of Class B Common and each share of Class B Common is convertible at any time into one share of Class A Common, in each case at the option of the holder of such share. Except as described above with respect to voting rights, the Class A Common is identical to the Class B Common.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the equity of the Company is owned by Ranger. The following table sets forth certain information regarding the beneficial ownership of the equity securities of Ranger by: (i) each of the Directors and executive officers of Ranger; (ii) all Directors and executive officers of Ranger as a group; and
(iii) each owner of more than 5% of any class of equity securities of Ranger ("5% Owners"). Ranger currently has 39,997.8 shares of Class A Common, 69,030 shares of Class B Common and 6,000 shares of Preferred Stock issued and outstanding. Unless otherwise noted, the address for each Director and executive officer of Ranger is c/o Ranger Aerospace Corporation, 1 Caledon Court, Greenville, South Carolina 29615-3170.

                                                CLASS A COMMON      CLASS B COMMON    PREFERRED STOCK
                                              ------------------   ----------------   ----------------
    NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER    PERCENT   NUMBER   PERCENT   NUMBER   PERCENT
    ------------------------------------      --------   -------   ------   -------   ------   -------
DIRECTORS AND EXECUTIVE OFFICERS:
George B. Schwartz (a)......................   5,964.8    15.91%      --        --       --        --
Stephen D. Townes (b).......................     2,663     7.10       --        --       --        --
Edward Levy (c).............................    18,370    49.00    12,630    18.30%   4,650     77.50%
D. Dana Donovan (d).........................        --       --    56,400    81.70       --        --
S. Mark Ray (d).............................        --       --    56,400    81.70       --        --
Jay R. Levine (c)...........................    18,370    49.00    12,630    18.30    4,650     77.50
All Directors and Officers as a group (6
  persons)..................................  26,997.8    72.01    69,030    100.0    4,650     77.50
5% OWNERS:
John Hancock Mutual Life Insurance Company
  (e).......................................        --       --    56,400    81.70       --        --
Canadian Imperial Bank of Commerce (f)......    18,370    49.00    12,630    18.30    4,650     77.50
Randolph Street Partners II (g).............     5,000    13.34       --        --      750     12.50
Gregg L. Engles (h).........................     4,000    10.67       --        --      600     10.00
Danielle Schwartz Trust, UAD 10/1/93 (i)....   5,694.8    15.91       --        --       --        --

---------------

(a) Includes 5,964.8 shares of Class A Common owned by the Danielle Schwartz Trust, UAD 10/1/93. Mr. Schwartz disclaims beneficial ownership of all such shares.

(b) Includes 2,663 shares of Class A Common currently being transferred from Mr. Townes to the Townes Family Trust. Mr. Townes does not have beneficial ownership in, or control over, the Townes Family Trust.

(c) Includes 18,370 shares of Class A Common, 12,630 shares of Class B Common and 4,650 shares of Preferred Stock beneficially owned by CIBC. Such person disclaims beneficial ownership of all such shares. Such person's address is c/o CIBC Oppenheimer Corp., 425 Lexington Avenue, New York, New York 10017.

(d) Includes 56,400 shares of Class B Common beneficially owned by John Hancock Mutual Life Insurance Company. Such person disclaims beneficial ownership of all such shares. Such person's address is c/o John Hancock Mutual Life Insurance Company, John Hancock Place, Box 111, Boston, Massachusetts 02117.

(e) Such person's address is John Hancock Place, Box 111, Boston, Massachusetts 02117.

(f) Such person's address is 161 Bay Street, 8th Floor, BCE Place; PP Box 500 MSJ 258, Toronto, Canada. Each of Messrs. Jay Bloom, Andrew Heyer and Dean Kehler (each of whom are Managing Directors of CIBC Oppenheimer Corp.) may be viewed as sharing beneficial ownership of such shares.

(g) Such person's address is 200 East Randolph Drive, Suite 5400, Chicago, Illinois 60601.

(h) Such person's address is 3811 Turtle Creek Road, Dallas, Texas 75219

(i) Such person's address is c/o Ranger Aerospace Corporation, 1 Caledon Court, Greenville, South Carolina 29615-3170.

                              CERTAIN TRANSACTIONS

TRANSITION SERVICES AGREEMENT

     In connection with the Acquisition, the Company entered into a Transition Services Agreement (the "Transition Services Agreement") with Viad pursuant to which (i) Viad agreed to provide certain administrative support and other services to the Company and (ii) the Company agreed to provide certain environmental consulting services to Viad. Amounts owed under the Transition Services Agreement are to be paid monthly in arrears and are determined based upon the amount of services actually provided thereunder. The Transition Services Agreement shall terminate December 31, 1998 (or such longer or shorter period with respect to particular services provided thereunder), unless the Company or Viad terminate the Transition Services Agreement as of an earlier date with respect to specific transition services. The Company believes that the terms of the Transition Services Agreement are at least as favorable to the Company as those which could be obtained from an unrelated third party.

SECURITYHOLDERS AGREEMENT

     Ranger, Hancock and its affiliates, affiliates of CIBC, the Danielle Schwartz Trust, Mr. Townes, Randolph Street Partners II and Gregg L. Engles have entered into a Securityholders Agreement (the "Securityholders Agreement"). The Securityholders Agreement requires that each of the parties thereto vote all of his or its Ranger voting securities and take all other necessary or desirable actions to cause the size of the Board of Ranger to be established at six members and to cause the election to the Board of Ranger of two representatives designated by Hancock and its affiliates (the "Hancock Designees"), two representatives designated by such affiliates of CIBC (the "CIBC Designees") and two executive officers jointly designated by such affiliates of CIBC and Hancock and its affiliates (the "Executive Directors"). Mr. Schwartz and Mr. Townes will each serve as an Executive Director, so long as such person is an officer of the Company and Ranger. Any representative on the Board of Ranger may be removed from the Board of Ranger only at the request of the party that designated such representative. The Board of the Company is established by the Board of Ranger, provided that Mr. Schwartz and Mr. Townes will serve as Directors of the Company. Mr. Schwartz will serve as Chairman of the Board of Ranger and the Company. The right of Hancock and its affiliates and such affiliates of CIBC to designate representatives to the Board of Ranger will terminate at such time as such party owns less than 50% of the common stock, Preferred Stock and/or PIK Notes held by such party as of the Acquisition closing date. The right of Mr. Townes to be elected as a member of the Board of Ranger will terminate at such time as he owns less than 50% of the shares of common stock purchased under the Executive Stock Agreement (as defined herein), or earlier in the event he ceases to be an officer of the Company and Ranger. The right of Mr. Schwartz to be elected as a member of the Board of Ranger will terminate at such time as the Danielle Schwartz Trust owns less than 50% of the shares of common stock it purchased under the Investor Stock Agreement (as defined herein), or earlier in the event Mr. Schwartz ceases to be Chairman of the Company and Ranger pursuant to the Chairman Agreement (as defined herein). The provisions of the Securityholders Agreement relating to the composition of the Board of Ranger will terminate on the earlier to occur of (i) the tenth anniversary of the Acquisition unless extended by holders of 75% of the voting securities subject to the Securityholders Agreement or (ii) upon a Qualified Public Offering (as defined herein).

     In addition to the foregoing, the Securityholders Agreement (i) requires the holders of securities of Ranger to obtain the prior written consent of Ranger in some circumstances prior to transferring any securities of Ranger;
(ii) grants in connection with the sale of securities of Ranger certain preemptive rights with respect to such sale, first to other holders of securities of Ranger, then to Ranger; (iii) grants the holders of securities of Ranger certain participation rights in connection with certain transfers made by other holders of securities of Ranger; and (iv) requires all holders of Ranger securities who are parties to the Securityholders Agreement to consent to and participate in a sale of the business of Ranger to an independent third party (whether by way of a sale of stock, sale of assets, merger, recapitalization or otherwise) if such sale is approved by such affiliates of CIBC and Hancock and its affiliates (provided that such affiliates of CIBC and Hancock and its affiliates each hold not less than 50% of the Ranger securities held by such party as of the Acquisition closing date) and the Board of Ranger. The agreements set forth in (i) to (iii) above terminate with respect to each security of Ranger upon the earlier of the date on which such security has been transferred in a public sale or the consummation of a public offering of $35 million or more of Ranger's equity securities in which the per share price of the common stock of Ranger is no less than four times its price as of the date of the Acquisition (a "Qualified Public Offering"). The agreement set forth in (iv) above terminates with respect to each interest in Ranger upon the consummation of a Qualified Public Offering.

     The Securityholders Agreement also provides that the Preferred Stock and PIK Notes (as defined herein) issued under the Securities Purchase Agreement will rank pari passu in the event of any liquidation, dissolution or winding-up of Ranger, and that holders of PIK Notes will use their reasonable efforts to provide the holders of Preferred Stock representation on any creditors' committee established for the benefit of the holders of PIK Notes. A similar provision is contained in the Share Purchase Agreement (as defined herein).

     In addition, without the consent of both the CIBC Designees and the Hancock Designees, Ranger may not: (i) issue or authorize the issuance of any equity securities or any securities convertible into equity securities in excess of 2,500 shares of Ranger common stock; (ii) consolidate or merge with, or sell all of substantially all of its assets to, any other person; (iii) permit any of its subsidiaries to issue any equity securities to any person other than Ranger or one of Ranger's direct or indirect wholly-owned subsidiaries; (iv) acquire any interest in any business for an aggregate consideration in excess of $1.0 million; or (v) amend any provision of Ranger's certificate of incorporation.

RIGHTS AGREEMENT

     Ranger, Hancock and its affiliates, affiliates of CIBC, Randolph Street Partners II, Gregg L. Engles and the Danielle Schwartz Trust have entered into a Rights Agreement (the "Rights Agreement"). Under the Rights Agreement, the holders of shares of Ranger common stock originally issued to Hancock and to affiliates of CIBC have the right at any time, subject to certain conditions, to require Ranger to register any or all of their common stock in Ranger under the Securities Act on Form S-1 or Form S-2 (a "Long-Form Registration") on two occasions and on Form S-3 (a "Short-Form Registration") on unlimited occasions, and all holders of registrable securities of Ranger have the right to request that such securities be included in any such Long-Form or Short-Form Registration, subject to pro rata reductions if required by the managing underwriter. In addition, all holders of registrable securities of Ranger are entitled to request the inclusion of such securities in any registration statement at Ranger's expense whenever Ranger proposes to register any of its securities under the Securities Act (a "Piggyback Registration"). Ranger shall pay all registration expenses in connection with each Long-Form, Short-Form and Piggyback Registration. Holders of registrable securities of Ranger are prohibited from effecting a public sale of such securities seven days prior to and 90 days after the effective date of any Long-Form, Short-Form or underwritten Piggyback Registration. Ranger is prohibited from effecting a public sale of its equity securities on its own behalf during the seven days prior to and 120 days after the effective date of any Long-Form, Short-Form or underwritten Piggyback Registration. In connection with such registrations, Ranger has agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act.

EXECUTIVE STOCK AGREEMENT

     Mr. Townes has entered into an Executive Stock Agreement (the "Executive Stock Agreement") with Ranger pursuant to which Mr. Townes purchased 2,663 shares of Class A Common at a price of $100 per share and such stock was paid for with a promissory note. This promissory note is secured by a pledge of all of shares of Class A Common purchased by Mr. Townes under the Executive Stock Agreement and is recourse to Mr. Townes for 25% of the original principal amount of and accrued interest under the promissory note. All of the stock purchased by Mr. Townes is subject to vesting and becomes fully vested on April 3, 2001, which vesting accelerates upon: (i) a sale of Ranger; (ii) a Qualified Public Offering; (iii) the "constructive termination" of Mr. Townes' employment; or
(iv) the termination of Mr. Townes' employment without "Cause." In the event of a termination of Mr. Townes' employment for any reason, the stock in Ranger held by Mr. Townes or his successors and assigns shall be subject to repurchase by Ranger. In the event of the termination of Mr. Townes' employment for a reason other than: (i) death or disability;

(ii) a termination by the Company for "Cause"; or (iii) a termination by Mr. Townes that is not a "constructive termination," Mr. Townes may require Ranger to repurchase the interests Mr. Townes holds therein. In addition, Mr. Townes may not transfer the interests he holds in Ranger without the consent of the Board of Ranger or pursuant to the Securityholders Agreement. See "--Securityholders Agreement."

INVESTOR STOCK AGREEMENT

     The Danielle Schwartz Trust has entered into an Investor Stock Agreement (the "Investor Stock Agreement") with Ranger pursuant to which it purchased Class A Common at a price of $100 per share and such stock was paid for with a promissory note. This promissory note is secured by a pledge of all of the shares of Class A Common purchased under the Investor Stock Agreement and is recourse to the Danielle Schwartz Trust for 25% of the original principal amount of and accrued interest under the promissory note. Under the Investor Stock Agreement, in the event that Mr. Schwartz is terminated for "Cause" as Chairman (as such terms are defined in the Chairman Agreement), Ranger shall have the option to repurchase all of the interests in Ranger held by the Danielle Schwartz Trust. In addition, the Danielle Schwartz Trust may not transfer the interests it holds in Ranger without the consent of the Board of Ranger or pursuant to the Securityholders Agreement. See "--Securityholders Agreement."

CHAIRMAN AGREEMENT

     Tioga, Ranger, the Company and Mr. Schwartz have entered into a Chairman Agreement (the "Chairman Agreement") pursuant to which Mr. Schwartz will serve as the Chairman of Ranger and the Company until April 2, 2001 (such period will be automatically extended for additional terms of one year unless the Board of Ranger takes action to terminate such extension), unless terminated earlier as provided in the Chairman Agreement. The Chairman Agreement provides that Tioga will receive a $150,000 annual base fee (subject to annual increases based on the consumer price index) and that Mr. Schwartz will receive health benefits and life and disability insurance. In addition, Tioga will receive a bonus of $1,350,000 if the Company satisfies certain market value and liquidity requirements in connection with a sale of the business of Ranger or the Company or a public offering of equity securities of Ranger. The Company believes that the terms of the Chairman Agreement are at least as favorable to the Company as those which could be obtained from an unrelated party.

     Noncompetition provisions of the Chairman Agreement prevent Mr. Schwartz from engaging in any business in competition with the Company for a period of 18 months after any termination or for 12 months after termination as director without Cause in countries where the Company conducts business as of the date of such termination.

     Mr. Schwartz may be terminated as the Chairman at any time with or without Cause. The Chairman Agreement defines "Cause" to mean any of the following acts:
(i) the commission of a felony or a crime involving moral turpitude (as determined by the Board of the Company in its good faith judgment) or any indictment for a felony or crime involving moral turpitude; (ii) the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to Ranger or any of its subsidiaries or any of their customers or suppliers; (iii) conduct tending to bring Ranger or any of its subsidiaries into substantial public disgrace or disrepute; (iv) failure to perform duties as reasonably directed by the Board of Ranger which failure is not cured within 15 days after written notice thereof; (v) gross negligence or willful misconduct with respect to Ranger or any of its subsidiaries; or (vi) any other material breach of the Chairman Agreement which is not cured within 15 days after written notice thereof. If Mr. Schwartz is terminated as the Chairman for any reason other than for Cause, Tioga will receive the base fee for one year thereafter.

FEE LETTER

     In connection with the Acquisition, the Company paid Tioga the sum of $850,000 pursuant to a certain fee letter in consideration for services rendered by Tioga to the Company and Ranger. Mr. Schwartz is the president of Tioga. In consideration for such payment, the Company and Ranger on one hand, and Tioga and Mr. Schwartz on the other, along with certain other parties, agreed to release each other from any claims, liabilities or obligations not arising from gross negligence or willful misconduct with respect to the consummation of the Acquisition.

SHARE PURCHASE AGREEMENT

     Pursuant to a Share Purchase Agreement (the "Share Purchase Agreement"), Viad and Viad Service Companies, Limited, a United Kingdom limited liability company (together with Viad, the "Sellers") agreed to sell all of the issued and outstanding shares of capital stock or other equity interests of the entities which comprised the ASIG business to Ranger. The purchase price for such equity interests was $95 million, subject to a post-closing purchase price adjustment in favor of the Company for any shortfall in the net asset value, net working capital or required cash (as such terms are defined in the Share Purchase Agreement) of the ASIG business from the levels represented at the closing of the Acquisition. The purchase price is also subject to adjustment in favor of Viad in an amount equal to the amount of cash in the ASIG business at the closing of the Acquisition in excess of the Required Cash.

     The Share Purchase Agreement contained customary representations and warranties, covenants, agreements and acknowledgments made by the parties thereto, including a covenant to make the 338(h)(10) election. The Sellers also agreed to indemnify Ranger with respect to the breach of certain representations and warranties and covenants. Such indemnification was limited to not more than a gross aggregate amount of $10.0 million. The indemnification obligations with respect to breaches of representations and warranties will survive until the second anniversary of the closing of the Acquisition and may be extended to the extent that Ranger provides notice to the Sellers of an indemnifiable claim prior to such time. Under the terms of the Share Purchase Agreement, the obligations of the Sellers with respect to such indemnification terminate if Ranger fails to give notice of an indemnifiable claim to the Seller prior to the fifth anniversary of the closing of the Share Purchase Agreement.

     Prior to the closing of the Acquisition, the Share Purchase Agreement was amended by the Sellers and Ranger (the "Amendment"). In addition to certain other matters addressed in the Amendment, Ranger assigned all of its rights and obligations under the Share Purchase Agreement to the Company, with the exception of its rights to acquire Aircraft Service, Ltd., a United Kingdom limited liability company, which it assigned to ASIG Europe Ltd., a United Kingdom limited liability company.

NONCOMPETITION AGREEMENT

     The Sellers, Greyhound Dobbs Incorporated, a Delaware corporation ("Dobbs"), Ranger and the Company entered a noncompetition agreement (the "Noncompetition Agreement"). Under the Noncompetition Agreement, each of the Sellers and Dobbs covenanted and agreed that it would not, in any geographical location anywhere in the world, engage directly or indirectly, in any activity which is competitive with the Company's business as of the date of the Acquisition. In addition, each of Ranger and the Company covenanted and agreed that it would not, in any geographical location anywhere in the world, engage directly or indirectly, in the business of preparing and providing food and beverage services for airline passengers, airline crews, support personnel and airport personnel. The noncompetition restrictions above terminate upon the earlier of: (i) the date three years following the date of the Acquisition and
(ii) for restrictions that apply to Dobbs, Ranger and the Company, upon (a) the Sellers' sale of any of the capital shares of Dobbs resulting in a divestiture of control, (b) the sale of Ranger, (c) the sale by Ranger of any of the capital shares of the entities comprising the ASIG business resulting in a divestiture of control, or (d) the sale by Ranger or Dobbs of capital shares or substantially all of the assets of any subsidiary, in which event such restrictions shall terminate only with respect to the subsidiary being sold.

SECURITIES PURCHASE AGREEMENT

     Pursuant to the Securities Purchase Agreement, Ranger authorized the issuance and sale of the following securities: (i) $8,460,000 in aggregate principal amount of 10.5% payment-in-kind notes (the "PIK Notes"); (ii) 6,000 shares of Preferred Stock; (iii) 29,862 shares of Class A Common; and (iv) 66,718 shares of Class B Common. Subject to the terms of the Securities Purchase Agreement, Ranger agreed to sell, and Hancock, affiliates of CIBC, Randolph Street Partners II and Gregg L. Engles (collectively, the "Purchasers") agreed to purchase, the Securities.

     The Securities Purchase Agreement contained customary provisions for such agreements, including representations and warranties and affirmative covenants. The Securities Purchase Agreement also granted the Purchasers the right to purchase their pro rata share of any future issuances of Ranger common equity or convertible securities other than in connection with certain public offerings. The Securities Purchase Agreement also provided that the PIK Notes would have a scheduled repayment date of March 31, 2010, and that Ranger may optionally repay the PIK Notes before this date provided that Ranger also redeems the Preferred Stock.

RELATIONSHIP WITH VIAD

     In fiscal 1996 and 1997, the Company transferred approximately $10.2 million and $12.8 million, respectively, of accounts receivable to Viad and was charged a financing charge by Viad of approximately $0.5 million in 1996 and $0.6 million in 1997 for the transferred receivables. In addition, prior to the Acquisition, Viad allocated certain income and expenses to the Company. For a description of such allocations see Note 3 to the Company's audited financial statements which appear elsewhere in this Prospectus.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

     The Company has entered into a Senior Credit Facility (the "Senior Credit Facility") with Key Corporate Capital, Inc. (the "Lender"), which provides for Revolving Loans (as defined in the Senior Credit Facility) and Letters of Credit (as defined in the Senior Credit Facility) in the aggregate amount of up to the lesser of $10.0 million or the Borrowing Base (the "Revolving Credit Commitment"). The Borrowing Base is equal to eighty-five percent (85%) of the amount due and owing on Eligible Accounts Receivable (as defined in the Senior Credit Facility). The Revolving Loans under the Senior Credit Facility will mature on August 31, 2002 or sooner as provided in the Senior Credit Facility.

     Indebtedness of the Company under the Senior Credit Facility will be guaranteed by each of the Company's domestic subsidiaries and will generally be secured by: (i) all of the Company's cash equivalents, accounts receivable, contract rights, general intangibles, instruments and chattel paper relating thereto; (ii) all of the Company's inventory; (iii) amounts (if any) held in a commercial deposit account with the Lender; and (iv) all proceeds from (i) to
(iii) inclusive.

     The Company's borrowings under the Revolving Loans will bear interest at a floating rate and may be maintained as Prime Rate Loans or LIBOR Loans (each as defined in the Senior Credit Facility). Borrowings made pursuant to the Prime Rate Loans bear interest rates equal to the prime rate plus the Applicable Margin (as defined in the Senior Credit Facility) and borrowings made pursuant to the LIBOR Loans bear interest rates equal to the LIBOR rate plus the Applicable Margin. The Applicable Margin for Prime Rate loans will be 0% through June 1999 and thereafter will range from 0% to 0.50% based on the Company's Leverage Ratio (as defined in the Senior Credit Agreement). The Applicable Margin for LIBOR Loans will be 1.75% through June 1999 and thereafter will range from 1.25% to 2.25% based on the Company's Leverage Ratio.

     The Lender will issue Letters of Credit as the Company may from time to time request; provided that the Lender will not be obligated to issue a Letter of Credit if, after giving effect thereto, the aggregate undrawn face amount of all issued and outstanding Letters of Credit (i) would exceed $2 million or (ii) when added to the aggregate outstanding principal amount of Revolving Loans, would exceed the Revolving Credit Commitment. For each Letter of Credit, the Company will agree to pay the Lender a non-refundable commission equal to the face amount of the Letter of Credit multiplied by the Applicable Margin for LIBOR Loans, payable quarterly in arrears.

     Amounts borrowed under the Senior Credit Facility may be prepaid and reborrowed. Prepayments of Prime Rate Loans shall be without premium or penalty. Prepayments of LIBOR Loans shall be without premium or penalty if prepaid at the end of the applicable Interest Period (as defined in the Senior Credit Facility). Prepayment of LIBOR Loans prior to the end of the applicable Interest Period obligates the Company to pay a prepayment fee determined as set forth in the Senior Credit Facility.

     The Company is obligated to pay the Lender a commitment fee for providing the Senior Credit Facility equal to one-half percent (0.50%) per annum multiplied by $10.0 million less (i) the average daily outstanding principal amount of the Revolving Loans less (ii) the average daily amount of all issued and outstanding Letters of Credit, payable monthly in arrears on May 1, 1998 and on the first day of each month thereafter. In addition, the Company is obligated to pay the Lender an account administration fee equal to $10,000 per year.

     The Senior Credit Facility requires the Company to meet certain financial tests, including, without limitation, minimum interest coverage and maximum leverage ratios. The Senior Credit Facility also contains certain covenants, which among other things, will limit the incurrence of additional indebtedness, the making of loans or investments, the declaration of dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, the incurrence of liens and encumbrances and other matters customarily restricted in such agreements.

     The Senior Credit Facility contains customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security document supporting the Senior Credit Facility to be in full force and effect and a change of control of the Company.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on August 18, 1998 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to qualified buyers outside the United States in Reliance upon Regulation S under the Securities Act. As a condition of the Purchase Agreement, the Company entered into an Exchange Offer Registration Rights Agreement with the Initial Purchaser pursuant to which the Company has agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to use its reasonable best efforts to (i) file the Exchange Offer Registration Statement within 60 days after the date of the original issuance of the Old Notes with the Commission with respect to the Exchange Offer for the Exchange Notes; (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of the original issuance of the Old Notes and (iii) use its best efforts to consummate the Exchange Offer within 180 days after the date of the original issuance of the Old Notes. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Old Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the date of its original issue. Interest on each Exchange Note will accrue from the date of its original issue.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes will in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     As contemplated by these no-action letters and the Exchange Offer Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. For a description of the procedures for resales by Participant Broker-Dealers, see "Plan of Distribution."

     In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the original issuance of the Old Notes, the Company will
(i) file the Shelf Registration Statement covering resales of the Old Notes;
(ii) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (iii) use its reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after its effective date and such time as all of the applicable Notes have been sold thereunder. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resale of the Old Notes. A holder of the Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange Offer Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Exchange Offer Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

     Although the Company intends to file one of the registration statements described above, there can be no assurance that such registration statement will be filed or, if filed, that it will become effective. If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the Notes as follows:

          If (i) the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 60 days after the Issue Date;

          (ii) an Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 150 days after the Issue Date; and

          (iii) either (A) the Company has not exchanged the Exchange Notes for all Old Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 180 days after the Issue Date or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date;

(each of such events referred to in clauses (i) through (iii) above is a "Registration Default"), the sole remedy available to holders of the Old Notes will be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the Old Notes will increase by 0.5% during the first 90-day period following the occurrence of a Registration Default and the per annum interest rate will increase by an additional 0.25% for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 2.0% per annum in excess of the interest rate on the cover of this Prospectus. All Additional Interest will be payable to holders of the Old Notes in cash on the same original interest payment dates as the Old Notes, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the Old Notes will revert to the interest rate originally borne by the Old Notes (as shown on the cover of this Prospectus).

     If the Exchange Offer is made and the Initial Purchaser continues to hold Old Notes, the Initial Purchaser may exchange Old Notes for other notes identical to the Exchange Notes except for transfer restrictions ("Private Exchange Notes"). If it receives Private Exchange Notes, the Initial Purchaser thereafter will have the right for a period after consummation of the Exchange Offer to request the Company to file a shelf registration statement covering the Private Exchange Notes. If such requested shelf registration is not filed or does not become effective by the times provided in the Exchange Offer Registration Rights Agreement, the interest rate on the Private Exchange Notes will increase as provided above until such time as it does become effective.

     The summary herein of the Exchange Offer Registration Rights Agreement only summarizes the material terms thereof and is qualified in its entirety by reference to all the provisions of the Exchange Offer Registration Rights Agreement, a copy of which will be available upon request to the Company.

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Exchange Offer Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $80,000,000 aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on January 14, 1999 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on February 12, 1999, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to holders of the Old Notes. As a result of the requirements set forth in the Exchange Offer Registration Statement, the Company believes that it is unlikely that it would extend the Exchange Offer beyond 45 days after such notice is mailed to the holders of the Old Notes.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on February 15, 1999. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each February 15 and August 15 commencing on February 15, 1999.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or submit an Agent's Message in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal or Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and (iii) that the Company may enforce such agreement against such participant.

     By executing the Letter of Transmittal or Agent's Message, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility unless an Agent's Message is received by the Exchange Agent in compliance with ATOP, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in their sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three New York Stock Exchange trading days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the exchange of Exchange Notes for Old Notes pursuant to the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                  By Mail:                                      Overnight Courier:
    State Street Bank and Trust Company                State Street Bank and Trust Company
         Corporate Trust Department                         Corporate Trust Department
                P.O. Box 778                                 Two International Place
        Boston, Massachusetts 02110                        Boston, Massachusetts 02110
          Attention: Kellie Mullen                           Attention: Kellie Mullen

    By Hand in New York (as Drop Agent):                        By Hand in Boston:
 State Street Bank and Trust Company, N.A.             State Street Bank and Trust Company
                61 Broadway                                  Two International Place
  Concourse Level, Corporate Trust Window            Fourth Floor, Corporate Trust Department
          New York, New York 10006                         Boston, Massachusetts 02110
                                                             Attention: Kellie Mullen

          Facsimile Transmission:                             Confirm by Telephone:
      (For Eligible Institutions Only)                            (617) 664-5587
               (617) 664-5314

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     As contemplated by these no-action letters and the Exchange Offer Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                            DESCRIPTION OF THE NOTES

     The Exchange Notes will be issued under an Indenture, dated as of August 18, 1998 (the "Indenture") by and among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA") as in effect on the date of the Indenture. The Exchange Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the TIA for a statement of them. The following is a summary of the material terms and provisions of the Exchange Notes. This summary does not purport to be a complete description of the Exchange Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Notes and the Indenture (including the definitions contained therein). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes will not be entitled to certain rights under the Exchange Offer Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. A copy of the form of Indenture is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part. Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings ascribed to them in the Indenture. The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." For purposes of this "Description of the Notes," the term "Company" means Aircraft Service International Group, Inc.

GENERAL

     The Notes are limited in aggregate principal amount to $80,000,000. The Notes are general unsecured obligations of the Company, pari passu in right of payment to senior obligations of the Company and senior in right of payment to any current or future subordinated obligations of the Company.

     The Notes are fully and unconditionally guaranteed, on a senior unsecured basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the Guarantors (together with each other Domestic Restricted Subsidiary of the Company which guarantees payment of the Notes pursuant to the covenant described under "--Certain Covenants--Limitation on Creation of Certain Subsidiaries").

MATURITY, INTEREST AND PRINCIPAL

     The Notes mature on August 15, 2005. The Notes will bear interest at a rate of 11% per annum from the Issue Date until maturity. Interest is payable semi-annually in arrears on each February 15 and August 15 commencing February 15, 1999, to holders of record of the Notes at the close of business on the immediately preceding February 1 and August 1, respectively. The interest rate on the Notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the Notes (or other securities substantially similar to the Notes) are not registered with the Commission within the prescribed time periods.

OPTIONAL REDEMPTION

     The Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time on or after August 15, 2003 at the following redemption prices (expressed as percentages of the principal amount thereof), together, in each case, with accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on August 15 of each year listed below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................   105.500%
2004 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, the Company, at its option, may redeem in the aggregate up to 33 1/3% of the original principal amount of Notes at any time and from time to time prior to August 15, 2001 at a redemption price equal to 111.000% of the aggregate principal amount so redeemed, together with accrued and unpaid interest, if any, to the redemption date out of the Net Proceeds of one or more Public Offerings; provided that at least $53.3 million of the principal amount of Notes originally issued remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of such Public Offering and provided, further, that with respect to any Public Offering by Ranger, the net proceeds thereof are contributed to the Company as common equity.

     In the event of a redemption of fewer than all of the Notes, the Trustee will select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or in such other manner as the Trustee will deem fair and equitable. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it will appear on the register maintained by the Registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company fails to redeem any such Note.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

  Limitation on Additional Indebtedness

     The Company will not, and will not permit any Restricted Group Member of the Company to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness and including Disqualified Capital Stock); provided that the Company may incur Indebtedness (including Acquired Indebtedness or Disqualified Capital Stock), including Indebtedness that ranks pari passu with the Notes or is subordinated to the Notes, if (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1 if the Indebtedness is incurred prior to December 31, 1999 and 2.25 to 1 if the Indebtedness is incurred thereafter and (b) no Default or Event of Default will have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

     Notwithstanding the foregoing, (a) the Company and its Restricted Group Members may incur Permitted Indebtedness; (b) nothing in this covenant will prohibit or restrict the ability of Ranger to incur Indebtedness directly except to the extent such Indebtedness is guaranteed by the Company or any Restricted Group Member; and (c) the issuance of Indebtedness representing only PIK Interest will not constitute an incurrence of Indebtedness for purposes of this covenant.

     The Company will not, and will not permit any of its Restricted Group Members to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Restricted Group Member unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of the Company or such Restricted Group Member, as the case may be.

     Any Indebtedness of an Unrestricted Subsidiary or Permitted Joint Venture that is not incurred by such Unrestricted Subsidiary or Permitted Joint Venture on a basis that is entirely non-recourse to the Company and its Restricted Group Members will, for purposes of this covenant and all determinations, hereunder with respect to both the original incurrence of such Indebtedness and any subsequent determinations, hereunder relating to any other Indebtedness, be deemed Indebtedness of a Restricted Group Member to the extent of such recourse.

  Limitation on Preferred Stock of Restricted Group Members

     The Company will not permit (a) any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or one or more of its Domestic Wholly-Owned Subsidiaries) or permit any Person (other than the Company or one or more of its Domestic Wholly-Owned Subsidiaries) to hold any such Preferred Stock or (b) any Restricted Joint Venture to issue any Preferred Stock (other than to the partners, owners or other equity holders in such Restricted Joint Venture) or permit any Person (other than the partners, owners or other equity holders in such Restricted Joint Venture) to hold any such Preferred Stock.

  Limitation on Capital Stock of Restricted Group Members

     The Company will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any of its Capital Stock of a Restricted Group Member (other than under the Senior Credit Facility or one or more of the credit facilities permitted to be secured pursuant to clause (xi) of the definition of "Permitted Liens") or (ii) permit any of its Restricted Group Members to issue any Capital Stock, other than to the Company or a Wholly-Owned Subsidiary of the Company or, in the case of a Restricted Joint Venture, to its partners, owners or other equity holders. The foregoing restrictions will not apply to (a) an Asset Sale made in compliance with the "Limitation on Certain Asset Sales" covenant, (b) the issuance to or ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Group Member to the extent mandated by applicable law, (c) the issuance of Capital Stock of a Subsidiary that becomes a Restricted Joint Venture or Permitted Joint Venture as a result thereof, (d) the issuance of Preferred Stock in accordance with the "Limitation on Preferred Stock of Restricted Group Members" covenant or (e) the issuance of Capital Stock by a Restricted Joint Venture so long as the proceeds thereof are either distributed proportionately to the other partners, owners or other equity holders in such Restricted Joint Venture, used to repurchase the entire equity interests of one or more other partners, owners or other equity holders or applied in the manner described in clause (iii)(B) of the first paragraph under the "Limitation on Certain Asset Sales" covenant.

  Limitation on Restricted Payments

     The Company will not make, and will not permit any of its Restricted Group Members to, directly or indirectly, make, any Restricted Payment, unless:

        (a) no Default or Event of Default will have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

        (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Limitation on Additional Indebtedness" covenant; and

        (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of the cumulative Consolidated Net Income of the Company subsequent to the Issue Date (or minus 100% of any cumulative deficit in Consolidated Net Income during such period) plus (2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company or a Restricted Joint Venture) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be, plus (3) without duplication of any amounts included in clauses
(1) and (2) above, 100% of the aggregate net proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock, excluding, in the case of clauses (2) and (3) above, any Net Proceeds from a Public Offering to the extent used to redeem the Notes plus (4) $2,500,000. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed will be valued at the face amount thereof and property other than cash will be valued at its fair market value determined, in good faith, by the Board of Directors of the Company.

     The provisions of this covenant will not prohibit: (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of this Agreement; (ii) the repurchase redemption or other acquisition or retirement of any shares of Capital Stock of the Company or Indebtedness of the Company subordinated to the Notes, by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or a Restricted Joint Venture) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock); (iii) the redemption or retirement of Indebtedness of the Company subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary or a Restricted Joint Venture) of the Company that (A) is contractually subordinated in right of payment to the Notes to at least the same extent as the subordinated Indebtedness being redeemed or retired, (B) is scheduled to mature either (I) no earlier than the Indebtedness being redeemed or retired, or (II) after the maturity date of the Notes, (C) the portion, if any, of which Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being redeemed or retired that is scheduled to mature on or prior to the maturity date of the Notes, and (D) is in an aggregate principal amount that is equal to or less than the sum of (x) the aggregate principal then outstanding under the Indebtedness being redeemed or retired, (y) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being redeemed or retired and (z) the amount of customary fees, expenses and costs related to the incurrence of such Indebtedness; (iv) the retirement of any shares of Disqualified Capital Stock of the Company by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Company, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or a Restricted Joint Venture) of other shares of Disqualified Capital Stock of the Company that (A) is subordinated to the Notes to at least the same extent as the Disqualified Capital Stock being retired, (B) is scheduled to be mandatorily redeemed, if at all, either (I) no earlier than the Disqualified Capital Stock being retired, or
(II) after the maturity date of the Notes, (C) the portion, if any, of which Disqualified Capital Stock that is scheduled to be mandatorily redeemed on or prior to the maturity date of the Notes has a weighted average life to mandatory redemption at the time such Disqualified Capital Stock is issued that is equal to or greater than the weighted average life to mandatory redemption of the portion of the Disqualified Capital Stock being retired that is scheduled to be mandatorily redeemed on or prior to the maturity date of the Notes, and has an aggregate liquidation preference that is equal to or less than the sum of (a) the aggregate liquidation preference then outstanding of the Disqualified Capital Stock being retired, (b) the amount of accrued and unpaid dividends, if any, and premiums owed, if any, not in excess of preexisting redemption provisions on such Disqualified Capital Stock being retired and (c) the amount of customary fees, expenses and costs related to the issuance of such Disqualified Capital Stock; (v) payments to the Initial Purchaser, Tioga or their respective Affiliates representing customary investment banking fees for services rendered; (vi) payments to Hancock representing insurance premiums not in excess of prevailing market rates; (vii) payments to Tioga of a chairman's fee pursuant to the investment agreement in effect on the Issue Date; (viii) the payment of distributions to Ranger solely for the purpose of enabling Ranger to pay its reasonable, ordinary course operating and administrative expenses and taxes, the amount of which in any fiscal year will not exceed $200,000; and (ix) so long as no Default or Event of Default will have occurred and be continuing at the time of or immediately after giving effect to such payment, the payment of distributions to Ranger for the sole purpose of purchasing, redeeming or otherwise acquiring for value shares of Capital Stock of Ranger (other than Disqualified Capital Stock) or options on such shares held by Ranger's, the Company's or its Subsidiaries' officers or employees or former officers or employees (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer or employee; provided that the aggregate cash consideration paid, or distributions or payments made, pursuant to this clause (ix) will not exceed $250,000 in any fiscal year; provided, further, that the Company may carry over and make for one fiscal year, in addition to the amounts permitted for such fiscal year, the amount of such distributions permitted to have been made, but not made, in the immediately preceding fiscal year; provided, further, that such distributions in any fiscal year of the Company will be deemed made first from the aforementioned permitted amount for such fiscal year and then from any amount carried over into such fiscal year in accordance with this proviso. Notwithstanding the foregoing, the amount of any payments made in reliance on clauses (i) and (ix) above will reduce the amount otherwise available for Restricted Payments pursuant to subparagraphs (a)-(c) above.

     Not later than the date of making any Restricted Payment, the Company will deliver to the Purchaser on behalf of the Holders an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements, and, to the extent that the absence of a Default or an Event of Default is a condition to the making of such Restricted Payment, that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payments.

  Limitation on Certain Asset Sales

     The Company will not, and will not permit any of its Restricted Group Members to, consummate an Asset Sale unless (i) the Company or such Restricted Group Member, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Board of Directors of the Company, and evidenced by a board resolution); (ii) not less than 75% of the consideration received by the Company or its Subsidiaries, as the case may be, is in the form of cash or Temporary Cash Investments; and (iii) the Asset Sale Proceeds received by the Company or such Restricted Group Member are applied (A) first, to the extent the assets that are the subject of such Asset Sale constitute collateral securing only the Senior Credit Facility or Purchase Money Indebtedness and the Company is required to prepay, repay or purchase debt or to reduce an unused commitment to lend under the Senior Credit Facility or such Purchase Money Indebtedness, as the case may be, within 180 days following the receipt of the Asset Sale Proceeds from any Asset Sale, but only to the extent that any such repayment will result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid; (B) second, to the extent the Company elects, to an investment in assets used or useful in businesses similar or ancillary to the business of the Company or such Restricted Group Member as conducted at the time of such Asset Sale, provided that such investment occurs on or prior to the 365th day following receipt of such Asset Sale Proceeds (the "Reinvestment Date"); and (C) third, if, on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $5,000,000, the Company will apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer").

     If the Company is required to make an Excess Proceeds Offer, the Company will mail, within 30 days following the Reinvestment Date, a notice to the Holders stating, among other things: (1) that such Holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date (the "Purchase Date"), which will be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each Holder must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Notes. The Excess Proceeds Offer will remain open for a period of 20 business days following its commencement (the "Offer Period"). The notice, which will govern the terms of the Excess Proceeds Offer, will state:

        (1) that the Excess Proceeds Offer is being made pursuant to this covenant and the length of time the Excess Proceeds Offer will remain open;

        (2) the purchase price and the Purchase Date;

        (3) that any Note not tendered or accepted for payment will continue to accrue interest;

        (4) that any Note accepted for payment pursuant to the Excess Proceeds Offer will cease to accrue interest on and after the Purchase Date and the payment of the purchase price to the Holder thereof;

        (5) that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company, a depositary, if appointed by the Company, or a paying agent at the address specified in the notice prior to the close of business on the business day preceding the Purchase Date;

        (6) that Holders will be entitled to withdraw their election if the Company, depositary or paying agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have the Note purchased;

        (7) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Available Asset Sale Proceeds the Company will select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

        (8) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

     On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, and will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Note tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note and the Guarantors will endorse the guarantee thereon and the Company will mail or make available for delivery such new Note to such Holder equal in principal amount to any unpurchased portion of the Note surrendered. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Excess Proceeds Offer on the Purchase Date by sending a press release to the Dow Jones News Service or similar business news service in the United States. If an Excess Proceeds Offer is not fully subscribed, the Company may retain that portion of the Available Asset Sale Proceeds not required to repurchase Notes and use such portion for general corporate purposes, and such retained portion will not be considered in the calculation of "Available Asset Sale Proceeds" with respect to any subsequent offer to purchase Notes.

     In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Group Members as an entirety to a Person in a transaction permitted by the provisions described under "Limitation on Consolidation, Merger and Sale of Assets," the successor Person will be deemed to have sold the properties and assets of the Company and its Restricted Group Members not so transferred for purposes of this covenant and will comply with the provision of this covenant with respect to such deemed sale as if it were an Asset Sale.

  Limitation on Transactions with Affiliates

     The Company will not, and will not permit any of its Restricted Group Members to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate or holder of 10% or more of the Company's Common Stock (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the date of the Indenture if such extension, renewal, waiver or other modification is more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of the Indenture unless (i) such Affiliate Transaction is between or among the Company and/or its Wholly-Owned Subsidiaries; or (ii) the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Group Member, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1,000,000 which is not permitted under clause (i) above, the Company must obtain a resolution of the Board of Directors certifying that such Affiliate Transaction complies with clause (ii) above. In any Affiliate Transaction with a value in excess of $5,000,000 which is not permitted under clause (i) above the Company must obtain a written opinion as to the fairness of such a transaction from an independent investment banking firm.

     The limitations set forth in this covenant will not apply to (i) any Restricted Payment that is not prohibited by the "Limitation on Restricted Payments" covenant, (ii) any transaction pursuant to an agreement, arrangement or understanding existing on the date of the Indenture, (iii) any transaction, approved by the Board of Directors of the Company, with an officer or director of the Company or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business or (iv) transactions permitted by the provisions described under "Limitation on Consolidation, Merger and Sale of Assets."

  Limitations on Liens

     The Company will not, and will not permit any of its Restricted Group Members to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any Restricted Group Member or any shares of stock or debt of any Restricted Group Member which owns property or assets, now owned or hereafter acquired, unless (i) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien will be subordinated to the Lien granted to the Holders of the Notes to the same extent as such subordinated Indebtedness is subordinated to the Notes.

  Limitations on Investments

     The Company will not, and will not permit any of its Restricted Group Members to, make any Investment other than (i) a Permitted Investment or (ii) an Investment that is made as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant, after the Issue Date.

  Limitation on Creation of Certain Subsidiaries

     The Company will not create or acquire, nor permit any of its Restricted Group Members to create or acquire, any Domestic Restricted Subsidiary unless such Domestic Restricted Subsidiary has executed a guarantee in the form set forth in the Indenture, pursuant to which such Domestic Restricted Subsidiary will become a Guarantor. As of the Issue Date, the Company will have no Domestic Restricted Subsidiaries, other than the Guarantors.

  Limitation on Sale and Lease-Back Transactions

     The Company will not, and will not permit any Restricted Group Member to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined, in good faith, by the Board of Directors of the Company and evidenced by a board resolution, (ii) the Company could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with the "Limitation on Additional Indebtedness" covenant and (iii) such Sale and Lease-Back Transaction is permitted by, and the proceeds thereof are applied in compliance with, the "Limitation on Certain Asset Sales" covenant.

  Payments for Consent

     Neither the Company nor any of its Restricted Group Members will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

  Conduct of Business

     The Company and its Restricted Group Members will not engage in any business other than the business of providing aviation services or aerospace support.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Group Members

     The Company will not, and will not permit any of its Restricted Group Members to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Group Member to (a)(i) pay dividends or make any other distributions to the Company or any Restricted Group Member (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) repay any Indebtedness or any other obligation owed to the Company or any Restricted Group Member, (b) make loans or advances or capital contributions to the Company or any of its Restricted Group Members or (c) transfer any of its properties or assets to the Company or any of its Restricted Group Members, except for such encumbrances or restrictions existing under or by reason of (i) encumbrances or restrictions existing on the date of the Indenture to the extent and in the manner such encumbrances and restrictions are in effect on the date hereof (including without limitation pursuant to the Senior Credit Facility), (ii) the Indenture, the Notes and the Guarantees, (iii) applicable law, (iv) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired, (v) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (vi) Refinancing Indebtedness; provided that such payment restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (vii) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Restricted Group Member to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages or (viii) customary restrictions with respect to a Restricted Group Member pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Group Member.

CHANGE OF CONTROL OFFER

     Upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase (the "Change of Control Offer") each holder's outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date (as defined below) in accordance with the procedures set forth below. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control.

     Within 30 days of the occurrence of a Change of Control, the Company will
(i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the registrar of the Notes, a notice stating:

           (1) that a Change of Control Offer is being made and that all Notes validly tendered prior to the expiration date stated in such notice will be accepted for payment;

           (2) the purchase date, which shall be no earlier than 20 business days from the date such notice is mailed (the "Change of Control Payment Date"), and the purchase price, which shall be 101% of outstanding principal together with accrued interest to the Change of Control Payment Date;

           (3) that any Note not timely tendered in accordance with such notice will remain outstanding and will continue to accrue interest;

           (4) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall default in the payment of the repurchase price of the Notes;

           (5) that if the Holders elect to have a Note purchased pursuant to the Change of Control Offer they will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company prior to 5:00 p.m. New York time on the Change of Control Payment Date;

           (6) that the Holders will be entitled to withdraw their election if the Company receives, not later than 5:00 p.m. New York time on the business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the principal amount of Notes such Holders delivered for purchase, and a statement that such Holders are withdrawing their election to have such Note purchased; and

           (7) that if Notes are purchased only in part a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Notes surrendered.

           On or before the Change of Control Payment Date, the Company will (x) accept for payment Notes or portions thereof which are to be purchased in accordance with the above, and (y) deposit at the payment office established by the Company cash in U.S. dollars sufficient to pay the purchase price of all Notes to be purchased.

           The Indenture provides that (A) if the Company or any Restricted Group Member thereof has issued any outstanding (1) Indebtedness that is subordinated in right of payment to the Notes or (2) Preferred Stock, and the Company or such Restricted Group Member is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, the Company will not consummate any such offer or distribution with respect to such subordinated indebtedness or Preferred Stock until such time as the Company has paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to Holders of the Notes and (B) the Company will not issue Indebtedness that is subordinated in right of payment to the Notes or Preferred Stock with change of control provisions requiring the payment of such indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change of Control.

           The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to an offer hereunder. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section by virtue thereof.

LIMITATION ON CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not, nor will it permit any Guarantor to, consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person unless: (i) the Company or such Guarantor, as the case may be, will be the continuing Person, or the Person (if other than the Company or such Guarantor) formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or to which the properties and assets of the Company or such Guarantor, as the case may be, are transferred will be a corporation (or in the case of such Guarantor, a corporation, partnership, limited partnership or limited liability company) organized and existing under the laws of the United States or any State thereof or the District of Columbia and will expressly assume in writing all of the obligations of the Company or such Guarantor, as the case may be, under the Notes and the Indenture, and the obligations under the Indenture will remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis the Consolidated Net Worth of the Company or the surviving entity as the case may be is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions; and (iv) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

     In connection with any consolidation, merger or transfer of assets contemplated by this covenant, the Company will deliver, or cause to be delivered, to the Holders, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

GUARANTEES

     The Notes are jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors.

     The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

     A Guarantor will be released from all of its obligations under its Guarantee if all of its assets or Capital Stock is sold, in each case in a transaction in compliance with the "Limitation on Certain Asset Sales" covenant, or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets in compliance with the "Merger, Consolidation or Sale of Assets" covenant, and such Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default:"

           (1) there is a default in the payment of any principal of, or premium, if any, on the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

           (2) there is a default in the payment of any interest on any Note when the same becomes due and payable and the Default continues for a period of 30 days;

           (3) there is a default in the observance or performance of the covenants set forth in the "Change of Control Offer" covenant, the "Limitation on Additional Indebtedness" covenant, the "Limitation on Restricted Payments" covenant or the "Limitation on Certain Asset Sales" covenant;

           (4) the Company or any Guarantor defaults in the observance or performance of any other covenant in the Notes or the Indenture for 60 days after written notice from the Holders of not less than 25% in the aggregate principal amount of the Notes then outstanding;

           (5) there is a default in the payment at final maturity of principal in an aggregate amount of $5,000,000 or more with respect to any Indebtedness of either the Company or any Restricted Group Member, or there is an acceleration of any such Indebtedness in the aggregate amount of $5,000,000 or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 30 days after written notice by any Holder, or which acceleration shall not be rescinded or annulled within 10 days after written notice to the Company of such Default by any Holder;

           (6) the entry of a final judgment or judgments which can no longer be appealed for the payment of money in excess of $5,000,000 against either the Company or any Restricted Group Member and such judgment remains undischarged, for a period of 60 consecutive days during which a stay of enforcement of such judgment shall not be in effect;

           (7) certain events of bankruptcy affecting the Company or any of its Restricted Group Members;
     or

           (8) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies in writing its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

     The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) will have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration and the same will become immediately due and payable (plus, in the event of any such declaration following a Default resulting from a willful action of the Company with the intent to avoid the payment of any premium on the Notes, which declaration occurs (a) before the fifth anniversary of the Issue Date, a premium (expressed as a percentage of principal amount) equal to the interest rate per annum then being paid on the Notes, or (b) on or after the fifth anniversary of the Issue Date, a premium (expressed as a percentage of principal amount) equal to the then applicable redemption premium); provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such acceleration if
(i) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iii) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (iv) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the above Events of Default, the Trustee will have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization will occur, the principal, premium and interest amount with respect to all of the Notes will be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

     The holders of a majority in principal amount of the Notes then outstanding will have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations provided for in the Indenture and under the TIA.

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder will have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes will have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee, and unless the Trustee will not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and will have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Company may elect either (a) to defease and be discharged from any and all of its and any Guarantor's obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture ("covenant defeasance") upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or non-callable U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, (i) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) (A) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (B) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, (ii) no Default or Event of Default will have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the date of deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any or its Subsidiaries is bound; (iv) the Company will have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;
(v) the Company will have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with; (vi) the Company will have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) certain other customary conditions precedent are satisfied.

MODIFICATION OF INDENTURE

     From time to time, the Company, the Guarantors and the Trustee may, without the consent of holders of the Notes, amend or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not, in the opinion of the Trustee, materially and adversely affect the rights of any holder. The Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture, except that no such modification will, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture, (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note, (iii) reduce the principal of or premium on or change the stated maturity of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York, (v) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, (vi) make any change in provisions of the Indenture protecting the right of each holder of Notes to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vii) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (viii) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the holders of Notes; or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

REPORTS TO HOLDERS

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission and holders of the Notes.

COMPLIANCE CERTIFICATE

     The Company will deliver to the Trustee on or before 90 days after the end of the Company's fiscal year and on or before 45 days after the end of each the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default, its status and the intended method of cure, if any.

THE TRUSTEE

     The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the Notes. The holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain limitations provided for in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

TRANSFER AND EXCHANGE

     Holders of the Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption and, further, is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

     The Notes will be issued in a transaction exempt from registration under the Act and will be subject to the restrictions on transfer described in "Notice to Investors."

     The registered holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary or Permitted Joint Venture) existing at the time such Person becomes a Restricted Group Member or assumed in connection with the acquisition of assets from such Person.

     "Acquisition" means the transactions described in the Acquisition
Agreement.

     "Acquisition Agreement" means the Share Purchase Agreement between Viad Corp. and Viad Service Companies Limited, as sellers, and Ranger, as buyer, dated as of March 14, 1998, and the schedules thereto, as amended by Amendment No. 1 thereto, dated as of April 2, 1998 between Viad Corp. and Viad Service Companies Limited, as sellers, and Ranger, as buyer, and the Company and ASIG Europe Limited, as assignees.

     "Adjusted Net Assets" of a Guarantor at any date will mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Guarantor under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

     "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "ASIG entities" means the "ASIG entities" as defined in the Acquisition Agreement.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Group Member in any other Person pursuant to which such Person will become a Restricted Group Member, or will be merged with or into the Company or any Restricted Group Member or (b) the acquisition by the Company or any Restricted Group Member of the assets of any Person (other than a Restricted Group Member) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means the sale, transfer or other disposition (including any Sale and Lease-Back Transaction), other than to the Company or any of its Wholly-Owned Subsidiaries, in any single transaction or series of related transactions having a fair market value in excess of $200,000 of (a) any Capital Stock of or other equity interest in any Restricted Group Member, or (b) any other property or assets of the Company or of any Restricted Group Member thereof (other than sales of inventory in the ordinary course of business); provided that Asset Sales will not include (i) sales, leases, conveyances, transfers or other dispositions to the Company or to a Wholly-Owned Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Wholly-Owned Subsidiary; (ii) the contribution or other transfer of any assets or property to a joint venture, partnership or other Person (which may be a Subsidiary) in which the Company has a direct or indirect interest to the extent such contribution or other transfer constitutes a Permitted Investment (other than by operation of clause (iv) of the definition thereof); or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company or any Guarantor as permitted under the provisions described under "Limitation on Consolidation, Merger and Sale of Assets."

     "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Company or any Restricted Group Member from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income, transfer, value added or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any majority-owned Restricted Group Member as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Company or a Restricted Group Member as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Restricted Group Member after such Asset Sale, including, without limitation, severance, health care, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other non-cash consideration received by the Company or any Restricted Group Member from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

     "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined by the Board of Directors) and (ii) the present value of the total obligations (discounted at a rate of 10%, compounded annually) of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

     "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clause (iii)(A) or (iii)(B) of the first paragraph under the "Limitation on Certain Asset Sales" covenant and that have not been the basis for an Excess Proceeds Offer in accordance with clause (iii)(C) of the first paragraph under the "Limitation on Certain Asset Sales" covenant.

     "Board of Directors" means (i) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (ii) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor) and (iii) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

     "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated and whether or not voting) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exercisable for any of the foregoing.

     "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness will be the capitalized amount of such obligations determined in accordance with GAAP.

     "Change of Control" means, at any time after the Issue Date, the occurrence of one or more of the following events: (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting or economic power of the Common Stock of the Company or Ranger, (ii) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Common Stock of the Company or Ranger, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company or Ranger, as the case may be, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company, (iii) there will be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Ranger (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Ranger, as the case may be, has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company or Ranger, as the case may be. For purposes of this definition, "voting power" will be deemed to include the potential for voting power upon conversion of outstanding non-voting securities into voting securities.

     "CIBC Ventures" means CIBC Wood Gundy Ventures, Inc.

     "Commodity Hedge Agreement" will mean any option, hedge or other similar agreement or arrangement designed to protect against fluctuations in commodity or materials prices.

     "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Group Members (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Group Members (including any Person who becomes a Restricted Group Member as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA (provided that such EBITDA will be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period and
(iii) net cost savings calculated on a basis consistent with Regulation S-X under the Securities Act (provided that both (A) such cost savings were identified and quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of the Asset Sale or Asset Acquisition and (B) with respect to each Asset Sale or Asset Acquisition completed prior to the 90th day preceding such Transaction Date, actions were commenced or initiated by the Company within 90 days of such Asset Sale or Asset Acquisition to effect such cost savings identified in such Officers' Certificate). If such Person or any of its Restricted Group Members directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if such

Person or any Restricted Group Member of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by one or more Interest Rate Agreements, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum of (i) Consolidated Interest Expense, plus (ii) without duplication, the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or any Restricted Group Member, determined on a consolidated basis (other than dividends paid in Capital Stock (other than Disqualified Capital Stock) of such Person or any of its Wholly-Owned Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP (without taking into account interest incurred by Unrestricted Subsidiaries or Permitted Joint Ventures), would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Restricted Group Members on a consolidated basis (including, but not limited to, (i) imputed interest included in Capitalized Lease Obligations, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (iii) the net costs associated with hedging obligations, (iv) amortization of deferred financing costs, (v) the interest portion of any deferred payment obligation, (vi) amortization of discount or premium, if any, and (vii) all other non-cash interest expense (including PIK Interest) (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company), less the amortization of deferred financing costs, and excluding, however, any amount of such interest of any Restricted Group Member if the net income of such Restricted Group Member is excluded in the calculation of Consolidated Net Income pursuant to clause (a) or (f) of the definition thereof (but only in the same proportion as the net income of such Restricted Group Member is excluded from the calculation of Consolidated Net Income pursuant to clause (a) or (f) of the definition thereof).

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Group Members for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (a) the Net Income of (i) any Person (the "other Person") in which the Person in question or any of its Restricted Group Members has less than a 100% interest (which interest does not cause the Net Income of such other Person to be consolidated into the net income of the Person in question in accordance with GAAP), (ii) any Unrestricted Subsidiary or (iii) any Permitted Joint Venture will be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Restricted Group Member, (b) the Net Income of any Restricted Group Member of the Person in question that is subject to any restriction or limitation (including without limitation as a result of the failure of such dividend or distribution to be irrevocably authorized by other members of a Restricted Joint Venture, where such other members' authorization is necessary for such dividend or distribution or such other members otherwise have the ability to restrict or limit such dividend or distribution) on the payment of dividends or the making of other distributions (other than pursuant to the Notes, the Indenture or the Senior Credit Facility) will be excluded to the extent of such restriction or limitation, (c) (i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and
(ii) any net gain or loss resulting from an Asset Sale by the Person in question or any of its Restricted Group Members other than in the ordinary course of business will be excluded,

(d) extraordinary gains and losses will be excluded, (e) without duplication, the write-off of fees and expenses arising from the Acquisition will be excluded, (f) income or loss attributable to discontinued operations (including without limitation operations disposed of during such period whether or not such operations were classified as discontinued) will be excluded in an amount not to exceed $2,000,000 for any four quarter period, (g) to the extent not otherwise excluded in accordance with GAAP, the Net Income of any Restricted Group Member in an amount that corresponds to the percentage ownership interest in the income of such Restricted Group Member not owned on the last day of such period, directly or indirectly, by such Person will be excluded, (h) dividends or distributions from Permitted Joint Ventures or Restricted Joint Ventures will in any event be excluded to the extent used to increase the amount available for Investment under clause (xii) of the definition of "Permitted Investments" in accordance with the terms thereof and (i) dividends, distributions and any other payments constituting return on capital from Investments will in any event be excluded to the extent used to increase the amount available for Investment under clause (xiii) of the definition of "Permitted Investments" in accordance with the terms thereof.

     "Consolidated Net Worth" means, with respect to any Person at any date, the consolidated stockholder's equity of such Person less the amount of such stockholder's equity attributable to Disqualified Capital Stock of such Person and its Subsidiaries, as determined in accordance with GAAP.

     "Default" means any condition or event that is, or with the passing of time or giving of any notice expressly required under the Indenture (or both) would be, an Event of Default.

     "Disqualified Capital Stock" means any Capital Stock of a Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness. Without limitation of the foregoing, Disqualified Capital Stock will be deemed to include any Preferred Stock of the Company, with respect to which, under the terms of such Preferred Stock, by agreement or otherwise, the Company is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Notes; provided, however, that Preferred Stock of the Company that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company, which provisions have substantially the same effect as the provisions described under "Change of Control Offer," will not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

     "Domestic" with respect to any Person means a Person whose jurisdiction of incorporation or formation is the United States, any state thereof or the District of Columbia.

     "EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for a cash expense in any future period or amortization of a prepaid cash expense that was paid in a prior period) reducing Consolidated Net Income for such period, minus (b) all such non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP, except that with respect to the Company each of the foregoing items will be determined on a consolidated basis with respect to the Company and its Restricted Group Members only; provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment (other than in a Subsidiary which under GAAP is consolidated or a Restricted Joint Venture) of such Person will be included only (x) to the extent cash income has been received by such Person with respect to such Investment, or
(y) if the cash income derived from such Investment is attributable to Temporary Cash Investments.

     "Eligible Receivables" means "Eligible Account Receivable" as that term is defined in the Senior Credit Facility.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

     "Guarantee" means, as the context may require, individually, a guarantee, or collectively, any and all guarantees, of the Obligations of the Company with respect to the Notes by each Guarantor, if any, pursuant to the terms of the Indenture.

     "Guarantor" means each Domestic Restricted Subsidiary of the Company on the date of the Indenture or that thereafter becomes a Guarantor pursuant to the Indenture, and "Guarantors" means such entities, collectively.

     "Hancock" means John Hancock Mutual Life Insurance Company.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" will have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness will not be deemed an incurrence of such Indebtedness.

     "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables in the ordinary course of business, any obligations to other members of a "consortium" or similar group of aircraft service providers arising from the fact that such Person holds cash and manages aircraft fuel inventories on behalf of such other consortium members in the ordinary course of business, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and will also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby will have been assumed (provided, however, that if such obligation or obligations will not have been assumed, the amount of such Indebtedness will be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (provided that in the case of any such letters of credit, the items for which such letters of credit provide credit support are those of other Persons which would be included within this definition for such other Persons), (v) Disqualified Capital Stock of such Person or any Restricted Group Member thereof, and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness will not include any liability for United States or foreign, federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business will not be deemed to be "Indebtedness" of the Company or any Restricted Group Member for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount will not also be included.

     "Individual Investors" means the Danielle Schwartz Trust, Randolph Street Partners II, Gregg L. Engles and Stephen D. Townes.

     "Interest Payment Date" means the stated maturity of an installment of interest on the Notes.

     "Interest Rate Agreement" will mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

     "Inventory" means "Inventory" as that term is defined in the Senior Credit Facility.

     "Investments" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business or acquired as part of the assets acquired by the Company or any Restricted Group Member in connection with an acquisition of assets which is otherwise permitted by the terms of the Indenture), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments will exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (ii) the repurchase of securities of any Person by such Person. For the purposes of the "Limitation on Restricted Payments" covenant, "Investment" will include the fair market value of the net assets of any Restricted Group Member (in the case of any Restricted Joint Venture, to the extent of the Company's or its Restricted Subsidiary's direct or indirect ownership interest in such net assets) at the time that such Restricted Group Member is designated an Unrestricted Subsidiary or Permitted Joint Venture and will exclude the fair market value of the net assets of any Unrestricted Subsidiary or Permitted Joint Venture at the time that such Unrestricted Subsidiary or Permitted Joint Venture is designated a Restricted Group Member. If the Company or any Restricted Group Member of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

     "Net Proceeds" means (a) in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors of such Person, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of such Person which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith).

     "Obligations" means, with respect to any Indebtedness, any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other expenses payable under the documentation governing such Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that will comply with applicable provisions of the Indenture.

     "Permitted Holders" means, collectively, (i) the Company and Ranger, (ii) Hancock, Tioga, CIBC Ventures, and any Affiliate of the foregoing (other than any of their portfolio companies) and (iii) the Individual Investors, each of the spouses, children (adoptive or biological) or other lineal descendants of the Individual Investors, the probate estate of any such individual and any trust, so long as one or more of the foregoing individuals retain substantially all of the controlling or beneficial interest thereunder.

     "Permitted Indebtedness" means:

           (i) Indebtedness of the Company or any Guarantor arising under or in connection with the Senior Credit Facility in an amount not to exceed the greater of (A) $15,000,000 less the aggregate amount of all mandatory prepayments actually made thereunder to the extent that the corresponding commitments have been permanently reduced and all scheduled payments actually made thereunder, or (B) the aggregate of 85% of Eligible Receivables and 60% of eligible Inventory;

           (ii)  Indebtedness under the Notes and the Guarantees;

           (iii) Indebtedness of non-Domestic Wholly-Owned Subsidiaries and Restricted Joint Ventures outstanding under one or more working capital facilities not to exceed the aggregate of 85% of eligible accounts receivable and 60% of eligible inventory of each such non-Domestic Wholly-Owned Subsidiary or Restricted Joint Venture;

           (iv) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the Indenture;

           (v) Indebtedness of the Company to any Wholly-Owned Subsidiary of the Company and Indebtedness of any Wholly-Owned Subsidiary of the Company to the Company or another Wholly-Owned Subsidiary of the Company; provided that (A) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is unsecured and expressly subordinated to the payment in full in cash to all obligations in respect of the Notes and the Guarantee of such Guarantor and (B)(I) any subsequent issuance or transfer of equity interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Subsidiary of the Company and (II) any sale or transfer of any such Indebtedness to a Person other than the Company or a Wholly-Owned Subsidiary of the Company will be deemed to constitute an incurrence of Indebtedness by the Company or such Restricted Group Member not permitted by this clause (v);

           (vi) Interest Rate Agreements;

           (vii) Refinancing Indebtedness;

           (viii) Indebtedness under Commodity Hedge Agreements entered into in the ordinary course of business consistent with reasonable business requirements and not for speculation;

           (ix) Indebtedness consisting of guarantees made in the ordinary course of business by the Company or its Subsidiaries of obligations of the Company or any of its Wholly-Owned Subsidiaries, which obligations are otherwise permitted under the Indenture;

           (x) contingent obligations of the Company or its Subsidiaries in respect of customary indemnification and purchase price adjustment obligations incurred in connection with an Asset Sale; provided that the maximum assumable liability in respect of all such obligations will at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such Asset Sale;

           (xi) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Subsidiaries incurred to acquire property in the ordinary course of business and any refinancings, renewals or replacements of any such Purchase Money Indebtedness or Capitalized Lease Obligation (subject to the limitations on the principal amount thereof set forth in this clause (xi)), the principal amount of which Purchase Money Indebtedness and Capitalized Lease Obligations will not in the aggregate at any one time outstanding exceed $2,500,000; and

           (xii) additional Indebtedness of the Company or any Guarantor (other than Indebtedness specified in clauses (i) through (xi) above) not to exceed $5,000,000 in the aggregate at any one time outstanding.

     "Permitted Investments" means, for any Person, Investments made on or after the date of the Indenture consisting of:

           (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary;

           (ii)  Temporary Cash Investments;

           (iii) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof or (c) such business or assets are owned by the Company or a Restricted Subsidiary;

           (iv) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to either or both of the Company or a Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted by the "Limitation on Certain Asset Sales" covenant;

           (v) Investments consisting of (a) purchases and acquisitions of inventory, supplies, materials and equipment, or (b) licenses or leases of intellectual property and other assets in each case in the ordinary course of business;

           (vi) Investments consisting of (a) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business and loans to directors or employees of Ranger, the Company or its Subsidiaries for the sole purpose of purchasing equity of Ranger, the principal amount of which loans and advances permitted by this clause (vi)(a) will not exceed $1,500,000 in the aggregate at any one time outstanding (excluding any such loans or advances outstanding on the date of the Indenture), (b) extensions of trade credit in the ordinary course of business, and (c) prepaid expenses incurred in the ordinary course of business;

           (vii) without duplication, Investments consisting of Indebtedness permitted pursuant to clause (v) of the definition of "Permitted Indebtedness;"

           (viii) Investments existing on the date of the Indenture;

           (ix) Investments of the Company under Interest Rate Agreements;

           (x) Investments under Commodity Hedge Agreements entered into in the ordinary course of business consistent with reasonable business requirements and not for speculation;

           (xi) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

           (xii) Investments in Permitted Joint Ventures and Restricted Joint Ventures, or in a Person which as a result of such Investment becomes a Permitted Joint Venture or Restricted Joint Venture; provided that (A) at the time such Investment is made, no Default or Event of Default will have occurred and be continuing (or would result therefrom); and (B) after giving effect to such Investment, the aggregate Investment made by the Company and its Restricted Group Members in Permitted Joint Ventures and Restricted Joint Ventures does not exceed 5% of the Company's consolidated assets (other than goodwill and other intangibles); provided, further, that the amount available for Investments to be made pursuant to this clause
     (xii) will be increased from time to time to the extent any return on capital is received by the Company or a Wholly-Owned Subsidiary on an Investment made in reliance on this clause (xii), in each case, up to, but not exceeding, the amount of the original Investment but only to the extent such return on capital is excluded from Consolidated Net Income;

           (xiii)Investments consisting of stock, obligations or securities received as part of or in connection with the bankruptcy, winding up, liquidation or reorganization of a Person that is or was a customer of the Company or any of its Subsidiaries, unless such stock, obligations or securities are received in consideration for an Investment made in such Person in connection with or anticipation of such bankruptcy, winding up or liquidation;

           (xiv)Investments, to the extent that the consideration provided by the Company or any Restricted Group Member consists solely of Capital Stock (other than Disqualified Capital Stock) of the Company; and

           (xv) Investments (other than Investments specified in clauses (i) through (xiv) above) in an aggregate amount, as valued at the time each such Investment is made, not exceeding $1,000,000 for all such Investments from and after the date of the Indenture; provided that the amount available for Investments to be made pursuant to this clause (xv) will be increased from time to time to the extent any return on capital is received by the Company or a Wholly-Owned Subsidiary on an Investment made in reliance on this clause (xv), in each case, up to, but not exceeding, the amount of the original Investment but only to the extent such return on capital is excluded from Consolidated Net Income.

     "Permitted Joint Venture" means any joint venture arrangement (which may be structured as a corporation, partnership, trust, limited liability company or any other Person) if (a) no Affiliate (other than a Restricted Subsidiary of the Company) of the Company or a Restricted Subsidiary has an Investment in such Person, (b) such Person is engaged in the business of providing aviation services or aerospace support, (c) the Company, directly or through its Restricted Subsidiaries, at all times owns at least 25% of the total outstanding shares of Capital Stock of such Person entitled to participate in distributions in respect of the earnings, sale or liquidation of such Person, (d) the Company, directly or through its Restricted Subsidiaries, is entitled to (A) in the case of an Investment in Capital Stock, receive dividends or other distributions on its Investment at the same time as or prior to, and on a basis at least pro rata with, any other holder or holders of Capital Stock of such Person and (B) in the case of an Investment other than in Capital Stock, receive interest thereon at a rate per annum not less than the rate on the Notes and, on the liquidation or dissolution of such Person, receive repayment of the principal thereof prior to the payment of any dividends or distributions on Capital Stock of such Person,
(e) the Company, directly or through its Restricted Subsidiaries, either (x) controls, under an operating and management agreement or otherwise, the day-to-day management and operation of such Person and any facility of the Person in which the Investment is made or (y) has significant influence over the management and operation of such Person and any facility of such Person in all material respects (significant influence to include the right to control or veto any material act or decision) in connection with such management or operation, and (f) no default with respect to any Indebtedness of such Person or any Subsidiary of such Person (including any right which the holders thereof may have to take enforcement action against such Person) would permit (upon notice, lapse of time or both) any holder of any material Indebtedness of the Company or its Restricted Subsidiaries to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity. If, at any time, a Permitted Joint Venture fails to comply with clauses (a) through (f) above, such Permitted Joint Venture will constitute an Investment and must comply with the "Limitation on Restricted Payments" covenant (but only with respect to the Company's then net Investment in such Permitted Joint Venture).

     "Permitted Liens" means (i) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries, (ii) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iii) Liens in favor of the Company or any of its Restricted Group Members, (iv) Liens securing industrial revenue bonds, (v) Liens to secure Purchase Money Indebtedness and Capitalized Lease Obligations that are permitted under the definition of "Permitted Indebtedness" in an aggregate amount at any one time outstanding not to exceed 5% of the Company's consolidated assets (other than goodwill and other intangibles); provided that (a) with respect to any Purchase Money Indebtedness, any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) with respect to any Purchase Money Indebtedness, the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than the item of Property that is the subject of such Purchase Money Indebtedness or Capitalized Lease Obligation, as the case may be, and any improvements on such item, (vi) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as will be required in conformity with GAAP will have been made therefor, (vii) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings,
(viii) Liens on Collateral (as defined in the Senior Credit Facility as in effect on the Issue Date) securing Permitted Indebtedness under the Senior Credit Facility, (ix) Liens on accounts receivable and inventory of non-Domestic Wholly-Owned Subsidiaries or Restricted Joint Ventures securing Permitted Indebtedness under the working capital facilities described in clause (iii) of the definition of "Permitted Indebtedness," (x) Liens securing Indebtedness of the Company or any Guarantor incurred in reliance upon clause (xii) of the definition of "Permitted Indebtedness"; (xi) Liens (other than Liens specified in clauses (viii) through (x) above) securing Indebtedness of the company or any Guarantor in an aggregate amount not to exceed $15,000,000 at any one time outstanding incurred pursuant to a credit facility otherwise permitted by the terms of the Indenture; (xii) Liens existing on the date of the Indenture,
(xiii) any extensions, substitutions, replacements or renewals of the foregoing,
(xiv) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of government insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business, (xv) any attachment or judgment Lien not constituting an Event of Default under the Indenture that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required), (xvi) Liens arising from the filing, for notice purposes only, of financing statements in respect of operating leases, (xvii) Liens arising by operation of law in favor of depositary banks and collecting banks, incurred in the ordinary course of business, (xviii) Liens consisting of restrictions on the transfer of securities pursuant to applicable federal and state securities laws, (xix) interests of lessors and licensors under leases and licenses to which the Company or any of its Restricted Group Members is a party, (xx) with respect to any real property occupied by the Company or any of its Restricted Group Members, all easements, rights of way, licenses and similar encumbrances on or defects of title that do not materially impair the use of such property for its intended purposes, and (xxi) Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $250,000 at any one time outstanding.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     "PIK Interest" means, with respect to any Indebtedness, any interest thereon paid or payable in the form of additional Indebtedness.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Public Offering" means an underwritten public offering and sale by the Company or Ranger of shares of its common stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such common stock pursuant to a registration statement registered pursuant to the Securities Act.

     "Purchase Money Indebtedness" means any Indebtedness incurred by a Person to finance (within 90 days from incurrence) the cost (including the cost of construction) of an item of Property acquired in the ordinary course of business, the principal amount of which Indebtedness does not exceed the sum of
(i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

     "Redeemable Dividend" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company of such Disqualified Capital Stock.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Group Members pursuant to the terms of the Indenture, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all,
(ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended.

     "Restricted Group Members" means, collectively, each Restricted Subsidiary of the Company, each Restricted Joint Venture and each Restricted Subsidiary of a Restricted Joint Venture.

     "Restricted Joint Venture" means a Permitted Joint Venture that has been designated by the Board of Directors of the Company as a Restricted Joint Venture based on its good faith determination, evidenced by a board resolution, that the Company has, directly or indirectly, the requisite control over such Permitted Joint Venture to prevent it from incurring Indebtedness, or taking any other action at any time, in contravention of any of the provisions of the Indenture that are applicable to Restricted Joint Ventures; provided that, immediately after giving effect to such designation,
(i) the Indebtedness and Liens of such Permitted Joint Venture outstanding immediately after such designation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and (ii) no Default or Event of Default will have occurred and be continuing. The Company will deliver an Officers' Certificate to the Holders upon designating any Permitted Joint Venture as a Restricted Joint Venture. As of the Issue Date, Omni Aircraft will not be a Restricted Joint Venture.

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Group Member or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Group Member (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), and (y) in the case of Restricted Group Members, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Group Members (other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary of the Company, excluding Disqualified Capital Stock) or any option, warrants or other rights to purchase such Capital Stock, (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity (in each case within one year of the date of acquisition), (iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment,
(v) any designation of a Restricted Group Member as an Unrestricted Subsidiary or a Permitted Joint Venture on the basis of the Investment by the Company therein and (vi) forgiveness of any Indebtedness of an Affiliate of the Company (other than a Restricted Group Member) to the Company or a Restricted Group Member (other than the cancellation of loans to directors or employees of Ranger, the Company or its Subsidiaries made in accordance with clause (vi) of the definition of "Permitted Investments" in connection with the return to Ranger of the equity of Ranger originally purchased by such director as employee with the proceeds of such loan). For purposes of determining the amount expended for Restricted Payments, cash distributed or invested will be valued at the face amount thereof and property other than cash will be valued at its fair market value determined in good faith by the Company's Board of Directors.

     "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing in the date of the Indenture. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), (i) the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant and (ii) no Default or Event of Default will have occurred and be continuing. The Company will deliver an Officers' Certificate to the Holders upon designating any Unrestricted Subsidiary as a Restricted Subsidiary.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Group Member of any real or tangible personal Property, which Property has been or is to be sold or transferred by the Company or such Restricted Group Member to such Person in contemplation of such leasing.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Facility" means the Credit and Security Agreement dated as of April 2, 1998 between the Company and Key Corporate Capital Inc., together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder (provided that such increase in borrowings or adding Subsidiaries of the Company as additional borrowers or guarantors is permitted by the "Limitation on Additional Indebtedness" covenant)) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

     "Temporary Cash Investments" means (i) Investments in marketable direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in certificates of deposit and eurodollar time deposits issued by a bank organized under the laws of the United States of America, any state thereof (or the District of Columbia) or any foreign country recognized by the United States, in each case having capital, surplus and undivided profits at the time of investment totaling more than $500,000,000 (or the foreign currency equivalent thereof) and rated at the time of investment at least A by S&P and A-2 by Moody's (or similar equivalent foreign ratings), maturing within 365 days of purchase; (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses
(i) and (ii); (iv) Investments in commercial paper with a maturity of 180 days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States (or the District of Columbia) or any foreign country recognized by the United States and at the time of investment rated at least A-1 by S&P or at least P-1 by Moody's (or similar equivalent foreign ratings) and (v) Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above.

     "Tioga" means Tioga Capital Corporation.

     "Tioga Letter" means the letter from Tioga to the Company regarding payment of advisory fees, dated April 2, 1998.

     "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the "Limitation on Restricted Payments" covenant. The Purchaser will be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

     "U.S. Government Obligations" means (a) securities that are direct obligations of the United States of America for the payment of which its full faith and credit are pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt;

provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or a specific payment of principal or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt.

     "Wholly-Owned Subsidiary" of a specified Person means any Subsidiary (or, if such specified Person is the Company, a Restricted Subsidiary), all of the outstanding voting securities (other than, in respect of non-Domestic Subsidiaries, directors' qualifying shares or immaterial amounts of shares held by foreign nationals to the extent mandated by or advantageous under applicable law) of which are owned, directly or indirectly, by such Person.

BOOK ENTRY; DELIVERY AND FORM

     The New Notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (the "Global Notes"), and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interest through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants), qualified institutional buyers may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Notes for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between the participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Company expects that DTC will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC will exchange the applicable Global Note for certificated notes, which it will distribute to its participants.

     The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discounted at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes, pursuant to the Indenture.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the Notes. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the Notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences of the acquisition, ownership and disposition of Notes not held as capital assets within the meaning of
Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons that hold the Notes as part of a "straddle," "hedge," "conversion transaction" or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws (except to the limited extent set forth below under "Non-U.S. Holders") or under the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, existing regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer.

     PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME, ESTATE AND OTHER TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

                                  U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all its substantial decisions (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

STATED INTEREST

     Interest on a Note will generally be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued in accordance with such Holder's method of accounting for U.S. federal income tax purposes.

     In the event of a Change of Control, each holder of a Note will have the right to require the Company to purchase such Note at a price equal to 101% of the principal amount thereof. The Treasury Regulations provide that such right will not affect the yield or maturity date of the Note unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. The Company has no present intention of treating the redemption provisions of the Notes as affecting the computation of the yield to maturity of the Notes.

     The Company may redeem the Notes at any time on or after August 15, 2003, and in certain circumstances, may redeem a portion of the Notes at any time prior to August 15, 2001. Under the Treasury Regulations, the Company is deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. The Company will not be treated as having exercised an option to redeem under these rules.

MARKET DISCOUNT

     If a U.S. Holder acquires a Note at a "market discount," some or all of any gain recognized upon a sale or other disposition of such Note, or upon receipt of principal payments at or prior to maturity, may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess (if any) of the "stated redemption price at maturity" over the purchase price, subject to a statutory de minimis exception, and the "stated redemption price at maturity" is the aggregate of all payments due to the U.S. Holder under such Note at or before its maturity date, other than "qualified stated interest." "Qualified stated interest" is generally interest that is actually and unconditionally payable in cash or property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the Note at certain specified rates. Unless a U.S. Holder has elected to include the market discount in income as it accrues, any gain recognized on any subsequent disposition of such Note (other than in connection with certain nonrecognition transactions), or on receipt of any principal payments with respect to such Note at or prior to maturity will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such U.S. Holder held such Note.

     The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the Note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired such Note up to and including the date of its maturity or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any Note, but, once made, such election is irrevocable.

     In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of a Note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line method or the elective constant interest method. Once made, the election to include market discount in income currently will apply to all Notes and other obligations held by the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder, unless the Internal Revenue Service (the "IRS") consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the Note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

     Unless a U.S. Holder who acquires a Note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such Notes in an amount not exceeding the deferred market discount income until such income is recognized.

BOND PREMIUM

     If a U.S. Holder purchases a Note and immediately after the purchase the adjusted basis of such Note exceeds the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest), the Note has "bond premium." A U.S. Holder may elect to amortize such bond premium over the remaining term of such Note (or if it results in a smaller amount of amortizable bond premium, until an earlier call date).

     If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the Note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. Holder's gain or loss upon the sale or other disposition or payment of the principal amount of the Note.

     An election to amortize premium will apply to amortizable bond premium on all Notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or that are thereafter acquired, and such election may be revoked only with the consent of the IRS.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the disposition of a Note by sale, exchange, redemption or otherwise, a U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued and unpaid interest, which will be taxable as ordinary income) and (ii) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to the U.S. Holder increased by amounts includible in income as market discount (if the U.S. Holder elects to include market discount on a current basis) and reduced by any bond premium amortized by the U.S. Holder.

     Provided the Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss and, in the case of individuals, will be long-term capital gain (subject to a maximum rate of 20%) or loss if the U.S. Holder has held such Note for more than 18 months and will be mid-term capital gain (subject to a maximum rate of 28%) or loss if the U.S. Holder has held such Note for more than one year but not more than 18 months. The deductibility of capital losses by U.S. Holders is subject to limitation.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under the Code, a U.S. Holder may be subject, under certain circumstances, to information reporting and or backup withholding at a 31% rate with respect to cash payments in respect of interest on, or the gross proceeds from disposition of, a Note. This withholding applies only if a U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

                                NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income and estate tax consequences relevant to a holder of a Note that is not a U.S. Holder (a "Non-U.S. Holder").

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a trade or business within the U.S. and (ii) in the case of an applicable income tax treaty between the U.S. and the country of which the Non-U.S. Holder is a qualified resident, attributable to a permanent establishment (or to a fixed base) in the United States.

STATED INTEREST

     Generally, any interest paid to a Non-U.S. Holder of a Note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualities as "portfolio interest." Interest on the Notes will qualify as portfolio interest if: (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of Section 864(d)(4) of the Code; (ii) the Non-U.S. Holder is not a bank for purposes of
Section 881(c)(3)(A) of the Code that is being paid such interest pursuant to an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (iii) the Non-U.S. Holder satisfies the requirements of Sections 871(h) or 881(c) of the Code, as set forth below under "Owner Statement Requirement."

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross withholding rate and, if the Non-U.S. Holder is a foreign corporation, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless it qualifies for a lower rate under an applicable treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to payment of interest. These forms must be periodically updated. Under regulations effective as of January 1, 2000, Forms 1001 and 4224 will be replaced by Form W-8. Also under regulations effective as of January 1, 2000, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the proposed regulations for payments through qualified intermediaries.

SALE, EXCHANGE OR REDEMPTION OF NOTES

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income or (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Note as a capital asset and is present in the United States for 183 days or more during the taxable year of the disposition.

FEDERAL ESTATE TAX

     Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that any interest on the Notes would have qualified as portfolio interest if received by such individual at the time of his or her death.

OWNER STATEMENT REQUIREMENT

     Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a Note on behalf of such owner files a statement with the Company or its agent to the effect that the beneficial owner is not a U.S. Holder in order to avoid withholding of U.S. federal income tax. Under current regulations, this requirement will be satisfied if the Company or its agent receives (i) a statement (an "Owner Statement") from the beneficial owner of a Note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address, or (ii) a statement from the Financial Institution holding the Note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner Statement together with a copy of the Owner Statement. The beneficial owner must inform the Company or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner Statement. The Internal Revenue Service has amended the transition period relating to recently issued Treasury Regulations governing backup withholding and information reporting requirements. Withholding certificates or statements that are valid on December 31, 1999, may be treated as valid until the earlier of its expiration or December 31, 2000. All existing certificates or statements will cease to be effective after December 31, 2000.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-U.S. Holder any interest paid on the Notes. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding and information reporting will not apply to payments of principal on the Notes by the Company to a Non-U.S. Holder if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of Notes by or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note by or through a non-U.S. office of a U.S. broker that is not a "U.S. related person" will not be subject to information reporting or backup withholding. (For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business).

     In the case of the payment of proceeds from the disposition of Notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. Holder).

     Regulations effective as of January 1, 2000 provide similar rules but, in the case of payment of proceeds inside the United States, may require an additional certification that the beneficial owner has not and does not expect to be present in the United States for a period of 183 days or more during the year. Each Non-U.S. Holder should consult such holder's own tax advisor to determine the applicability of these regulations to its particular situation.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company receives notice from any Participating Broker-Dealer of its status as a Participating Broker-Dealer within 30 days after the consummation of the Exchange Offer). In addition, until April 13, 1999 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that has provided the Company with notice of its status as a Participating Broker-Dealer within 30 days after the consummation of the Exchange Offer.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the Exchange Notes will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations). Certain partners of Kirkland & Ellis are also partners of Randolph Street Partners II, a partnership that invested $1.25 million in the Equity Investment to acquire 750 shares of Preferred Stock and 5,000 shares of Class A Voting Common Stock in the Acquisition.

                                    EXPERTS

     The combined financial statements of Aircraft Service International Group as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report appearing herein, which is based in part on the report of Deloitte & Touche, independent auditors. The balance sheet of Aircraft Service International Group, Inc. as of March 31, 1998 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing herein. The financial statements referred to above are included herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              --------
AIRCRAFT SERVICE INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
  Unaudited Financial Statements
  Consolidated Interim Balance Sheet........................  F-2
  Interim Statements of Operations..........................  F-3
  Interim Statements of Cash Flows..........................  F-4
  Notes to Interim Financial Statements.....................  F-5

AIRCRAFT SERVICE INTERNATIONAL GROUP (PREDECESSOR)
  Report of Independent Certified Public Accountants........  F-14
  Report of Independent Auditors............................  F-15
  Audited Financial Statements
  Combined Balance Sheets...................................  F-16
  Combined Statements of Income.............................  F-17
  Combined Statements of Changes in Combined Equity.........  F-18
  Combined Statements of Cash Flows.........................  F-19
  Notes to Combined Financial Statements....................  F-20

AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.
  Audited Financial Statements
  Report of Independent Auditors............................  F-42
  Balance Sheet.............................................  F-43
  Note to Balance Sheet.....................................  F-44

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                       CONSOLIDATED INTERIM BALANCE SHEET
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                SEPTEMBER 30,
                                                                    1998
                                                                -------------
                                                                 (SUCCESSOR)
ASSETS
Current assets:
  Cash......................................................      $  4,752
  Accounts receivable, net of allowance of $535.............        19,011
  Prepaid expenses..........................................         1,063
  Spare parts and supplies..................................         2,203
                                                                  --------
          Total current assets..............................        27,029
Property, plant and equipment, net..........................        46,554
Intangibles, net of accumulated amortization of $1,218......        47,688
Investments in and advances to joint venture................            92
Deferred financing costs, net of accumulated amortization of
  $25.......................................................         2,996
Other assets................................................           448
                                                                  --------
          Total assets......................................      $124,807
                                                                  ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................      $  3,538
  Accrued expenses..........................................        17,255
  Customer deposits.........................................         3,308
                                                                  --------
          Total current liabilities.........................        24,101
Long-term debt..............................................        80,000
Commitments
Stockholder's equity:
  Common stock; $0.01 par value; 1,000 shares authorized;
     100 shares issued and outstanding......................            --
  Paid-in capital...........................................        24,100
  Cumulative translation adjustment.........................           148
  Retained deficit..........................................        (3,542)
                                                                  --------
          Total stockholder's equity........................        20,706
                                                                  --------
          Total liabilities and stockholder's equity........      $124,807
                                                                  ========

                            See accompanying notes.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                        INTERIM STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                       SIX MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                -------------------------------
                                                                    1997              1998
                                                                    ----              ----
                                                                 (COMBINED)      (CONSOLIDATED)
                                                                (PREDECESSOR)     (SUCCESSOR)
Revenues....................................................       $58,954          $ 61,243
Costs and expenses:
  Operating expenses........................................        47,651            49,471
  Selling, general and administrative.......................         3,610             4,035
  Depreciation and amortization.............................         2,295             4,259
                                                                   -------          --------
          Total costs and expenses..........................        53,556            57,765
                                                                   -------          --------
Operating income............................................         5,398             3,478
                                                                   -------          --------
Other income (expense), net.................................            82              (128)
Interest income.............................................           188               140
Interest and other financial expense........................          (330)           (6,496)
                                                                   -------          --------
Income (loss) before income taxes...........................         5,338            (3,006)
Income taxes................................................         2,014               323
                                                                   -------          --------
Net income (loss) before extraordinary item.................         3,324            (3,329)
Extraordinary loss on early extinguishment of debt..........            --              (213)
Net income (loss)...........................................       $ 3,324          $ (3,542)
                                                                   =======          ========
Basic and diluted loss per share:
Before extraordinary item...................................                        $(33,290)
                                                                                    ========
Extraordinary loss..........................................                        $ (2,130)
                                                                                    ========
Net loss....................................................                        $(35,420)
                                                                                    ========
Weighted average common shares outstanding -- basic and
  diluted...................................................                             100
                                                                                    ========

                            See accompanying notes.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                        INTERIM STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                       SIX MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                -------------------------------
                                                                    1997              1998
                                                                   -------          --------
                                                                 (COMBINED)      (CONSOLIDATED)
                                                                (PREDECESSOR)    (SUCCESSOR)
OPERATING ACTIVITIES
Net income (loss)...........................................       $ 3,324          $ (3,542)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
     Depreciation and amortization..........................         2,295             4,259
     Amortization of deferred financing costs...............            --             2,338
     Extraordinary loss.....................................            --               213
     Deferred income taxes..................................          (426)               14
     Provision for bad debts................................           (63)               --
     Loss on sale of property, plant and equipment..........            --                17
     Equity loss in joint venture...........................            --                40
     Changes in operating assets and liabilities:
       Accounts receivable..................................         1,038            (1,800)
       Prepaid expenses.....................................          (650)             (945)
       Spare parts and supplies.............................           (87)             (385)
       Other assets.........................................            42               357
       Accounts payable.....................................        (1,144)             (904)
       Accrued expenses.....................................         4,440             2,481
       Customer deposits....................................          (253)              875
                                                                   -------          --------
Net cash provided by operating activities...................         8,516             3,018
INVESTING ACTIVITIES
Purchases of property, plant and equipment..................        (1,904)           (6,337)
Purchase of ASIG business, less cash acquired of $6,513.....            --           (88,487)
Advances to joint venture, net..............................          (391)               19
                                                                   -------          --------
Net cash used in investing activities.......................        (2,295)          (94,805)
FINANCING ACTIVITIES
Issuance of common stock....................................            --            24,100
Borrowings, net.............................................            --            75,900
Deferred financing costs....................................            --            (3,462)
Payments on notes payable...................................           (91)               --
Advances to Parent, net.....................................        (4,630)               --
Dividends...................................................        (3,290)               --
                                                                   -------          --------
Net cash provided by (used in) financing activities.........        (8,011)           96,538
                                                                   -------          --------
Net increase in cash........................................        (1,790)            4,751
Cash at beginning of period.................................         2,190                 1
                                                                   -------          --------
Cash at end of period.......................................       $   400          $  4,752
                                                                   =======          ========

                            See accompanying notes.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     Aircraft Service International Group, Inc. (the "Company") was organized in March 1998 for the purpose of acquiring beneficial ownership and control of all the outstanding capital stock or other equity interests in Aircraft Services International, Inc., Dispatch Services, Inc., Florida Aviation Fueling Co., Bahamas Airport Service, Inc., Freeport Flight Services, Inc., Aircraft Service, Ltd., ASII Holding GmbH, and ASII Aircraft Service Canada Ltd. (collectively the "ASIG business" or "Predecessor") from Viad Corp ("Viad") and Viad Service Companies, Limited as of April 1, 1998 pursuant to a share purchase agreement (the "Acquisition"). Prior to the Acquisition by the Company, the ASIG business was operated under the divisional name of Aircraft Services International Group. The operations of the ASIG business are included in the accompanying consolidated interim financial statements beginning on April 1, 1998. The Company is 100% owned by Ranger Aerospace Corporation. Prior to April 1, 1998, the Company had no operations.

     The purchase price of the Acquisition was $95 million in cash, plus fees and expenses of $4.1 million. The purchase price is subject to a purchase price adjustment in favor of the Company for any shortfall in the net asset value, net working capital or required cash (as such terms are defined in the "Share Purchase Agreement") of the ASIG business from the levels represented at the closing of the Acquisition. The purchase price is also subject to adjustment in favor of Viad in an amount equal to the amount of cash in the ASIG business at the closing of the Acquisition in excess of the required cash.

     The Acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on appraisals and other estimates of their underlying fair values. The allocation of the purchase price is preliminary pending finalization of appraisals and other estimates. The excess of the purchase price over the fair value of net assets acquired of approximately $49.0 million is classified as goodwill and other intangibles and is generally being amortized over 20 years.

     The following is a summary of the purchase price allocation:

Net working capital, including cash of $6,513...............    $ 3,879
Property, plant and equipment...............................     43,259
Other assets................................................      3,056
Intangibles.................................................     48,906
                                                                -------
                                                                $99,100
                                                                =======

     The purchase price was funded as follows:

Sale of 100 shares of common stock, $0.01 par value, to
  Ranger Aerospace Corporation..............................    $24,100
Borrowings under Senior Increasing Rate Notes (see Note
  6)........................................................     75,000
                                                                -------
                                                                $99,100
                                                                =======

BUSINESS

     The Company and its subsidiaries provide aviation fueling services, aircraft ground services and other aviation services at various airports in the United States, Europe and the Bahamas.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Prior to the Acquisition, the accounts of the ASIG business were not presented on a combined basis as those of a separate reporting entity. Accordingly, the accounts included in the accompanying financial statement of operations and cash flows for the six months ended September 30, 1997 were carved out of Viad's historical accounting records. All significant intercompany balances and transactions were eliminated.

SPARE PARTS AND SUPPLIES

     Spare parts and supplies are valued at the lower of cost or market. Cost is computed using the first-in first-out cost method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which ranges from 4 to 20 years for operating equipment, 20 to 30 years for buildings, and 3 to 10 years for office furniture and equipment. Leasehold improvements are amortized over the life of the lease or the related asset, whichever is shorter. Maintenance and repairs are charged to expense when incurred. Significant expenditures, which extend the useful lives of assets, are capitalized.

FOREIGN CURRENCY TRANSLATION

     For the Company's operations where the functional currency is other than the U.S. Dollar, balance sheet amounts are translated using the exchange rate in effect at the balance sheet date. Income statement amounts are translated at the average exchange rates during the year. Translation adjustments resulting from the changes in exchange rates from year to year are recorded as a separate component of stockholders' equity.

INVESTMENTS IN AND ADVANCES TO JOINT VENTURE

     The Company accounts for its investment in a 50% owned joint venture under the equity method of accounting. The joint venture, Omni Aircraft Service GmbH, located in Munich, Germany, provides aviation fueling and aircraft ground services at Munich International Airport.

     Intangible assets consist of the excess of net assets acquired over liabilities assumed, which is being amortized on the straight-line basis over 20 years, and other identifiable intangible assets, including covenants not to compete, which are being amortized on the straight-line basis over their respective lives.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company accounts for the impairment of long-lived assets under Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121). SFAS No. 121 requires impairment losses to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company believes no impairment indicators exist at September 30, 1998.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
NET LOSS PER COMMON SHARE

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share will typically be higher than primary earnings per share due to the exclusion of any dilutive effects of options, warrants and convertible securities from the calculation. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. The adoption of SFAS No. 128 had no impact on the Company.

CONCENTRATION OF CREDIT RISK

     The Company provides services to domestic and foreign airlines and continually monitors its exposure for credit losses. The Company limits its exposure by requiring prepayments or deposits from certain customers.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL DATA

     In the opinion of the management of the Company, the accompanying unaudited interim financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the consolidated financial position of the Company as of September 30, 1998, the consolidated results of operations for the six months ended September 30, 1998, and the combined results of operations of the ASIG business for the six months ended September 30, 1997.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts receivable, accounts payable, and accrued expenses in the accompanying financial statements approximate their fair value because of their short maturity.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                                SEPTEMBER 30,
                                                                    1998
                                                                -------------
Operating equipment.........................................       $37,303
Buildings and leasehold improvements........................         6,777
Office furniture and equipment..............................         1,516
Construction in progress....................................         3,940
                                                                   -------
                                                                    49,536
Accumulated depreciation and amortization...................        (2,982)
                                                                   -------
                                                                   $46,554
                                                                   =======

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

4. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                SEPTEMBER 30,
                                                                    1998
                                                                -------------
Salaries and wages..........................................       $ 4,799
Damage claims...............................................         1,198
Accrued interest............................................         1,061
Other.......................................................        10,197
                                                                   -------
                                                                   $17,255
                                                                   =======

5. NOTES PAYABLE

     On April 2, 1998, the Company entered into a revolving credit facility with a bank (the "Senior Credit Facility"). The Senior Credit Facility allows for borrowings in the aggregate of up to the lesser of $10 million or a borrowing base, equal to 85% of eligible accounts receivable, as defined. The revolving loans under the Senior Credit Facility mature on August 31, 2002 or sooner as provided in the Senior Credit Facility.

     Indebtedness of the Company under the Senior Credit Facility will be guaranteed by each of the Company's domestic subsidiaries and will generally be secured by: (i) all of the Company's cash equivalents, accounts receivable, contract rights, general intangibles, instruments and chattel paper relating thereto; (ii) all of the Company's inventory; (iii) amounts (if any) held in a commercial deposit account with the lending bank, and (iv) all proceeds from (i) to (iii) inclusive.

     The Company's borrowings under the Senior Credit Facility will bear interest at a floating rate and may be maintained as Prime Rate Loans or LIBOR loans. Borrowings made pursuant to the Prime Rate Loans bear interest rates equal to the prime rate plus the Applicable Margin (as defined in the Senior Credit Facility) and borrowings made pursuant to the LIBOR Loans bear interest rates equal to the LIBOR rate plus the Applicable Margin. The Applicable Margin for Prime Rate Loans will be 0% through June 1999 and thereafter will range from 0% to 0.50% based on the Company's Leverage Ratio (as defined in the Senior Credit Agreement). The Applicable Margin for LIBOR Loans will be 1.75% through June 1999 and thereafter will range from 1.25% to 2.25% based on the Company's Leverage Ratio.

     The Senior Credit Facility requires the Company to meet certain financial tests, including, without limitation, minimum interest coverage and maximum leverage ratios. The Senior Credit Facility also contains certain covenants, which among other things, will limit the incurrence of additional indebtedness, the making of loans or investments, the declaration of dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, the incurrence of liens and encumbrances and other matters customarily restricted in such agreements. There were no amounts outstanding under the facility as of September 30, 1998.

6. LONG-TERM DEBT

     On April 2, 1998, the Company issued $75 million of notes (the "Senior Increasing Rate Notes"). The proceeds from the Senior Increasing Rate Notes were used to consummate the Acquisition. On August 18, 1998, the Company issued $80 million of notes (the "Senior Notes"). The proceeds from the Senior Notes were used to repay the Senior Increasing Rate Notes. The Senior Notes mature in August, 2005, and bear interest at 11%, payable semiannually on each February 15 and August 15, commencing February 15, 1999. The Senior Notes are redeemable at the option of the Company, at any time on or after August 15, 2003, at a premium of 105.5% in 2003 and at 100.0% of the principal amount in 2004 and thereafter. In addition, the

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

6. LONG-TERM DEBT -- (CONTINUED)
Company may redeem at its option up to 33 1/3% of the original principal amount of the Senior Notes at any time on or prior to August 15, 2001, at a redemption price equal to 111.0% of the principal amount being redeemed, with the net proceeds of one or more public offerings, provided that at least $53.3 million aggregate principal amount of the Senior Notes remain outstanding after any such redemption and that any such redemption occurs within 90 days following the closing of such public offering. Upon the occurrence of a Change in Control (as defined in the Indenture covering the Senior Notes), each holder of the Senior Notes is entitled to require the Company to repurchase such Senior Notes at a premium of 101%. The Senior Notes are fully and unconditionally guaranteed, on an unsecured basis, by the Company's domestic subsidiaries (see Note 8).

     The Senior Notes contain certain covenants, which among other things limit the ability of the Company to incur additional indebtedness, issue common and preferred stock of its subsidiaries, pay dividends, transfer and sell assets and enter into transactions with affiliates.

7. LITIGATION

     The Company is engaged in litigation arising in the normal course of business. Management believes that the outcome of such litigation will not have a material adverse effect on the Company's financial position or its results of operations.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

8. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING/COMBINING FINANCIAL STATEMENTS

     The Notes are guaranteed on a senior unsecured basis, jointly and severally, by each of the Company's domestic operating subsidiaries (the "Guarantors"). The Guarantors include Aircraft Services International, Inc., Dispatch Services, Inc., and Florida Aviation Fueling Co. The condensed consolidating/combining financial statements of the Guarantors should be read in connection with the consolidated financial statements of the Company. Separate financial statements of the Guarantors are not presented because the Guarantors are jointly, severally and unconditionally liable under the guarantees, and the Company believes the condensed consolidating/combining financial statements presented are more meaningful in understanding the financial position and results of operations of the Guarantors.

                           CONSOLIDATED BALANCE SHEET

                                                                      SEPTEMBER 30, 1998
                                               ----------------------------------------------------------------
                                                GUARANTOR      NON-GUARANTOR      ELIMINATION      CONSOLIDATED
                                               SUBSIDIARIES    SUBSIDIARIES         ENTRIES           TOTAL
                                               ------------    -------------      -----------      ------------
ASSETS
Current assets:
  Cash.....................................      $  2,620         $2,132            $                $  4,752
  Accounts receivable, net.................        18,271            740                               19,011
  Prepaid expenses.........................           982             81                                1,063
  Spare parts and supplies.................         2,163             40                                2,203
                                                 --------         ------            -------          --------
          Total current assets.............        24,036          2,993                               27,029
Property, plant and equipment, net.........        43,628          2,926                               46,554
Due from (to) affiliates...................           509          2,587             (3,096)
Intangibles, net...........................        47,688             --                               47,688
Deferred income taxes......................            --             92                                   92
Investment in consolidated subsidiaries....         2,079             --             (2,079)               --
Investments in and advances to joint
  venture..................................            --
Deferred financing costs...................         2,996             --                 --             2,996
Other assets...............................           444              4                                  448
                                                 --------         ------            -------          --------
                                                 $121,380         $8,602            $(5,175)         $124,807
                                                 ========         ======            =======          ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable.........................      $  2,889         $  649            $    --          $  3,538
  Due from (to) affiliates.................         2,587            509             (3,096)               --
  Accrued expenses.........................        12,916          4,339                               17,255
  Customer deposits........................         3,227             81                                3,308
                                                 --------         ------            -------          --------
          Total current liabilities........        21,619          5,578             (3,096)           24,101
Long-term debt.............................        80,000             --                               80,000
Stockholder's equity:
  Common stock.............................            --            935               (935)               --
  Paid-in capital..........................        24,100          1,144             (1,144)           24,100
  Cumulative translation adjustment........            --            148                                  148
  Retained earnings (deficit)..............        (4,339)           797                               (3,542)
                                                 --------         ------            -------          --------
          Total stockholder's equity.......        19,761          3,024             (2,079)           20,706
                                                 --------         ------            -------          --------
          Total liabilities and
            stockholder's equity...........      $121,380         $8,602            $(5,175)         $124,807
                                                 ========         ======            =======          ========

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

8. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING/COMBINING FINANCIAL STATEMENTS -- (CONTINUED)
                              STATEMENTS OF INCOME

                                                                  SIX MONTHS ENDED SEPTEMBER 30, 1998
                                                             ---------------------------------------------
                                                              GUARANTOR      NON-GUARANTOR    CONSOLIDATED
                                                             SUBSIDIARIES    SUBSIDIARIES        TOTAL
                                                             ------------    -------------    ------------
Revenues.................................................      $49,858          $11,385         $ 61,243
Costs and expenses:
  Operating expenses.....................................       40,211            9,260           49,471
  Selling, general and administrative....................        3,461              574            4,035
  Depreciation and amortization..........................        3,953              306            4,259
                                                               -------          -------         --------
          Total costs and expenses.......................       47,625           10,140           57,765
                                                               -------          -------         --------
Operating income.........................................        2,233            1,245            3,478
                                                               -------          -------         --------
Other income (expense), net..............................           24             (152)            (128)
Interest income..........................................          113               27              140
Interest and other financial expense.....................       (6,709)              --           (6,709)
                                                               -------          -------         --------
Income (loss) before income taxes........................       (4,339)           1,120           (3,219)
Income taxes.............................................           --              323              323
                                                               -------          -------         --------
Net income (loss)........................................      $(4,339)         $   797         $ (3,542)
                                                               =======          =======         ========

                                                                  SIX MONTHS ENDED SEPTEMBER 30, 1997
                                                               -----------------------------------------
                                                                GUARANTOR      NON-GUARANTOR    COMBINED
                                                               SUBSIDIARIES    SUBSIDIARIES      TOTAL
                                                               ------------    -------------    --------
Revenues...................................................      $49,361          $9,593        $58,954
Costs and expenses:
  Operating expenses.......................................       39,898           7,753         47,651
  Selling, general and administrative......................        3,099             511          3,610
  Depreciation and amortization............................        2,030             265          2,295
                                                                 -------          ------        -------
          Total costs and expenses.........................       45,027           8,529         53,556
                                                                 -------          ------        -------
Operating income...........................................        4,334           1,064          5,398
                                                                 -------          ------        -------
Other income (expense), net................................           14              68             82
Interest income............................................          127              61            188
Interest and other financial expense.......................         (330)             --           (330)
                                                                 -------          ------        -------
Income before income taxes.................................        4,145           1,193          5,338
Income taxes...............................................        1,745             269          2,014
                                                                 -------          ------        -------
Net income.................................................      $ 2,400          $  924        $ 3,324
                                                                 =======          ======        =======

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

8. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING/COMBINING FINANCIAL STATEMENTS -- (CONTINUED)
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                             SIX MONTHS ENDED SEPTEMBER 30, 1998
                                              ------------------------------------------------------------------
                                               GUARANTOR      NON-GUARANTOR    ELIMINATION
                                              SUBSIDIARIES    SUBSIDIARIES       ENTRIES      CONSOLIDATED TOTAL
                                              ------------    -------------    -----------    ------------------
OPERATING ACTIVITIES
Net income (loss).........................      $ (4,339)        $  797            $               $ (3,542)
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
     Depreciation and amortization........         3,953            306                               4,259
     Amortization of deferred financing
       costs..............................         2,338             --                               2,338
     Extraordinary loss...................           213             --                                 213
     Gain on sale of fixed assets.........            17             --                                  17
     Deferred income taxes................            --             14                                  14
     Equity loss in joint venture.........            --             40                                  40
     Changes in operating assets and
       liabilities:
       Accounts receivable................         2,068            268                              (1,800)
       Investment in consolidated
          subsidiaries....................           (27)            --             27                   --
       Due from (to) affiliates...........           541           (541)                                 --
       Prepaid expenses...................          (887)           (58)                               (945)
       Spare parts and supplies...........          (386)             1                                (385)
       Other assets.......................           384             (6)           (21)                 357
       Accounts payable...................        (1,168)           264                                (904)
       Accrued expenses...................         1,379          1,108             (6)               2,481
       Customer deposits..................           851             24                                 875
                                                --------         ------            ---             --------
Net cash provided by operating
  activities..............................           801          2,217                               3,018
INVESTING ACTIVITIES
Purchases of property, plant and
  equipment...............................        (6,233)          (104)                             (6,337)
Purchase of ASIG business.................       (88,487)            --                             (88,487)
Advances to joint venture, net............            --             19                                  19
                                                --------         ------            ---             --------
Net cash used in investing activities.....       (94,720)           (85)                            (94,805)
FINANCING ACTIVITIES
Issuance of common stock..................        24,100             --                              24,100
Borrowings, net...........................        75,900             --                              75,900
Deferred financing costs..................        (3,462)            --                              (3,462)
                                                --------         ------            ---             --------
Net cash provided by financing
  activities..............................        96,538             --                              96,538
                                                --------         ------            ---             --------
Net increase in cash......................         2,619          2,132                               4,751
Cash at beginning of period...............             1             --                                   1
                                                --------         ------            ---             --------
Cash at end of period.....................      $  2,620         $2,132            $               $  4,752
                                                ========         ======            ===             ========

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

8. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING/COMBINING FINANCIAL STATEMENTS -- (CONTINUED)

                        COMBINED STATEMENT OF CASH FLOWS

                                                             SIX MONTHS ENDED SEPTEMBER 30, 1997
                                                 ------------------------------------------------------------
                                                                                    COMBINATION
                                                  GUARANTOR      NON-GUARANTOR    AND ELIMINATION    COMBINED
                                                 SUBSIDIARIES    SUBSIDIARIES         ENTRIES         TOTAL
                                                 ------------    -------------    ---------------    --------
OPERATING ACTIVITIES
Net income...................................      $ 2,400          $  924            $              $ 3,324
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Depreciation and amortization...........        2,030             265                             2,295
     Deferred income taxes...................         (509)             83                              (426)
     Equity income...........................           --             (63)                              (63)
     Changes in operating assets and
       liabilities:
       Accounts receivable...................        3,567          (2,529)                            1,038
       Due from (to) affiliates..............          (92)             92                                --
       Prepaid expenses......................         (581)            (69)                             (650)
       Spare parts and supplies..............          (90)              3                               (87)
       Other assets..........................           43              (1)                               42
       Accounts payable......................       (1,596)            452                            (1,144)
       Accrued expenses......................        3,413           1,027                             4,440
       Customer deposits.....................         (181)            (72)                             (253)
                                                   -------          ------            -------        -------
Net cash provided by operating activities....        8,404             112                             8,516
INVESTING ACTIVITIES
Purchases of property, plant and equipment...         (907)           (997)                           (1,904)
Advances to joint venture....................           --            (391)                             (391)
                                                   -------          ------            -------        -------
Net cash used in investing activities........         (907)         (1,388)                           (2,295)
FINANCING ACTIVITIES
Payments on notes payable....................          (91)             --                               (91)
Advances from (to) Parent, net...............       (4,614)            (16)                           (4,630)
Dividends....................................       (2,792)           (498)                           (3,290)
                                                   -------          ------            -------        -------
Net cash provided by (used in) financing
  activities.................................       (7,497)           (514)                           (8,011)
                                                   -------          ------            -------        -------
Net increase (decrease) in cash..............           --          (1,790)                           (1,790)
Cash at beginning of period..................           --           2,190                             2,190
                                                   -------          ------            -------        -------
Cash at end of period........................      $    --          $  400            $              $   400
                                                   =======          ======            =======        =======

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders
Aircraft Service International Group

     We have audited the accompanying combined balance sheets of Aircraft Service International Group, a combined group of companies affiliated by common ownership, as of December 31, 1996 and 1997, and the related combined statements of income, changes in combined equity and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the index at Item 21(b) of this Registration Statement. These financial statements and schedule are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the financial statements of Aircraft Service, Ltd. ("ASL"), a company affiliated by common ownership and included in the accompanying combined financial statements. ASL's financial statements reflect total assets of $3,852,000 and $5,339,000 as of December 31, 1996 and 1997, respectively, and total revenues of $14,894,000, $15,897,000 and $16,792,000 for the years ended December 31, 1995, 1996 and
1997, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for ASL, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Aircraft Service International Group at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Miami, Florida
May 1, 1998

                         REPORT OF INDEPENDENT AUDITORS

TO THE DIRECTORS AND SHAREHOLDERS OF AIRCRAFT SERVICE LIMITED

We have audited the balance sheets of Aircraft Service Limited as of 31 December 1997 and 1996 and the profit and loss accounts, reconciliation of movements in shareholders' funds and cash flow statements for each of the three years in the period ended 31 December 1997 (not presented separately herein), all expressed in pounds sterling. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom, which are similar to those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Aircraft Service Limited as at 31 December 1997 and 1996 and the results of the operations and their cash flows for each of the three years in the period ended 31 December 1997, in conformity with accounting principles generally accepted in the United Kingdom, which differ in certain significant respects from generally accepted accounting principles in the United States of America.

Deloitte & Touche
Chartered Accountants and Registered Auditors
Hill House
1 Little New Street
London EC4A 3TR

7 July 1998

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                       MARCH 31,
                                                                   DECEMBER 31,          1998
                                                                ------------------    -----------
                                                                 1996       1997
                                                                 ----       ----      (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................    $   191    $    --      $    --
  Accounts receivable, net of allowance of $1,276, $622 and
     $546 in 1996, 1997 and 1998, respectively..............      9,235      7,141       17,309
  Due from Parent...........................................      1,453      7,520            -
  Prepaid expenses..........................................        606        445          285
  Spare parts and supplies..................................      2,079      2,150        2,168
  Deferred income taxes.....................................        871      1,108        1,126
                                                                -------    -------      -------
          Total current assets..............................     14,435     18,364       20,888
Property, plant and equipment, net..........................     18,894     18,313       19,892
Goodwill, net of accumulated amortization of $1,915, $1,991
  and $2,022 in 1996, 1997 and 1998, respectively...........      2,243      2,166        2,135
Deferred income taxes.......................................      2,367      2,267        2,118
Investments in and advances to joint venture................         15        235          151
Other assets................................................        648        585          413
                                                                -------    -------      -------
          Total assets......................................    $38,602    $41,930      $45,597
                                                                =======    =======      =======

LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Accounts payable..........................................    $ 2,707    $ 4,094      $ 4,566
  Accrued expenses..........................................     17,378     19,816       20,244
  Customer deposits.........................................      2,911      3,372        2,433
  Due to Parent.............................................         --         --        2,674
  Current portion of notes payable..........................         82         91           91
                                                                -------    -------      -------
          Total current liabilities.........................     23,078     27,373       30,008
Notes payable...............................................         91         --           --
Commitments
Combined equity:
  Common stock..............................................        907        907          907
  Paid-in capital...........................................      1,585      1,585        1,585
  Cumulative translation adjustment.........................         22         (5)          (2)
  Retained earnings.........................................     12,919     12,070       13,099
                                                                -------    -------      -------
          Total combined equity.............................     15,433     14,557       15,589
                                                                -------    -------      -------
          Total liabilities and combined equity.............    $38,602    $41,930      $45,597
                                                                =======    =======      =======

                            See accompanying notes.

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

                         COMBINED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                                                    THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,             MARCH 31,
                                                --------------------------------    ------------------
                                                  1995        1996        1997       1997       1998
                                                  ----        ----        ----       ----       ----
                                                                                       (UNAUDITED)
Revenues....................................    $111,658    $121,574    $119,325    $29,816    $31,035
Cost and expenses:
  Operating expenses........................      93,540     102,935      98,190     23,973     26,320
  Selling, general and administrative.......       6,467       7,259       6,507      2,064      1,754
  Depreciation and amortization.............       4,340       4,420       4,604      1,172      1,154
                                                --------    --------    --------    -------    -------
          Total cost and expenses...........     104,347     114,614     109,301     27,209     29,228
                                                --------    --------    --------    -------    -------
Operating income............................       7,311       6,960      10,024      2,607      1,807
Other income (expense), net.................          47         (45)        (71)        35        (57)
Interest income.............................         842         343         350         37         77
Interest and other financial expense........        (620)       (606)       (669)      (165)      (170)
                                                --------    --------    --------    -------    -------
Income before income taxes..................       7,580       6,652       9,634      2,514      1,657
Income taxes................................       2,563       2,433       3,602        934        615
                                                --------    --------    --------    -------    -------
Net income..................................    $  5,017    $  4,219    $  6,032    $ 1,580    $ 1,042
                                                ========    ========    ========    =======    =======

                            See accompanying notes.

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

               COMBINED STATEMENTS OF CHANGES IN COMBINED EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                        CUMULATIVE                  TOTAL
                                                   COMMON    PAID-IN    TRANSLATION    RETAINED    COMBINED
                                                   STOCK     CAPITAL    ADJUSTMENT     EARNINGS     EQUITY
                                                   ------    -------    -----------    --------    --------
Balance at January 1, 1995.....................     $907     $1,585        $(131)      $17,336     $19,697
  Net income...................................       --         --           --         5,017       5,017
  Dividends....................................       --         --           --        (6,997)     (6,997)
  Translation loss.............................       --         --          (25)           --         (25)
                                                    ----     ------        -----       -------     -------
Balance at December 31, 1995                         907      1,585         (156)       15,356      17,692
  Net income...................................       --         --           --         4,219       4,219
  Dividends....................................       --         --           --        (6,656)     (6,656)
  Translation gain.............................       --         --          178            --         178
                                                    ----     ------        -----       -------     -------
Balance at December 31, 1996                         907      1,585           22        12,919      15,433
  Net income...................................       --         --           --         6,032       6,032
  Dividends....................................       --         --           --        (6,881)     (6,881)
  Translation loss.............................       --         --          (27)      --.....         (27)
                                                    ----     ------        -----       -------     -------
Balance at December 31, 1997...................      907      1,585           (5)       12,070      14,557
  Net income (unaudited).......................       --         --           --         1,042       1,042
  Dividends (unaudited)........................       --         --           --           (13)        (13)
  Translation gain (unaudited).................       --         --            3            --           3
                                                    ----     ------        -----       -------     -------
Balance at March 31, 1998 (unaudited)..........     $907     $1,585        $  (2)      $13,099     $15,589
                                                    ====     ======        =====       =======     =======

                            See accompanying notes.

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                    THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,             MARCH 31,
                                                --------------------------------    ------------------
                                                  1995       1996        1997        1997       1998
                                                  ----       ----        ----        ----       ----
                                                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................    $  5,017    $ 4,219    $   6,032    $ 1,580    $ 1,042
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Depreciation and amortization..........       4,340      4,420        4,604      1,172      1,154
     Deferred income taxes..................       1,048       (104)        (136)       182        131
     Provision for bad debts................         240        289          245         60         --
     Equity loss in joint venture...........          --          3          133         --         84
     Changes in operating assets and
       liabilities:
       Accounts receivable..................      (2,554)     1,291        1,822      3,170      2,635
       Prepaid expenses.....................         (61)      (337)         161        211        160
       Spare parts and supplies.............        (385)      (304)         (71)        48        (18)
       Other assets.........................        (118)       (91)          63        171        172
       Accounts payable.....................      (2,410)      (866)       1,387       (286)       472
       Accrued expenses.....................        (330)      (762)       2,438       (458)       428
       Customer deposits....................         273       (597)         461         77       (939)
                                                --------    -------    ---------    -------    -------
Net cash provided by operating activities...       5,060      7,161       17,139      5,927      5,321
INVESTING ACTIVITIES
Purchases of property, plant and
  equipment.................................      (4,402)    (9,061)      (3,947)      (963)    (2,702)
Advances to joint venture...................          --         --         (353)        --         --
                                                --------    -------    ---------    -------    -------
Net cash used in investing activities.......      (4,402)    (9,061)      (4,300)      (963)    (2,702)
FINANCING ACTIVITIES
Payments on notes payable...................         (67)       (74)         (82)        --         --
Advances from (to) Parent, net..............       6,258      8,821       (6,067)    (2,682)    (2,606)
Dividends...................................      (6,997)    (6,656)      (6,881)    (1,698)       (13)
                                                --------    -------    ---------    -------    -------
Net cash provided by (used in) financing
  activities................................        (806)     2,091      (13,030)    (4,380)    (2,619)
                                                --------    -------    ---------    -------    -------
Net increase (decrease) in cash.............        (148)       191         (191)       584         --
Cash at beginning of period.................         148         --          191        191         --
                                                --------    -------    ---------    -------    -------
Cash at end of period.......................    $     --    $   191    $      --    $   775    $    --
                                                ========    =======    =========    =======    =======

                            See accompanying notes.

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. BUSINESS AND BASIS OF PRESENTATION

NATURE OF BUSINESS

     The Company provides aviation fueling and aircraft ground services at various airports in the United States, Europe and the Bahamas.

BASIS OF PRESENTATION

     Aircraft Service International Group (the "Company" or the "Combined Affiliates") is a combined group of companies affiliated through common ownership by Viad Corp ("Viad"). These businesses were sold as of April 1, 1998 (see Note 12). The accompanying combined financial statements include the following entities: Aircraft Services International, Inc., Dispatch Services, Inc., Florida Aviation Fueling Co., Bahamas Airport Service, Inc., Freeport Flight Services, Ltd., Aircraft Service, Ltd., ASII Holding GmbH and ASII Aircraft Service Canada Ltd.

     For the years ended December 31, 1995, 1996 and 1997, respectively, the accounts of the above entities were not presented on a combined basis as those of a separate reporting entity. Accordingly, the accounts included in the accompanying financial statements were carved out of Viad's historical accounting records. For all years presented, the financial statements of the Company include the accounts of these entities. The accompanying financial statements include costs allocated by Viad to the Company for certain legal, audit, risk assessment, treasury and financial services. The financial statement captions which include allocated amounts, along with a description of the functions or services and the amounts allocated are summarized in Note 3.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the entities affiliated by common ownership and control outlined in Note 1. All significant intercompany balances and transactions have been eliminated in combination.

SPARE PARTS AND SUPPLIES

     Spare parts and supplies are valued at the lower of cost or market. Cost is computed using the first-in first-out cost method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which ranges from 4 to 20 years for operating equipment, 20 to 30 years for buildings, and 3 to 10 years for office furniture and equipment. Leasehold improvements are amortized over the life of the lease or the related asset, whichever is shorter. Maintenance and repairs are charged to expense when incurred. Significant expenditures, which extend the useful lives of assets, are capitalized.

FOREIGN CURRENCY TRANSLATION

     For the Company's operations where the functional currency is other than the U.S. Dollar, balance sheet amounts are translated using the exchange rate in effect at the balance sheet date. Income statement amounts

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

are translated at the average exchange rates during the year. Translation adjustments resulting from the changes in exchange rates from year to year are recorded as a separate component of combined equity.

INVESTMENTS IN AND ADVANCES TO JOINT VENTURE

     The Company accounts for its investment in a 50% owned joint venture under the equity method of accounting. The joint venture, Omni Aircraft Service GmbH, located in Munich, Germany, provides aviation fueling and aircraft ground services at Munich International Airport.

GOODWILL

     Goodwill is amortized on a straight-line basis over 40 years.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company accounts for the impairment of long-lived assets under Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS No. 121). SFAS No. 121 requires impairment losses to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company believes no impairment indicators existed at December 31, 1997.

CONCENTRATION OF CREDIT RISK

     The Company provides services to domestic and foreign airlines and continually monitors its exposure for credit losses. The Company limits its exposure by requiring prepayments or deposits from certain customers.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL DATA

     In the opinion of the management of the Company, the accompanying unaudited combined financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the combined financial position of the Company as of March 31, 1998, and the combined results of operations for the three months ended March 31, 1997 and 1998.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts receivable, accounts payable and accrued expenses in the accompanying combined financial statements approximate their fair value because of their short term maturity.

3. RELATED-PARTY TRANSACTIONS

     The Parent provided certain corporate general and administrative services to the Company, including legal, audit, risk assessment, treasury and finance services. Related allocated expenses, included in selling, general and administrative in the accompanying combined statements of income, were approximately $883,

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

$896 and $854 in 1995, 1996 and 1997, respectively, and $212 and $173 for the three months ended March 31, 1997 and 1998, respectively.

     The Company transferred ownership of certain accounts receivable to the Parent. Total amounts transferred through the due from (to) parent account were $10,200 and $12,800 at December 31, 1996 and 1997, respectively. No receivables were transferred at March 31, 1998. The Company was charged a discount from the Parent for these transferred receivables based on the amount of receivables actually sold by the Parent. Allocated charges totaled $375, $483 and $555 for the years ended December 31, 1995, 1996 and 1997, respectively, and $143 and $148 for the three months ended March 31, 1997 and 1998, respectively, and are included in interest and other financial expense in the accompanying combined statements of income.

     The Parent managed the cash and financing requirements of the Company. The Company's available cash was swept into the Parent's accounts and the Company's cash requirements were paid from the Parent's accounts. Interest was credited to the Company on net balances due from Parent based on the prime lending rate less 1.5%. Interest income credited to the Company totaled approximately $613, $246 and $247 in 1995, 1996 and 1997, respectively, and $21 and $55 for the three months ended March 31, 1997 and 1998, respectively.

     Due from (to) Parent represents the net amount due to or from the Parent for expenses allocated in conjunction with services provided by the Parent, cash and receivables transferred to the Parent, dividends paid, and other charges between the Company and the Parent.

     All allocations and estimates were based on assumptions the Parent believed were reasonable in these circumstances. The allocated amounts are not necessarily indicative of the costs that the Company would have incurred as a stand-alone entity.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                           DECEMBER 31,
                                                      ----------------------       MARCH 31,
                                                        1996          1997           1998
                                                        ----          ----         ---------
                                                                                  (UNAUDITED)
Operating equipment...............................    $ 56,544      $ 58,216       $ 58,955
Buildings and leasehold improvements..............       4,948         5,796          5,944
Office furniture and equipment....................       4,315         4,758          4,543
Construction in progress..........................       3,180         2,966          4,942
                                                      --------      --------       --------
                                                        68,987        71,736         74,384
Accumulated depreciation and amortization.........     (50,093)      (53,423)       (54,492)
                                                      --------      --------       --------
                                                      $ 18,894      $ 18,313       $ 19,892
                                                      ========      ========       ========

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

5. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                            DECEMBER 31,
                                                        --------------------       MARCH 31,
                                                         1996         1997           1998
                                                         ----         ----         ---------
                                                                                  (UNAUDITED)
Salaries and wages..................................    $ 6,674      $ 6,273        $ 5,889
Pension.............................................      1,218        1,393          1,610
Damage claims.......................................      1,294        1,102          1,226
Workmen's compensation..............................      2,241        2,595          2,799
Deferred condemnation award.........................         --        1,832          1,830
Other...............................................      5,951        6,621          6,890
                                                        -------      -------        -------
                                                        $17,378      $19,816        $20,244
                                                        =======      =======        =======

     In 1997, the Company was granted a cash condemnation award of approximately $1.8 million related to the condemnation of its facilities in Burbank, California. The entire amount, which included awards for the estimated value of the leasehold estate, improvements to the Company's realty, and loss of business goodwill, was deferred and is included in accrued expenses in the accompanying December 31, 1997 balance sheet, pending the final outcome of court hearings concerning the condemnation award. At December 31, 1997, the Company had assets at its Burbank Facility with a net book value of $30, included in property, plant and equipment.

6. INCOME TAXES

     The Company files a consolidated federal and various state income tax returns with the Parent and other eligible subsidiaries of the Parent. A verbal intercompany tax agreement requires the Company to pay the Parent an amount which approximates the income tax it would pay if it were filing separate consolidated income tax returns. In addition, the Parent credits the Company for an allocated portion of the state tax savings which the Parent and its subsidiaries realize upon filing combined or consolidated income tax returns in certain states. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company has accounted for federal and state income taxes as if the Company was filing unconsolidated federal and state income tax returns.

     The income before provision for income taxes consisted of the following:

                                                                               THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,              MARCH 31,
                                           ------------------------------      ------------------
                                            1995        1996        1997        1997        1998
                                            ----        ----        ----        ----        ----
                                                                                  (UNAUDITED)
United States..........................    $4,893      $4,954      $7,910      $2,055      $1,239
Non-U.S................................     2,687       1,698       1,724         459         418
                                           ------      ------      ------      ------      ------
                                           $7,580      $6,652      $9,634      $2,514      $1,657
                                           ======      ======      ======      ======      ======

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     The provision (benefit) for income taxes is summarized as follows:

                                                                               THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,              MARCH 31,
                                           ------------------------------      ------------------
                                            1995        1996        1997        1997        1998
                                            ----        ----        ----        ----        ----
                                                                                  (UNAUDITED)
Current:
  U.S. Federal.........................    $  638      $1,699      $2,737      $  471      $  276
  State................................        69         224         478          94          56
  Non-U.S..............................       808         614         523         187         152
                                           ------      ------      ------      ------      ------
                                            1,515       2,537       3,738         752         484
                                           ------      ------      ------      ------      ------
Deferred:
  U.S. Federal.........................     1,022         (89)       (120)        216         138
  State................................       109         (11)        (14)         26          12
  Non-U.S..............................       (83)         (4)         (2)        (60)        (19)
                                           ------      ------      ------      ------      ------
                                            1,048        (104)       (136)        182         131
                                           ------      ------      ------      ------      ------
                                           $2,563      $2,433      $3,602      $  934      $  615
                                           ======      ======      ======      ======      ======

     Significant components of the Company's deferred income taxes are as follows:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                                     MARCH 31,
                                                                 1996      1997         1998
                                                                ------    ------    ------------
                                                                                    (UNAUDITED)
Allowance for doubtful accounts.............................    $  421    $  197       $  238
Interest on deferred compensation...........................       269       290          294
Worker's compensation insurance.............................       784       908          873
Accrued post-retirement benefits............................       176       253          219
Accrued medical and life insurance..........................       302       271          223
Damage claims and other insurance liabilities...............       530       458          492
Deferred condemnation award.................................         -       641          641
Other.......................................................       756       357          264
                                                                ------    ------       ------
Deferred income tax asset...................................    $3,238    $3,375       $3,244
                                                                ======    ======       ======

     A reconciliation of income taxes to the U.S. statutory rate of 34% is as follows:

                                                                                         THREE MONTHS
                                                                                            ENDED
                                                            YEAR ENDED DECEMBER 31,       MARCH 31,
                                                           --------------------------    ------------
                                                            1995      1996      1997     1997    1998
                                                           ------    ------    ------    ----    ----
                                                                                         (UNAUDITED)
Income taxes at U.S. statutory rate....................    $2,577    $2,262    $3,276    $855    $563
State income taxes.....................................       131       141       306      79      38
Permanent items........................................        89        57        43      10      12
Effect of non-U.S. operations..........................      (234)      (27)      (23)    (10)      2
                                                           ------    ------    ------    ----    ----
                                                           $2,563    $2,433    $3,602    $934    $615
                                                           ======    ======    ======    ====    ====

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

7. COMMITMENTS

     The Company leases operating facilities and office space pursuant to various operating leases. The aggregate minimal rental payments under all operating leases with initial terms of one year or more at December 31, 1997 are as follows:

1998........................................................    $  776
1999........................................................       315
2000........................................................       275
2001........................................................       268
2002........................................................       212
Thereafter..................................................       830
                                                                ------
                                                                $2,676
                                                                ======

     Total rent expense for all operating leases amounted to $2,591, $2,516 and $2,491 for the years ended December 31, 1995, 1996 and 1997, respectively, and $752 and $754 for the three months ended March 31, 1997 and 1998, respectively.

8. LITIGATION

     The Company is engaged in litigation arising in the normal course of business. Management believes that the outcome of such litigation will not have a material adverse effect on the Company's financial position or its results of operations.

9. EMPLOYEE BENEFIT PLANS

     The Company sponsors three non-contributory defined benefit pension plans. Two of the plans cover management, supervisory, administrative and non-union hourly employees. The third plan covers union employees at the Company's Miami International Airport operations. These plans cover approximately 40% of the Company's employees. With the exception of the third plan, no other union employees are covered under a pension program. These plans provide benefits based on the employees' tenure and qualifying average compensation. The plans were funded by the Parent. The Parent's funding policies provide that payments to defined benefit pension trusts be at least equal to the minimum funding required by applicable regulations.

     The assumptions used in the calculation of the actuarial present value of the projected benefit obligation and expected long-term return on plan assets consisted of the following:

                                                                      DECEMBER 31,
                                                                ------------------------
                                                                1995      1996      1997
                                                                ----      ----      ----
Weighted average discount rate..............................    8.0%      8.0%      7.5%
Rate of increase in compensation levels.....................    5.0       5.0       4.5
Expected long-term return on plan assets....................    9.5       9.5       9.5

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     The following table sets forth the funded status and pension liability recognized in the combined balance sheets:

                                                                   DECEMBER 31,
                                                                -------------------
                                                                 1996        1997
                                                                 ----        ----
OVERFUNDED PLANS
Actuarial present value of accumulated benefit obligations:
Vested benefit obligations..................................    $5,541      $ 8,269
                                                                ======      =======
Accumulated benefit obligations.............................    $7,757      $ 9,275
                                                                ======      =======
Projected benefit obligations...............................    $9,959      $11,542
Plan assets allocated by Parent at fair value...............     7,869       10,142
                                                                ------      -------
Projected benefit obligations in excess of plan assets......     2,090        1,400
Unrecognized transition assets..............................        20           15
Unrecognized prior service costs............................      (367)        (333)
Unrecognized net losses.....................................      (844)        (174)
                                                                ------      -------
Accrued pension costs.......................................    $  899      $   908
                                                                ======      =======
UNDERFUNDED AND UNFUNDED PLANS
Actuarial present value of accumulated benefit obligations:
Vested benefit obligations..................................    $  253      $   336
                                                                ======      =======
Accumulated benefit obligations.............................    $  268      $   362
                                                                ======      =======
Projected benefit obligations...............................    $  485      $   486
Unrecognized prior service costs............................      (409)        (209)
Unrecognized net gains......................................        --           19
Additional minimum liability................................       192           67
                                                                ------      -------
Accrued pension costs.......................................    $  268      $   363
                                                                ======      =======

     The Company also participates in a foreign multi-employer defined benefit pension plan which covers seven of the Company's managers in Europe.

     The following table sets forth the Company's net periodic pension cost:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1995        1996        1997
                                                             ----        ----        ----
Service cost benefits earned during the period..........    $   551      $ 718      $   715
Interest cost on projected benefit obligation...........        609        731          815
Return on plan assets...................................     (1,141)      (780)      (1,765)
Net amortization and deferral...........................        636        270        1,119
                                                            -------      -----      -------
Net pension expense.....................................    $   655      $ 939      $   884
                                                            =======      =====      =======

     The Company also sponsors a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. Subject to certain dollar limits, employees may contribute a percentage of their salaries to the plan and the Company will match a portion of each employee's contribution. This plan is in effect for U.S. based non-union employees only. The expense pertaining to this plan was approximately $137, $300 and $331 for the years ended December 31, 1995, 1996 and 1997, respectively.

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

     The Company provides contributory health care benefits to the retirees and their dependents of two of its entities. The Company has recorded a liability equal to the unfunded accumulated benefit obligation for these benefits as required by the provisions of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions (SFAS No. 106). SFAS No. 106 requires that the cost of these benefits, which are primarily for health care and life insurance, be recognized in the financial statements throughout the employees' active working careers.

     The following table sets forth the financial status of the plan reconciled to amounts recorded in the accompanying combined financial statements:

                                                                 DECEMBER 31,
                                                                --------------
                                                                1996      1997
                                                                ----      ----
Accumulated postretirement benefit obligation:
  Retirees..................................................    $ 59      $ 72
  Fully eligible participants...............................     132       159
  Other active plan participants............................     220       265
                                                                ----      ----
Accumulated postretirement benefit obligation...............     411       496
Unrecognized net gain (loss)................................      23       (76)
                                                                ----      ----
Accrued cost................................................    $434      $420
                                                                ====      ====

     The weighted average discount rate used in determining the accumulated benefit obligation was 8.0% and 7.5% at December 31, 1996 and 1997, respectively. The assumed health care cost trend rate used in measuring the 1996 and 1997 accumulated postretirement benefit obligation was 11% and 10%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees below age 65, and 8.0% and 7.5%, respectively, gradually declining to 5% by the year 2002 and remaining at that level thereafter for retirees above age 65.

     Because the benefits are capped, a one-percentage point increase in the assumed health care cost trend rate would not increase the accumulated postretirement benefit obligation as of December 31, 1997, or related annual expense.

     The components of net periodic postretirement benefit cost consisted of the following:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                1995    1996    1997
                                                                ----    ----    ----
Service cost benefits earned during the period..............    $20     $28     $30
Interest cost on accumulated benefit obligation.............     24      29      33
Net amortization and deferral...............................     --      (5)     (3)
                                                                ---     ---     ---
Net postretirement expense..................................    $44     $52     $60
                                                                ===     ===     ===

10. SIGNIFICANT CUSTOMERS

     One of the Company's customers accounted for 17.6%, 20.2% and 17.5% of the Company's revenues for the years ended December 31, 1995, 1996 and 1997, respectively, and 18.8% and 15.2% for the three months ended March 31, 1997 and 1998, respectively. Another customer accounted for 14.3%, 14.1% and 14.1% of the Company's revenues for the years ended December 31, 1995, 1996 and 1997, respectively, and 12.9% and 13.3% for the three months ended March 31, 1997 and 1998, respectively.

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

11. GEOGRAPHIC AREA INFORMATION

     The following table includes selected financial information pertaining to the Company's geographic operations:

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                            1995        1996        1997
                                                            ----        ----        ----
Revenues:
  United States.......................................    $ 93,730    $102,995    $ 98,853
  United Kingdom......................................      14,894      15,897      16,792
  Freeport, Bahamas...................................       3,034       2,682       3,680
                                                          --------    --------    --------
                                                          $111,658    $121,574    $119,325
                                                          ========    ========    ========
Operating income:
  United States.......................................    $  4,936    $  5,399    $  8,307
  United Kingdom......................................       2,043       1,623       1,572
  Germany.............................................         (23)         (2)        (45)
  Freeport, Bahamas...................................         355         (60)        190
                                                          --------    --------    --------
                                                          $  7,311    $  6,960    $ 10,024
                                                          ========    ========    ========

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1996       1997
                                                                 ----       ----
Identifiable assets:
  United States.............................................    $34,452    $36,423
  United Kingdom............................................      3,852      5,339
  Germany...................................................         73        250
  Freeport, Bahamas.........................................      1,368      1,207
  Eliminations..............................................     (1,143)    (1,289)
                                                                -------    -------
                                                                $38,602    $41,930
                                                                =======    =======

12. SUBSEQUENT EVENT

     On April 1, 1998, the Parent sold the Company for approximately $95 million, subject to adjustment, to Aircraft Service International Group, Inc. ("ASIG"), pursuant to a share purchase agreement (the "Share Purchase Agreement"). In accordance with the Share Purchase Agreement, certain assets and liabilities of the Company were retained by the Parent.

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS

     In connection with the acquisition of the Company as discussed in Note 12, ASIG is planning to offer $80 million in aggregate principal amount of Senior Notes due 2005 (the "Notes"). The Notes would be guaranteed on a senior unsecured basis, jointly and severally, by each of ASIG's domestic subsidiaries (the "Guarantors"). The Guarantors would include Aircraft Services International, Inc., Dispatch Services, Inc., and Florida Aviation Fueling Co. The condensed combined financial statements of the Guarantors should be read in connection with the combined financial statements of the Company. Separate financial statements of the Guarantors are not presented because the Guarantors are to be jointly, severally and unconditionally liable under the guarantees, and the Company believes the condensed combining financial statements presented are more meaningful in understanding the financial position and results of operations of the Guarantors.

                             COMBINED BALANCE SHEET

                                                                      DECEMBER 31, 1997
                                                 ------------------------------------------------------------
                                                                                    COMBINATION
                                                  GUARANTOR      NON-GUARANTOR    AND ELIMINATION    COMBINED
                                                 SUBSIDIARIES    SUBSIDIARIES         ENTRIES         TOTAL
                                                 ------------    -------------    ---------------    --------
                                                   ASSETS
Current assets:
  Cash.......................................      $    --          $  550            $  (550)       $    --
  Accounts receivable, net...................        5,858           1,283                             7,141
  Due from Parent............................        5,691           1,829                             7,520
  Prepaid expenses...........................          390              55                               445
  Spare parts and supplies...................        2,116              34                             2,150
  Deferred income taxes......................        1,108              --                             1,108
                                                   -------          ------            -------        -------
          Total current assets...............       15,163           3,751               (550)        18,364
Property, plant and equipment, net...........       15,735           2,578                            18,313
Due from (to) affiliates.....................          713              --               (713)            --
Goodwill, net................................        1,968             198                             2,166
Deferred income taxes........................        2,242              25                             2,267
Investments in and advances to joint
  venture....................................           --             235                               235
Other assets.................................          602               9                (26)           585
                                                   -------          ------            -------        -------
          Total assets.......................      $36,423          $6,796            $(1,289)       $41,930
                                                   =======          ======            =======        =======

                                       LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Accounts payable...........................      $ 3,916          $  728            $  (550)       $ 4,094
  Due from (to) affiliates...................           --             713               (713)            --
  Accrued expenses...........................       16,275           3,541                            19,816
  Customer deposits..........................        2,762             610                             3,372
  Current portion of notes payable...........           91              --                                91
                                                   -------          ------            -------        -------
          Total current liabilities..........       23,044           5,592             (1,263)        27,373
Combined equity:
  Common stock...............................            5             928                (26)           907
  Paid-in capital............................          441           1,144                             1,585
  Cumulative translation adjustment..........           --              (5)                               (5)
  Retained earnings (deficit)................       12,933            (863)                           12,070
                                                   -------          ------            -------        -------
          Total combined equity..............       13,379           1,204                (26)        14,557
                                                   -------          ------            -------        -------
          Total liabilities and combined
            equity...........................      $36,423          $6,796            $(1,289)       $41,930
                                                   =======          ======            =======        =======

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                             COMBINED BALANCE SHEET

                                                                      DECEMBER 31, 1996
                                                 ------------------------------------------------------------
                                                                                    COMBINATION
                                                  GUARANTOR      NON-GUARANTOR    AND ELIMINATION    COMBINED
                                                 SUBSIDIARIES    SUBSIDIARIES         ENTRIES         TOTAL
                                                 ------------    -------------    ---------------    --------
                                                   ASSETS
Current assets:
  Cash.......................................      $    --          $1,174            $  (983)       $   191
  Accounts receivable, net...................        8,021           1,214                             9,235
  Due from Parent............................        1,002             451                             1,453
  Prepaid expenses...........................          581              25                               606
  Spare parts and supplies...................        2,047              32                             2,079
  Deferred income taxes......................          871                                               871
                                                   -------          ------            -------        -------
          Total current assets...............       12,522           2,896               (983)        14,435
Property, plant and equipment, net...........       16,808           2,086                            18,894
Due from (to) affiliates.....................           98              29               (127)            --
Goodwill, net................................        2,024             219                             2,243
Deferred income taxes........................        2,343              24                             2,367
Investments in and advances to joint
  venture....................................           --              15                                15
Other assets.................................          657              24                (33)           648
                                                   -------          ------            -------        -------
          Total assets.......................      $34,452          $5,293            $(1,143)       $38,602
                                                   =======          ======            =======        =======

                                       LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Accounts payable...........................      $ 3,221          $  469            $  (983)       $ 2,707
  Due from (to) affiliates...................           29              98               (127)            --
  Accrued expenses...........................       14,503           2,875                            17,378
  Customer deposits..........................        2,803             108                             2,911
  Current portion of notes payable...........           82              --                                82
                                                   -------          ------            -------        -------
          Total current liabilities..........       20,638           3,550             (1,110)        23,078
Notes payable................................           91              --                                91
Combined equity:
  Common stock...............................            5             935                (33)           907
  Paid-in capital............................          441           1,144                             1,585
  Cumulative translation adjustment..........           --              22                                22
  Retained earnings (deficit)................       13,277            (358)                           12,919
                                                   -------          ------            -------        -------
          Total combined equity..............       13,723           1,743                (33)        15,433
                                                   -------          ------            -------        -------
          Total liabilities and combined
            equity...........................      $34,452          $5,293            $(1,143)       $38,602
                                                   =======          ======            =======        =======

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                          COMBINED STATEMENT OF INCOME

                                                               YEAR ENDED DECEMBER 31, 1997
                                                         -----------------------------------------
                                                          GUARANTOR      NON-GUARANTOR    COMBINED
                                                         SUBSIDIARIES    SUBSIDIARIES      TOTAL
                                                         ------------    -------------    --------
Revenues...............................................    $98,853          $20,472       $119,325
Cost and expenses:
  Operating expenses...................................     81,058           17,132         98,190
  Selling, general and administrative..................      5,464            1,043          6,507
  Depreciation and amortization........................      4,024              580          4,604
                                                           -------          -------       --------
          Total cost and expenses......................     90,546           18,755        109,301
                                                           -------          -------       --------
Operating income.......................................      8,307            1,717         10,024
                                                           -------          -------       --------
Other income (expense), net............................         56             (127)           (71)
Interest income........................................        216              134            350
Interest and other financial expense...................       (669)              --           (669)
                                                           -------          -------       --------
Income before income taxes.............................      7,910            1,724          9,634
Income taxes...........................................      3,081              521          3,602
                                                           -------          -------       --------
Net income.............................................    $ 4,829          $ 1,203       $  6,032
                                                           =======          =======       ========

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                          COMBINED STATEMENT OF INCOME

                                                               YEAR ENDED DECEMBER 31, 1996
                                                         -----------------------------------------
                                                          GUARANTOR      NON-GUARANTOR    COMBINED
                                                         SUBSIDIARIES    SUBSIDIARIES      TOTAL
                                                         ------------    -------------    --------
Revenues...............................................    $102,995         $18,579       $121,574
  Cost and expenses:
  Operating expenses...................................      87,274          15,661        102,935
  Selling, general and administrative..................       6,371             888          7,259
  Depreciation and amortization........................       3,951             469          4,420
                                                           --------         -------       --------
          Total cost and expenses......................      97,596          17,018        114,614
                                                           --------         -------       --------
Operating income.......................................       5,399           1,561          6,960
                                                           --------         -------       --------
Other income (expense), net............................         (41)             (4)           (45)
Interest income........................................         202             141            343
Interest and other financial expense...................        (606)             --           (606)
                                                           --------         -------       --------
Income before income taxes.............................       4,954           1,698          6,652
Income taxes...........................................       1,823             610          2,433
                                                           --------         -------       --------
Net income.............................................    $  3,131         $ 1,088       $  4,219
                                                           ========         =======       ========

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                          COMBINED STATEMENT OF INCOME

                                                               YEAR ENDED DECEMBER 31, 1995
                                                         -----------------------------------------
                                                          GUARANTOR      NON-GUARANTOR    COMBINED
                                                         SUBSIDIARIES    SUBSIDIARIES      TOTAL
                                                         ------------    -------------    --------
Revenues...............................................    $93,730          $17,928       $111,658
Cost and expenses:
  Operating expenses...................................     79,272           14,268         93,540
  Selling, general and administrative..................      5,698              769          6,467
  Depreciation and amortization........................      3,824              516          4,340
                                                           -------          -------       --------
          Total cost and expenses......................     88,794           15,553        104,347
                                                           -------          -------       --------
Operating income.......................................      4,936            2,375          7,311
                                                           -------          -------       --------
Other income (expense), net............................         50               (3)            47
Interest income........................................        527              315            842
Interest and other financial expense...................       (620)              --           (620)
                                                           -------          -------       --------
Income before income taxes.............................      4,893            2,687          7,580
Income taxes...........................................      1,838              725          2,563
                                                           -------          -------       --------
Net income.............................................    $ 3,055          $ 1,962       $  5,017
                                                           =======          =======       ========

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                        COMBINED STATEMENT OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31, 1997
                                             ------------------------------------------------------------------
                                                                                COMBINATION
                                              GUARANTOR      NON-GUARANTOR    AND ELIMINATION
                                             SUBSIDIARIES    SUBSIDIARIES         ENTRIES        COMBINED TOTAL
                                             ------------    -------------    ---------------    --------------
OPERATING ACTIVITIES
Net income...............................      $ 4,829          $ 1,203                             $  6,032
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
     Depreciation and amortization.......        4,005              599                                4,604
     Deferred income taxes...............         (135)              (1)                                (136)
     Equity loss in joint venture........            -              133                                  133
     Changes in operating assets and
       liabilities:
          Accounts receivable............        2,163              (96)                               2,067
          Due from (to) affiliates.......         (644)             644                                   --
          Prepaid expenses...............          191              (30)                                 161
          Spare parts and supplies.......          (69)              (2)                                 (71)
          Other assets...................           55                8                                   63
          Accounts payable...............          695              259            $ 433               1,387
          Accrued expenses...............        1,772              666                                2,438
          Customer deposits..............          (41)             502                                  461
                                               -------          -------            -----            --------
Net cash provided by operating
  activities.............................       12,821            3,885              433              17,139
INVESTING ACTIVITIES
Purchases of property, plant and
  equipment..............................       (2,877)          (1,070)                              (3,947)
Advances to joint venture................           --             (353)                                (353)
                                               -------          -------            -----            --------
Net cash used in investing activities....       (2,877)          (1,423)                              (4,300)
FINANCING ACTIVITIES
Payments on notes payable................          (82)              --                                  (82)
Advances from (to) Parent, net...........       (4,689)          (1,378)                              (6,067)
Dividends................................       (5,173)          (1,708)                              (6,881)
                                               -------          -------            -----            --------
Net cash used in financing activities....       (9,944)          (3,086)                             (13,030)
                                               -------          -------            -----            --------
Net increase (decrease) in cash..........           --             (624)             433                (191)
Cash at beginning of year................           --            1,174             (983)                191
                                               -------          -------            -----            --------
Cash at end of year......................      $    --          $   550            $(550)           $     --
                                               =======          =======            =====            ========

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                        COMBINED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31, 1996
                                                 ------------------------------------------------------------
                                                                                    COMBINATION
                                                  GUARANTOR      NON-GUARANTOR    AND ELIMINATION    COMBINED
                                                 SUBSIDIARIES    SUBSIDIARIES         ENTRIES         TOTAL
                                                 ------------    -------------    ---------------    --------
OPERATING ACTIVITIES
Net income...................................      $ 3,131          $ 1,088                          $ 4,219
Adjustments to reconcile net income to net
  cash provided by operating activities:
     Depreciation and amortization...........        3,951              469                            4,420
     Deferred income taxes...................         (102)              (2)                            (104)
     Equity loss in joint venture............           --                3                                3
     Changes in operating assets and
       liabilities:
       Accounts receivable...................        1,598              (18)                           1,580
       Due from (to) affiliates..............          399             (399)                              --
       Prepaid expenses......................         (328)              (9)                            (337)
       Spare parts and supplies..............         (293)             (11)                            (304)
       Other assets..........................          (80)             (11)                             (91)
       Accounts payable......................         (673)             111            $(304)           (866)
       Accrued expenses......................         (664)             (98)                            (762)
       Customer deposits.....................         (593)              (4)                            (597)
                                                   -------          -------            -----         -------
Net cash provided by operating activities....        6,346            1,119             (304)          7,161
INVESTING ACTIVITIES
Purchases of property, plant and equipment...       (8,500)            (561)                          (9,061)
Net cash used in investing activities........       (8,500)            (561)                          (9,061)
FINANCING ACTIVITIES
Payments on notes payable....................          (74)              --                              (74)
Advances from (to) Parent, net...............        7,130            1,691                            8,821
Dividends....................................       (4,902)          (1,754)                          (6,656)
                                                   -------          -------            -----         -------
Net cash provided by (used in) financing
  activities.................................        2,154              (63)                           2,091
                                                   -------          -------            -----         -------
Net increase (decrease) in cash..............           --              495             (304)            191
Cash at beginning of year....................           --              679             (679)             --
                                                   -------          -------            -----         -------
Cash at end of year..........................      $    --          $ 1,174            $(983)        $   191
                                                   =======          =======            =====         =======

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                        COMBINED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31, 1995
                                              ------------------------------------------------------------------
                                                                                     COMBINATION
                                               GUARANTOR        NON-GUARANTOR      AND ELIMINATION      COMBINED
                                              SUBSIDIARIES      SUBSIDIARIES           ENTRIES           TOTAL
                                              ------------      -------------      ---------------      --------
                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net income................................      $  3,055          $  1,962                              $ 5,017
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization...........         4,034               306                                4,340
  Deferred income taxes...................         1,134               (86)                               1,048
  Equity loss in joint venture............            --                --                                   --
  Changes in operating assets and
     liabilities:
     Accounts receivable..................        (1,573)             (741)                              (2,314)
     Due from (to) affiliates.............         1,463            (1,463)                                  --
     Prepaid expenses.....................            36               (97)                                 (61)
     Spare parts and supplies.............          (392)                7                                 (385)
     Other assets.........................          (127)                9                                 (118)
     Accounts payable.....................        (1,472)             (259)             $(679)           (2,410)
     Accrued expenses.....................          (852)              522                                 (330)
     Customer deposits....................           244                29                                  273
                                                --------          --------              -----           -------
Net cash provided by operating
  activities..............................         5,550               189               (679)            5,060
INVESTING ACTIVITIES
Purchases of property, plant and
  equipment...............................        (4,101)             (301)                              (4,402)
                                                --------          --------              -----           -------
Net cash used in investing activities.....        (4,101)             (301)                              (4,402)
FINANCING ACTIVITIES
Payments on notes payable.................           (67)               --                                  (67)
Advances from (to) Parent, net............         4,024             2,234                                6,258
Dividends.................................        (4,881)           (2,116)                              (6,997)
                                                --------          --------              -----           -------
Net cash provided by (used in) financing
  activities..............................          (924)              118                                 (806)
                                                --------          --------              -----           -------
Net increase (decrease) in cash...........           525                 6               (679)             (148)
Cash at beginning of year.................          (525)              673                 --               148
                                                --------          --------              -----           -------
Cash at end of year.......................      $     --          $    679              $(679)          $    --
                                                ========          ========              =====           =======

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                             COMBINED BALANCE SHEET

                                                                    MARCH 31, 1998
                                               ---------------------------------------------------------
                                                                                COMBINATION
                                                GUARANTOR     NON-GUARANTOR   AND ELIMINATION   COMBINED
                                               SUBSIDIARIES   SUBSIDIARIES        ENTRIES        TOTAL
                                               ------------   -------------   ---------------   --------
                                                 ASSETS
Current assets:
  Cash.......................................    $    --         $  293           $  (293)      $    --
  Accounts receivable, net...................     16,436            873                          17,309
  Due from Parent............................         --          1,565            (1,565)           --
  Prepaid expenses...........................        262             23                             285
  Spare parts and supplies...................      2,127             41                           2,168
  Deferred income taxes......................      1,126             --                           1,126
                                                 -------         ------           -------       -------
          Total current assets...............     19,951          2,795            (1,858)       20,888
Property, plant and equipment, net...........     17,071          2,821                          19,892
Due from (to) affiliates.....................        410             --              (410)           --
Goodwill, net................................      1,942            193                           2,135
Deferred income taxes........................      2,074             44                           2,118
Investments in and advances to joint
  venture....................................         --            151                             151
Other assets.................................        430              4               (21)          413
                                                 -------         ------           -------       -------
          Total assets.......................    $41,878         $6,008           $(2,289)      $45,597
                                                 =======         ======           =======       =======

                                    LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Accounts payable...........................    $ 4,180         $  679           $  (293)      $ 4,566
  Due from (to) affiliates...................         --            410              (410)           --
  Accrued expenses...........................     17,013          3,231                          20,244
  Customer deposits..........................      2,376             57                           2,433
  Due to Parent..............................      4,239             --            (1,565)        2,674
  Current portion of notes payable...........         91             --                              91
                                                 -------         ------           -------       -------
          Total current liabilities..........     27,899          4,377            (2,268)       30,008
Combined equity:
  Common stock...............................         --            928               (21)          907
  Paid-in capital............................        441          1,144                           1,585
  Cumulative translation adjustment..........         --             (2)                             (2)
  Retained earnings (deficit)................     13,538           (439)                         13,099
                                                 -------         ------           -------       -------
          Total combined equity..............     13,979          1,631               (21)       15,589
                                                 -------         ------           -------       -------
          Total liabilities and combined
            equity...........................    $41,878         $6,008           $(2,289)      $45,597
                                                 =======         ======           =======       =======

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                          COMBINED STATEMENT OF INCOME

                                                                   THREE MONTHS ENDED MARCH 31, 1998
                                                               -----------------------------------------
                                                                GUARANTOR      NON-GUARANTOR    COMBINED
                                                               SUBSIDIARIES    SUBSIDIARIES      TOTAL
                                                               ------------    -------------    --------
Revenues...................................................      $25,846          $5,189        $31,035
Cost and expenses:
  Operating expenses.......................................       22,134           4,186         26,320
  Selling, general and administrative......................        1,397             357          1,754
  Depreciation and amortization............................          954             200          1,154
                                                                 -------          ------        -------
          Total cost and expenses..........................       24,485           4,743         29,228
                                                                 -------          ------        -------
Operating income...........................................        1,361             446          1,807
Other income (expense), net................................           (4)            (53)           (57)
Interest income............................................           51              26             77
Interest and other financial expense.......................         (170)             --           (170)
                                                                 -------          ------        -------
Income before income taxes.................................        1,238             419          1,657
Income taxes...............................................          482             133            615
                                                                 -------          ------        -------
Net income.................................................      $   756          $  286        $ 1,042
                                                                 =======          ======        =======

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                          COMBINED STATEMENT OF INCOME

                                                                   THREE MONTHS ENDED MARCH 31, 1997
                                                               -----------------------------------------
                                                                GUARANTOR      NON-GUARANTOR    COMBINED
                                                               SUBSIDIARIES    SUBSIDIARIES      TOTAL
                                                               ------------    -------------    --------
Revenues...................................................      $25,366          $4,450        $29,816
Cost and expenses:
  Operating expenses.......................................       20,339           3,634         23,973
  Selling, general and administrative......................        1,767             297          2,064
  Depreciation and amortization............................        1,055             117          1,172
                                                                 -------          ------        -------
          Total cost and expenses..........................       23,161           4,048         27,209
                                                                 -------          ------        -------
Operating income...........................................        2,205             402          2,607
Other income (expense), net................................           31               4             35
Interest income............................................           22              15             37
Interest and other financial expense.......................         (165)             --           (165)
                                                                 -------          ------        -------
Income before income taxes.................................        2,093             421          2,514
Income taxes...............................................          807             127            934
                                                                 -------          ------        -------
Net income.................................................      $ 1,286          $  294        $ 1,580
                                                                 =======          ======        =======

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                        COMBINED STATEMENT OF CASH FLOWS

                                                              THREE MONTHS ENDED MARCH 31, 1998
                                                 ------------------------------------------------------------
                                                                                    COMBINATION
                                                  GUARANTOR      NON-GUARANTOR    AND ELIMINATION    COMBINED
                                                 SUBSIDIARIES    SUBSIDIARIES         ENTRIES         TOTAL
                                                 ------------    -------------    ---------------    --------
OPERATING ACTIVITIES
Net income...................................      $   756           $ 286                           $ 1,042
Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
     Depreciation and amortization...........          954             200                             1,154
     Deferred income taxes...................          150             (19)                              131
     Equity loss in joint venture............           --              84                                84
     Changes in operating assets and
       liabilities:
       Accounts receivable...................        2,226             409                             2,635
       Due from (to) affiliates..............          303            (303)                               --
       Prepaid expenses......................          128              32                               160
       Spare parts and supplies..............          (11)             (7)                              (18)
       Other assets..........................          167               5                               172
       Accounts payable......................          264             (49)            $ 257             472
       Accrued expenses......................          596            (168)                              428
       Customer deposits.....................         (386)           (553)                             (939)
                                                   -------           -----             -----         -------
Net cash provided by (used in) by operating
  activities.................................        5,147             (83)              257           5,321
INVESTING ACTIVITIES
Purchases of property, plant and equipment...       (2,264)           (438)                           (2,702)
                                                   -------           -----             -----         -------
Net cash used in investing activities........       (2,264)           (438)                           (2,702)
FINANCING ACTIVITIES
Advances from (to) Parent, net...............       (2,870)            264                            (2,606)
Dividends....................................          (13)             --                               (13)
                                                   -------           -----             -----         -------
Net cash provided by (used in) financing
  activities.................................       (2,883)            264                            (2,619)
                                                   -------           -----             -----         -------
Net increase (decrease) in cash..............           --            (257)              257              --
Cash at beginning of period..................           --             550              (550)             --
                                                   -------           -----             -----         -------
Cash at end of period........................      $    --           $ 293             $(293)        $    --
                                                   =======           =====             =====         =======

                      AIRCRAFT SERVICE INTERNATIONAL GROUP

(ALL DOLLAR AMOUNTS ARE IN THOUSANDS; INFORMATION PERTAINING TO THE THREE MONTHS
                  ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

13. SUPPLEMENTAL GUARANTOR CONDENSED COMBINING FINANCIAL STATEMENTS --
(CONTINUED)

                        COMBINED STATEMENT OF CASH FLOWS

                                                              THREE MONTHS ENDED MARCH 31, 1997
                                                 ------------------------------------------------------------
                                                                                    COMBINATION
                                                  GUARANTOR      NON-GUARANTOR    AND ELIMINATION    COMBINED
                                                 SUBSIDIARIES    SUBSIDIARIES         ENTRIES         TOTAL
                                                 ------------    -------------    ---------------    --------
OPERATING ACTIVITIES
Net income...................................      $  1,286          $ 294                           $ 1,580
Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
     Depreciation and amortization...........         1,055            117                             1,172
     Deferred income taxes...................           241            (59)                              182
     Changes in operating assets and
       liabilities:
       Accounts receivable...................         2,555            675                             3,230
       Due from (to) affiliates..............          (175)           175                                --
       Prepaid expenses......................           194             17                               211
       Spare parts and supplies..............            43              5                                48
       Other assets..........................           171             --                               171
       Accounts payable......................          (288)            51             $(49)            (286)
       Accrued expenses......................            (3)          (455)                             (458)
       Customer deposits.....................            77             --                                77
                                                   --------          -----             ----          -------
Net cash provided by (used in) by operating
  activities.................................         5,156            820              (49)           5,927
INVESTING ACTIVITIES
Purchases of property, plant and equipment...        (1,031)            68                              (963)
                                                   --------          -----                           -------
Net cash provided by (used in), investing
  activities.................................        (1,031)            68                              (963)
FINANCING ACTIVITIES
Advances from (to) Parent, net...............        (2,711)            29                            (2,682)
Dividends....................................        (1,414)          (284)                           (1,698)
                                                   --------          -----             ----          -------
Net cash provided by (used in) financing
  activities.................................        (4,125)          (255)                           (4,380)
                                                   --------          -----             ----          -------
Net increase (decrease) in cash..............            --            633              (49)             584
Cash at beginning of period..................            --            191               --              191
                                                   --------          -----             ----          -------
Cash at end of period........................      $     --          $ 824             $(49)         $   775
                                                   ========          =====             ====          =======

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Aircraft Service International Group, Inc.

     We have audited the accompanying balance sheet of Aircraft Service International Group, Inc. as of March 31, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Aircraft Service International Group, Inc. at March 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Greenville, South Carolina
September 16, 1998

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                                 BALANCE SHEET

                                 MARCH 31, 1998

ASSETS
Cash........................................................    $100
                                                                ====
STOCKHOLDER'S EQUITY
Common stock, $0.01 par value -- authorized 1,000 shares,
  issued and outstanding 100 shares.........................    $  1
Additional paid-in capital..................................      99
                                                                ----
Total stockholder's equity..................................    $100
                                                                ====

                             See accompanying note.

                   AIRCRAFT SERVICE INTERNATIONAL GROUP, INC.

                             NOTE TO BALANCE SHEET

                                 MARCH 31, 1998

1.  BASIS OF PRESENTATION

     Aircraft Service International Group, Inc. (the "Company") was incorporated on March 24, 1998 for the purpose of acquiring beneficial ownership and control of all the outstanding capital stock or other equity interests in Aircraft Service International, Inc., Dispatch Services, Inc., Florida Aviation Fueling Co., Bahamas Airport Service, Inc., Freeport Flight Services, Inc., Aircraft Service, Ltd., ASII Holding GmbH, and ASII Aircraft Service Canada Ltd. (collectively the "ASIG business" or "Predecessor") from Viad Corp ("Viad") and Viad Service Companies, Limited as of April 1, 1998 pursuant to a share purchase agreement (the "Acquisition"). Prior to the Acquisition by the Company, the ASIG business was operated under the divisional name of Aircraft Services International Group. The Company is 100% owned by Ranger Aerospace Corporation. Prior to April 1, 1998, the Company had no operations.

     The purchase price of the Acquisition was $95 million in cash, plus fees and expenses of approximately $4.1 million. The purchase price is subject to a purchase price adjustment in favor of the Company for any shortfall in the net asset value, net working capital or required cash (as such terms are defined in the "Share Purchase Agreement") of the ASIG business from the levels represented at the closing of the Acquisition. The purchase price is also subject to adjustment in favor of Viad in an amount equal to the amount of cash in the ASIG business at the closing of the Acquisition in excess of the required cash.

     The Acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on appraisals and other estimates of their underlying fair values. The allocation of the purchase price is preliminary pending finalization of appraisals and other estimates. The excess of the purchase price over the fair value of net assets acquired of approximately $48.0 million is classified as goodwill and other intangibles and is generally being amortized over 20 years.

     The following is a summary of the purchase price allocation:

Net working capital, including cash of $6,513,000...........    $ 3,879,000
Property, plant and equipment...............................     44,208,000
Other assets................................................      3,056,000
Intangibles.................................................     47,957,000
                                                                -----------
                                                                $99,100,000
                                                                ===========

     The purchase price was funded as follows:

Sale of 100 shares of common stock, $0.01 per value, to
  Ranger Aerospace Corporation..............................    $24,100,000
Borrowings under Senior Increasing Rate Notes...............     75,000,000
                                                                -----------
                                                                $99,100,000
                                                                ===========

BUSINESS

     The Company and it subsidiaries provide aviation fueling services, aircraft ground services and other aviation services at various airports in the United States, Europe and the Bahamas.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................     i
Prospectus Summary.....................     1
Risk Factors...........................    13
The Acquisition........................    22
Use of Proceeds........................    23
Capitalization.........................    23
Unaudited Pro Forma Financial Data.....    24
Selected Historical Financial Data.....    29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    31
Business...............................    39
Management.............................    51
Description of Capital Stock...........    55
Security Ownership of Certain
  Beneficial Owners and Management.....    56
Certain Transactions...................    57
Description of Senior Credit
  Facility.............................    62
The Exchange Offer.....................    63
Description of the Notes...............    72
Material Federal Income Tax
  Considerations.......................   101
Plan of Distribution...................   106
Legal Matters..........................   107
Experts................................   107
Index to Financial Statements..........   F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $80,000,000
                                AIRCRAFT SERVICE
                           INTERNATIONAL GROUP, INC.
                         OFFER TO EXCHANGE ITS SERIES B
                           11% SENIOR NOTES DUE 2005
                       FOR ANY AND ALL OF ITS OUTSTANDING
                           11% SENIOR NOTES DUE 2005
                               -----------------
                                   PROSPECTUS
                               -----------------
                                JANUARY 14, 1999

------------------------------------------------------
------------------------------------------------------